Exhibit 10.3

LOAN AGREEMENT

Dated as of July 15, 2011

among

GREAT WOLF LODGE OF THE CAROLINAS, LLC,

as Borrower,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Lender,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Lender,

DEUTSCHE BANK SECURITIES INC.,

as Syndication Agent,

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Agent for the Lenders

i

v

Exhibits and Schedules

Exhibit A:	The Land
Exhibit B:	Form of Account Agreement
Exhibit C:	Applicable Lending Office
Exhibit D:	Form of Credit Card Servicer Agreement
Exhibit E-1:	Engineering Report
Exhibit E-2:	Environmental Report
Exhibit F:	Form of FF&E Disbursement Request
Exhibit G:	Definition of Special Purpose Entity
Exhibit H:	Agent Wiring Instructions
Exhibit I-1	2011 Operating Budget
Exhibit I-2	2011 FF&E/Capital Budget

Schedule 2.6(a):	Form of Interest Rate Protection Agreement Consent
Schedule 5.5:	Schedule of Disclosed Litigation
Schedule 5.11:	Schedule of Accounts
Schedule 7.11:	Schedule of Insurance Policies and Requirements
Schedule 9.5:	Form of Assignment and Acceptance

LOAN AGREEMENT

This LOAN AGREEMENT (this “Loan Agreement”) dated as of July 15, 2011, by and among GREAT WOLF LODGE OF THE CAROLINAS, LLC, a Delaware limited liability company, having an office at c/o Great Wolf Resorts, Inc., 525 Junction Road, Suite 6000 South, Madison, Wisconsin 53717 (“Borrower”), CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a banking corporation organized under the laws of the Republic of France, having an office at 1301 Avenue of the Americas, New York, New York 10019 (“Crédit Agricole”), DEUTSCHE BANK TRUST COMPANY AMERICAS, having an office at NYC 60-1008, 60 Wall Street, 10th Floor, New York, New York 10025 (“Deutsche Bank”; Crédit Agricole, and Deutsche Bank, together with their respective successors and assigns in their capacities as lenders, including any Assignees (as hereinafter defined) hereunder, each a “Lender” and collectively “Lenders”), as Lender, DEUTSCHE BANK SECURITIES INC., having an office at 60 Wall Street, New York, New York 10025, as Syndication Agent, and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a banking corporation organized under the laws of the Republic of France, having an office at 1301 Avenue of the Americas, New York, New York 10019, in its capacity as agent for Lenders (together with its successors and assigns in such capacity as agent for Lenders, “Agent”).

W I T N E S S E T H:

WHEREAS, Borrower is the owner of certain real property located in Concord, North Carolina, which property is more particularly described in Exhibit A attached hereto (the “Land”), together with the improvements now or hereafter located thereon; and

WHEREAS, Borrower wishes to borrow $56,000,000 (the “Loan Amount”) from Lenders in connection with ownership and operation of the Premises (as defined in Section 1.1 hereof) upon the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. For purposes of this Loan Agreement, the following terms shall have the respective meanings set forth in this Article I:

“Account Agreement” means an agreement substantially in the form attached hereto as Exhibit B, or such other form of agreement similar in substance and acceptable to Agent, to be executed and delivered by Borrower, Agent and the bank at which the Account that is the subject of such agreement is held (if other than Agent).

“Accounts” means, collectively, all accounts of Borrower and all accounts of Property Manager held on behalf of or for the benefit of Borrower, including the FF&E Reserve Account, the Tenant Security Account, the Cash Sweep Account and the Collection Account.

“Additional Interest” means all sums payable pursuant to Sections 2.8, 2.9 and 2.11 hereof.

“Affiliate” means, with respect to any specified Person, any other Person:

(a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; or

(b) which, directly or indirectly, beneficially owns or holds ten percent (10%) or more of (x) any class of stock or (y) any other ownership interest in such Person; or

(c) ten percent (10%) or more of the direct or indirect ownership of which is beneficially owned or held by such Person; or

(d) which is a member of the family (as defined in Section 267(c)(4) of the IRC) of such Person or which is a trust or estate, the beneficial owners of which are members of the family (as defined in Section 267(c)(4) of the IRC) of such Person; or

(e) which directly or indirectly is a general partner, controlling shareholder or managing member of such Person.

For purposes of this definition, (i) the term “control” (and its correlative meanings) means the possession, directly or indirectly, of the power to direct or cause the direction of the day-to-day or strategic management and policies of a Person, whether through the ownership of stock, by contract or otherwise, and (ii) Borrower, Borrower Member and each Guarantor shall be deemed to be Affiliates of Borrower and each other.

“Agent” has the meaning set forth in the first paragraph of this Loan Agreement.

“Agent’s Counsel” means such counsel as Agent from time to time may engage on behalf of itself and/or Lenders.

“Agent’s Counsel Fees” means the reasonable fees and disbursements of Agent’s Counsel for services heretofore or hereafter rendered to Agent on behalf of itself and/or Lenders in connection with the Loan, including the preparation, negotiation, administration and modification of the Loan Documents, and the enforcement of Agent’s and Lenders’ rights and remedies under the Loan Documents.

“Applicable Accounting Standards” means (a) GAAP, and (b) where applicable to such Person, at any time, the Uniform System of Accounts.

“Applicable Excess Amount” has the meaning set forth in Section 2.15 hereof.

“Applicable Interest Rate” has the meaning set forth in Section 2.2(a) hereof.

“Applicable Lending Office” shall mean the “Lending Office” of each Lender (or of an Affiliate of each Lender) designated for each Lender as of the Closing Date specified on Exhibit C attached hereto or such other office of each Lender (or of an Affiliate of each Lender) as each Lender may from time to time specify to Borrower as the office by which the Loan is to be made and/or maintained by such Lender.

“Appraisal” means a written appraisal report of the Premises as the term “appraisal” is defined in the Code of Professional Ethics of the Appraisal Institute, meeting the requirements of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, prepared by a professional appraiser retained by Agent at Borrower’s expense who is a member of the Appraisal Institute, addressed to Agent and Lenders and in form, scope and substance satisfactory to Agent, setting forth such appraiser’s determination of the Appraised Value.

“Appraisal Update” means any written supplement or “update” to an Appraisal, prepared by a professional appraiser retained by Agent at Borrower’s expense who is a member of the Appraisal Institute, addressed to Agent and Lenders and in form, scope and substance satisfactory to Agent, setting forth such appraiser’s determination of the Appraised Value.

“Appraised Value” means the as-is fair market value of the Premises, which would be obtained in an arm’s length transaction between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, on the appraisal date of the Appraisal or Appraisal Update, as applicable.

“Approved Capital Expenditures” means, for any fiscal year of Borrower, the Capital Expenditures set forth in the Approved FF&E/Capital Budget for such fiscal year that are actually incurred by Borrower during such fiscal year.

“Approved FF&E/Capital Budget” means, for any fiscal year of Borrower, the FF&E/Capital Budget for such fiscal year approved by Agent in writing in accordance with Section 7.1(e) hereof and any Permitted FF&E/Capital Budget Reallocations and other reallocations thereof and amendments thereto approved by Agent in writing, such approval not to be unreasonably withheld, conditioned or delayed so long as no Event of Default exists.

“Approved FF&E Expenditures” means, for any fiscal year of Borrower, the FF&E Expenditures set forth in the Approved FF&E/Capital Budget for such fiscal year that are actually incurred by Borrower during such fiscal year.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning set forth in Section 9.1 hereof.

“Assignment and Acceptance” has the meaning set forth in Section 9.5 hereof.

“Assignment of Agreements” means that certain Assignment of Agreements dated as of the Closing Date made by Borrower in favor of Agent and Lenders.

“Assignment of Leases and Rents” means that certain Assignment of Leases and Rents dated as of the Closing Date made by Borrower in favor of Agent and Lenders.

“Assumed Debt Service” means, as of any Testing Determination Date, the greatest of

(a) (i) if the period from the Closing Date through such Testing Determination date is less than twelve (12) calendar months, the annualized Debt Service for such period, or (ii) if the period from the Closing Date through such Testing Determination Date is greater than or equal to twelve (12) calendar months, Debt Service for the twelve (12)-calendar month period ending on such Testing Determination Date,

(b) the product of (i) nine and six one-hundredths percent (9.06%) times (ii) the outstanding principal amount of the Loan as of such Testing Determination Date, and

(c) the product of (i) twelve (12) times (ii) the total monthly amount of principal and interest that would be required to be paid each month to fully amortize an amount equal to the outstanding principal amount of the Loan as of such Testing Determination Date over a 25-year amortization schedule assuming a level payment mortgage-style monthly amortization schedule commencing on such Testing Determination Date and an interest rate equal to the sum of (A) the then current weekly average yield on United States Treasury Securities, as of such Testing Determination Date, adjusted to constant maturities of ten (10) years, as made available by the Federal Reserve Board and published in Federal Reserve Statistical Release H.15 (519), or if not so published, determined on the basis of comparable yields published in a publication designated by Agent and (B) two and one-half percent (2.50%);

provided, however, during the Extension Term (if any) and for purposes of determining the Assumed Debt Service Coverage Ratio pursuant to clauses (iii) and (v) of Section 2.20(b) hereof, “Assumed Debt Service” shall mean, as of any Testing Determination Date, the product of (y) twelve (12) times (z) the total monthly amount of principal and interest payments that would be required to be paid each month to fully amortize an amount equal to the outstanding principal amount of the Loan as of such Testing Determination Date over a twenty (20)-year amortization schedule assuming a level payment mortgage-style monthly amortization schedule commencing on such Testing Determination Date and an interest rate equal to the greatest of (i) the weighted average Applicable Interest Rate in effect on such Testing Determination Date, giving effect to any Interest Rate Protection Agreement then in effect, (or, in the case of a determination pursuant to clauses (iii) and (v) of Section 2.20(b) hereof, the Interest Rate Protection Agreement to be in effect during the Extension Term), (ii) seven and three-quarters percent (7.75%) per annum, and (iii) the sum of (A) the then current weekly average yield, as of such Testing Determination Date, on United States Treasury Securities adjusted to constant maturities of ten (10) years, as made available by the Federal Reserve Board and published in Federal Reserve Statistical Release H.15 (519), or if not so published, determined on the basis of comparable yields published in a publication designated by Agent and (B) two and one-half percent (2.50%).

“Assumed Debt Service Coverage Ratio” means, as of any Testing Determination Date, the ratio of (a) Net Operating Income for the twelve (12)-calendar month period ending on such Testing Determination Date to (b) the Assumed Debt Service as of such Testing Determination Date.

“Authorized Agent Representative” means Agnes Castillo, Maria Pena and any other person designated as such by Agent from time to time for purposes of Section 2.3 hereof by delivery of a notice to Borrower.

“Authorized Borrower Representative” means Alex Lombardo and any other person designated as such by Borrower from time to time for purposes of Section 2.3 hereof by delivery of a notice to Agent.

“Base Management Fee” means the lesser of (a) the aggregate amount of all management fees payable to Property Manager or its Affiliates with respect to the Premises and (b) three percent (3%) of Gross Revenues.

“Base Rate” means, for any day, a rate of interest per annum equal to the greater of (a) the sum of (i) the greater of (y) the rate per annum established by Agent from time to time as its reference rate (which Borrower acknowledges is not necessarily Agent’s lowest rate) for short-term commercial loans in Dollars to United States domestic corporate borrowers, as determined by Agent on a daily basis, such rate to change as and when such reference rate changes, and (z) the Federal Funds Rate, plus one percent (1.00%) per annum, plus (ii) the Base Rate Margin, and (b) the LIBOR Rate as would be applicable for a one (1)-month LIBOR Rate Period commencing with such day.

“Base Rate Margin” means four percent (4.00%) per annum.

“Borrower” has the meaning set forth in the first paragraph of this Loan Agreement.

“Borrower Member” means, individually and collectively, GWROP and any other Person that becomes a member of Borrower after the date hereof.

“Borrower’s Certificate” means that certain Borrower’s Certificate by Borrower in favor of Agent dated as of the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law, governmental decree or executive order to close.

“Calendar Quarter” means each of the periods of January 1 through the immediately succeeding March 31, April 1 through the immediately succeeding June 30, July 1 through the immediately succeeding September 30, and October 1 through the immediately succeeding December 31.

“Capital Expenditures” means expenditures for repairs, replacements or improvements of or to the Premises the cost of which would be capitalized under GAAP. “Capital Expenditures” does not include FF&E Expenditures.

“Cash Sweep Account” means that certain account at Agent identified in Schedule 5.11 attached hereto as the “Cash Sweep Account” and any account(s) in substitution thereof or in addition thereto hereafter established in accordance with this Loan Agreement.

“Cash Sweep Condition” shall exist

(a) as of any Testing Determination Date if (i) as of such Testing Determination Date, the Property Leverage Ratio shall exceed 6.50:1.00 and (ii) Borrower shall not, by the earlier of (y) five (5) Business Days after the date quarterly financial statements with respect to such Testing Determination Date are delivered to Agent pursuant to Section 7.1(b) hereof or (z) sixty (60) days after such Testing Determination Date, have made a voluntary prepayment of the Loan pursuant to Section 2.4(c) hereof in an amount such that the Property Leverage Ratio, recomputed to take into account such payment, is less than or equal to 6.50:1.00. Notwithstanding Section 2.4(c) hereof, no Spread Maintenance Fee shall be payable in connection with such prepayment. If a Cash Sweep Condition is determined to exist with respect to any Testing Determination Date pursuant to this clause (a), then such Cash Sweep Condition shall be deemed to continue to exist until (A) there have been two (2) consecutive subsequent Testing Determination Dates on which (x) the Property Leverage Ratio shall be less than or equal to 6.50:1.00 and (B) the financial statements and other documents required to be delivered to Agent pursuant to Section 7.1(b) and (c) hereof with respect to the respective Calendar Quarters ending on such Testing Determination Dates shall have been delivered to Agent; or

(b) as of any Testing Determination Date if Borrower shall have failed to deliver to Agent when required by this Loan Agreement the financial statements and other documents required to be delivered to Agent pursuant to Section 7.1(b) and (c) hereof with respect to the Calendar Quarter ending on such Testing Determination Date. If a Cash Sweep Condition is determined to exist with respect to any Testing Determination Date pursuant to this clause (b), then such Cash Sweep Condition shall continue to exist only until Borrower delivers such financial statements and other documents to Agent (and a Cash Sweep Condition does not otherwise exist pursuant to the other terms of this definition).

Notwithstanding the foregoing provisions of this definition, a Cash Sweep Condition shall be deemed to exist as of the Testing Determination Date immediately preceding the Closing Date.

“Cash Sweep Limit” means, with respect to any Cash Sweep Condition caused by the failure to satisfy clause (a) of the definition of “Cash Sweep Condition” in this Section 1.1, as of any date of determination, an amount determined by Agent which, if applied in reduction of the outstanding principal amount of the Loan, would have resulted in the applicable such Cash Sweep Condition not existing.

“Casualty” means damage or destruction to all or any part of the Mortgaged Property.

“Casualty Proceeds Disbursement Threshold” has the meaning set forth in Section 7.12(b) hereof.

“Central Bank Pledge” has the meaning set forth in Section 9.1 hereof.

“Closing” means the execution and delivery of this Loan Agreement by Borrower, Agent and Lenders.

“Closing Date” means the date upon which the Closing occurs.

“Collateral” means the Mortgaged Property and all other property, real or personal, tangible or intangible, and all rights thereto, now or hereafter pledged, mortgaged, assigned or delivered pursuant or with respect to the Loan Documents or otherwise by Borrower or any other Person to Agent and/or Lenders as security for the Obligations.

“Co-Agent” means each of Crédit Agricole (so long as it maintains the first or second largest Commitment of all Lenders) and Deutsche Bank (so long as it maintains the first or second largest Commitment of all Lenders), and “Co-Agents” means such Persons, collectively.

“Co-Agents’ Counsel” means such counsel as either Co-Agent, individually or collectively, from time to time may engage on behalf of itself and/or some or all Lenders.

“Co-Agents’ Counsel Fees” means the reasonable fees and disbursements of Co-Agent Counsel for services heretofore or hereafter rendered to the applicable Co-Agent or Co-Agents’ in connection with the Loan, including the preparation, negotiation, administration and modification of the Loan Documents, and the enforcement of Lenders’ rights and remedies under the Loan Documents.

“Collection Account” means that certain account identified in Schedule 5.11 attached hereto as the “Collection Account” and any account(s) in substitution thereof or in addition thereto hereafter established in accordance with this Loan Agreement.

“Commitment” means, (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Loan, in an amount (i) as of the Closing Date with respect to (y) Crédit Agricole equal to $28,000,000 and (z) Deutsche Bank equal to $28,000,000, and (ii) hereafter, as such commitment shall be set forth in any Assignment and Acceptance by which such Lender becomes a Lender or by which such Lender assigns a portion of its rights and/or obligations in and to the Loan and the other Loan Documents to an Assignee, and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Loan, which aggregate commitment shall be the Loan Amount on the Closing Date, as the amounts set forth in the foregoing clauses (a) and (b) may be adjusted in accordance with this Loan Agreement.

“Comparable Standards” means the standards of operation, use and maintenance required by the License Agreement but in any case at least the same standards of operation, use and maintenance of (i) the Premises as of the Closing Date and (ii) comparable Great Wolf resorts as of the date in question.

“Condemnation Proceeds Disbursement Threshold” has the meaning set forth in Section 7.13(b) hereof.

“Crédit Agricole” has the meaning set forth in the first paragraph of this Loan Agreement.

“Credit Card Servicer Agreement” means an agreement in the form attached hereto as Exhibit D (or in another form customarily used by the applicable credit card company, service or agent and reasonably acceptable to Agent) among Borrower and/or Property Manager, as applicable, Agent and each credit card company, servicer or agency used by Borrower and/or Property Manager in connection with the Premises, which agreement shall require the deposit of funds into the Collection Account, among other things.

“Debt Service” means, as to any period with respect to which Debt Service is being determined, the amount of Interest due for any such period, giving effect to any Interest Rate Protection Agreement then in effect, plus scheduled principal payments due pursuant to Section 2.4(b) hereof for such period, plus Additional Interest due for such period.

“Debt Service Coverage Ratio” means as of any Testing Determination Date, the ratio of (a) Net Operating Income for the twelve (12)-calendar month period ending on such Testing Determination Date, to (b) (i) if the period from the Closing Date through such Testing Determination date is less than twelve (12) calendar months, the annualized Debt Service for such period, or (ii) if otherwise, the Debt Service for the twelve (12)-calendar month period ending on such Testing Determination Date.

“Debt Service Coverage Ratio Event of Default” shall exist as of any Testing Determination Date if (a) as of such Testing Determination Date, the Minimum Debt Service Coverage Ratio shall not be satisfied, and (b) Borrower shall not, by the earlier of (i) five (5) Business Days after the date quarterly financial statements with respect to such Testing Determination Date are delivered to Agent pursuant to Section 7.1(b) hereof or (ii) sixty (60) days after such Testing Determination Date, have made a voluntary prepayment of the Loan pursuant to Section 2.4(c) hereof in an amount such that the Minimum Debt Service Coverage Ratio, as recomputed to take into account such payment, is satisfied. Notwithstanding Section 2.4(c) hereof, no Spread Maintenance Fee shall be payable in connection with such prepayment.

“Default” means any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Default Rate” means, as to any date, the actual Applicable Interest Rate for that date plus five percent (5%) per annum.

“Defaulting Lender” has the meaning set forth in Section 10.14(a) hereof.

“Deutsche Bank” has the meaning set forth in the first paragraph of this Loan Agreement.

“Documentation” has the meaning set forth in Section 11.25 hereof.

“Dollars” or the sign “$” means dollars in the lawful currency of the United States of America.

“Eligible Assignee” means any Person that is not Borrower, any Guarantor or any of their respective Affiliates and provided that such Person is also any of (i) a commercial bank,

savings and loan association, savings bank, finance company or Approved Fund organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $200,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or under the laws of a political subdivision of any such country, and having total assets in excess of $200,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (iii) the central bank of any country which is a member of the OECD; (iv) any other bank, insurance company, commercial finance company or other financial institution or other Person having total assets and surplus capital of not less than $200,000,000, (v) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by Agent, such approval not to be unreasonably withheld and (vi) a Lender or an Affiliate of a Lender; provided, however, no person or entity shall be an Eligible Assignee hereunder unless it complies with the requirements under Article IX below and the assignor shall not have received any information and shall have no actual knowledge that such proposed Eligible Assignee is on any Government Lists.

“Engineering Report” means, collectively, those certain reports and assessments set forth on Exhibit E-1 attached hereto.

“Environmental Indemnity” means that certain Environmental Indemnity dated as of the Closing Date made by Borrower and GWRI in favor of Agent and Lenders.

“Environmental Report” means, collectively, those certain reports and assessments set forth on Exhibit E-2 attached hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Affiliate” means any organization, trade or business, or other arrangement (whether or not incorporated) which is treated as a single employer with Borrower within the meaning of IRC Section 414(b), (c), (m) or (o) or Section 4001 of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of Borrower or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Pension Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution, or threat of institution, of proceedings to terminate or appoint a trustee to administer a Pension Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Pension Plan or Multiemployer Plan, (h) the imposition of a lien under IRC Section 412 or Section 302 of ERISA on Borrower or any ERISA

Affiliate, (i) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in IRC Section 412 or Section 302 of ERISA), whether or not waived, or (j) any event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Event of Default” has the meaning set forth in Section 8.1 hereof.

“Excess Cash Flow” means, with respect to any period, the excess of (a) Net Operating Income for such period over (b) the amount of Debt Service for such period.

“Excluded Sums” has the meaning set forth in Section 10.3 hereof.

“Excluded Taxes” means, with respect to any Lender, (a) income, franchise or similar taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such Lender is organized or in which its principal office is located or in which its Applicable Lending Office is located, and (b) any branch profits taxes imposed by the United States of America or any similar law imposed by any other jurisdiction in which such Lender is organized or in which its principal office is located or in which its Applicable Lending Office is located.

“Expenses” means, for any period, operating costs and expenses which are accrued (in accordance with Applicable Accounting Standards, consistently applied) or, without duplication, reserved by, or by Property Manager on behalf of, Borrower during such period (appropriately prorated for any expenses that, although actually incurred in a particular period, also relate to other periods) in connection with Borrower’s ownership and operation of the Premises (without duplication of any costs and expenses prepaid during a prior period or otherwise paid prior to being incurred or accrued), including (i) a reserve for capital expenditures equal to four percent (4%) of Gross Revenues during such period (which is inclusive of and not in duplication of the FF&E Reserve), (ii) the fees payable under the Property Management Agreement (but in no event less than three percent (3%) of Gross Revenues) and the License Agreement (but in no event less than a license fee equal to three (3%) of Gross Revenues, a brand marketing fee equal to one percent (1%) of Gross Rooms Sales (as defined in the License Agreement) and a reservation services fee equal to two percent (2%) of Gross Rooms Sales attributable to Licensor’s reservation system), (iii) real estate taxes and personal property taxes and any taxes in lieu of or in the nature of the foregoing, (iv) sales, payroll, use and occupancy taxes and (v) insurance premiums, but excluding (t) nonrecurring and other extraordinary items not expected to be incurred on an annual basis, (u) FF&E Expenditures and Capital Expenditures to the extent in excess of the FF&E Reserve Amount during such period, (v) amounts funded from insurance or condemnation proceeds, (w) amounts paid from any reserve (including amounts paid from the FF&E Reserve Account) maintained by Borrower or any other Person, including Property Manager and Agent, on behalf of or for the benefit of Borrower to the extent payment to such reserve previously constituted an expense, (x) Debt Service, (y) federal and state income taxes (or any other taxes based on income), franchise taxes, other taxes based on income or gross receipts due and owing from Borrower, the Premises or any direct or indirect owner of Borrower and any taxes in lieu of or in the nature of the foregoing, and (z) depreciation, amortization and any other non-cash items. Notwithstanding that “Expenses” are to be determined on an accrual basis as aforesaid, real estate taxes, personal property taxes and any taxes in lieu of or in the nature of the foregoing and insurance premiums shall be annualized and insurance premiums payable under blanket policies including the Premises shall be allocated among the properties under such blanket policies in each case in a manner reasonably acceptable to Agent. For purposes of determining “Excess Cash Flow”, the amounts described in the foregoing clause (t) that are incurred in accordance with this Loan Agreement and are accrued in any period shall not be excluded from the determination of “Expenses”.

“Extension Fee” means a fee in an amount equal to one-quarter of one percent (0.25%) of the outstanding principal amount of the Loan as of the Initial Maturity Date.

“Extension Term” has the meaning set forth in Section 2.20(a) hereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum (based on a 360-day year) equal, for each day of such period, to the rate of interest quoted at 11:00 a.m. New York time charged on overnight federal funds transactions with member banks of the Federal Reserve System.

“FF&E” has the meaning set forth in the Mortgage.

“FF&E/Capital Budget” means an annual budget for FF&E Expenditures and Capital Expenditures as described in Section 7.1(e) of this Loan Agreement.

“FF&E Disbursement Request” means a written request for disbursement from the FF&E Reserve Account pursuant to Section 2.16 hereof in the form attached hereto as Exhibit F.

“FF&E Expenditures” means expenditures for the repair, replacement or acquisition (as appropriate) of furniture, fixtures and equipment for the Premises, so long as such repairs, replacements or acquisitions would be capitalized as an asset for accounting purposes under GAAP.

“FF&E Reserve Account” has the meaning set forth in Section 2.16(a) hereof.

“FF&E Reserve Amount” means, for any calendar month, an amount equal to the following percentages of Gross Revenues for such calendar month:

(a) for any month ending prior to the first anniversary of the Closing Date, three percent (3.0%);

(b) for any month ending after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, three and one-half percent (3.5%); and

(c) for any month thereafter, four percent (4.0%).

“First Tier Default” means a Default arising from the existence of any facts or conditions described in Section 8.1(a)(ii), (b), (k), or (m) hereof (for clarification purposes, without giving effect to any notice or grace period).

“Full Recourse Event” means any of those events or circumstances described in clause (h) of the definition of “Recourse Liability Events” in this Section 1.1.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial real estate loans and similar extensions of credit in the ordinary course of its business.

“Funding Direction Letter” means that certain letter dated as of the Closing Date by Borrower to Agent pertaining to the disbursement of Loan proceeds to be made on the Closing Date.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through appropriate boards or committees of that Board after the Closing Date, and which are consistently applied for all periods, so as to properly reflect the financial position of a Person, except that any accounting principle or practice required or permitted to be changed by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board (or other appropriate board or committee of that Board) in order to continue as a generally accepted accounting principle or practice may be so changed only so long as such required or permitted change shall not have the effect of permitting Borrower’s compliance with any financial covenants or performance tests contained in this Loan Agreement when without such change, Borrower would not so comply.

“Government Lists” means (A) the OFAC SDN List, (B) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Agent notified Borrower in writing is now included in “Government Lists” or (C) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Agent notified Borrower in writing is now included in “Government Lists.”

“Governmental Authority” means any federal, state, county, municipal, parish, provincial or other government, or any department, commission, board, court, agency, committee, or quasi-governmental unit of the United States of America, or any instrumentality of any of them, or any other political subdivision thereof.

“Gross Revenues” means, for any period, collectively but without duplication, all Operating Revenues for such period but excluding proceeds of the Loan, any loan, equity investment or capital contribution made by Borrower Member or any other Person to Borrower, Security Deposits until they are forfeited by the depositor, interest income, net payments to Borrower under any Interest Rate Protection Agreement, casualty and condemnation proceeds and awards and any other income of an extraordinary or non-recurring nature. “Gross Revenues” shall be determined in accordance with the accrual basis of accounting.

“Guarantor” means each of GWRI and any other Person who may hereafter become a guarantor of all or any portion of the Obligations under the Guaranty of Payment, the Environmental Indemnity and/or the Recourse Liability Agreement or otherwise pursuant to a written agreement, and in any event consented to in writing by Borrower in its sole discretion; and “Guarantors” means such Persons collectively. Agent and Lenders acknowledge and agree that as of the date hereof GWRI is the sole Guarantor.

“Guaranty of Payment” means that certain Limited Payment Guaranty dated as of the Closing Date made by GWRI in favor of Agent and Lenders.

“GWRI” means Great Wolf Resorts, Inc., a Delaware corporation.

“GWRI Change of Control” has the meaning set forth in Section 7.16(e) hereof.

“GWROP” means GWR Operating Partnership, L.L.L.P., a Delaware limited liability limited partnership.

“GWROPGP” means GWR OP General Partner, LLC, a Delaware limited liability company.

“Impositions” means and includes all taxes, assessments for public improvements or benefits and any payments in lieu thereof, whether or not commenced or completed prior to the date hereof or while any of the Obligations are outstanding, water rates and sewer rents, charges, license fees, permit fees, inspection fees and other governmental levies or payments, of every kind and nature whatsoever, general and special, foreseen or unforeseen, ordinary and extraordinary, which now or at any time hereafter may be assessed, levied, confirmed, imposed or which may become a lien upon the Mortgaged Property, or any portion thereof, or which are payable with respect thereto, or upon the rents, issues, revenue, income, proceeds or profits thereof, or on the occupancy, operation, use, possession or activities thereof, whether any or all of the same be levied directly or indirectly or as excise or income or franchise taxes in lieu of taxes which are otherwise imposed upon property of the same type as the Mortgaged Property, together with any penalties or other charges with respect to the late payment or non-payment thereof.

“Improvements” has the meaning set forth in the Mortgage.

“Indebtedness” means:

(a) all indebtedness for borrowed money or for the deferred purchase price of property or services (including all obligations, contingent or otherwise in connection with letter of credit facilities, acceptance facilities or other similar facilities);

(b) all obligations evidenced by bonds, notes, debentures or other similar instruments;

(c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(d) all capital lease obligations;

(e) all obligations, contingent or otherwise, in connection with indemnities, hold harmless agreements and similar arrangements and in connection with interest rate exchange agreements and similar instruments; and

(f) all indebtedness of the nature referred to in clauses (a) through (e) above of another Person guaranteed directly or indirectly or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including accounts and contract rights) owned by the Person with respect to whom Indebtedness is being determined, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” has the meaning set forth in Section 11.1(a) hereof.

“Initial Maturity Date” means July 15, 2014.

“Insurance Policies” means the policies of insurance required to be maintained pursuant to Section 7.11 hereof.

“Insurance Requirements” means and includes all provisions of any Insurance Policy, all requirements of the issuer of any such Insurance Policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting the Premises.

“Interest” means interest payable on the Loan at the Applicable Interest Rate or the Default Rate, as applicable.

“Interest Period” means the period commencing on each Payment Date and ending on the day immediately preceding the next succeeding Payment Date, with the first Interest Period commencing on the Closing Date.

“Interest Rate Protection Agreement” means an agreement with respect to an interest rate cap, swap, collar or other interest rate hedge agreement, acceptable to Agent that, in each case, conforms to the requirements set forth in Section 2.6 hereof, and the effect of which is to protect Borrower (to the extent set forth in Section 2.6 and as Borrower may otherwise elect) from an increase in the rate of interest payable by Borrower on the Loan at the Applicable Interest Rate and shall include any Lender Interest Rate Protection Agreement.

“Interest Rate Protection Agreement Consent” has the meaning set forth in Section 2.6(a) hereof.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Land” has the meaning set forth in the recitals hereof.

“Lease” has the meaning set forth in the Mortgage; provided that, for purposes of the representations in Section 5.37 hereof and the covenants in Section 7.10 hereof, “Leases” shall not include arrangements for the use of guest rooms, meeting/conference space, water park attractions or restaurants, all in the ordinary course of business.

“Lease Letter of Credit” means any letter of credit provided to Borrower by any Lessee under, or guarantor of, any Lease as security or otherwise.

“Legal Requirements” means, collectively, (a) all current and future laws, statutes, regulations, ordinances, codes, rules, rulings, orders, judgments, decrees, injunctions and other requirements of any Governmental Authority (including those regarding fire, health, handicapped access, sanitation, ecological, historic, zoning, environmental protection, wetlands and building laws and the Americans with Disabilities Act of 1990, Pub. L. No. 89-670, 104 Stat. 327 (1990), as amended, and all regulations promulgated pursuant thereto) in any way directly or indirectly applicable to Borrower or to the acquisition, construction, development, sale, use, occupancy, possession, operation, management, maintenance or ownership of the Premises, or any part thereof; and (b) all requirements of each Operating Permit.

“Lender” and “Lenders” have the meaning set forth in the first paragraph of this Loan Agreement.

“Lender Interest Rate Protection Agreement” means any Interest Rate Protection Agreement to which Borrower and a Lender or any Affiliate of a Lender (or Agent or any Affiliate of Agent) are parties in the event that Borrower and a Lender or a Lender’s Affiliate (or Agent or Agent’s Affiliate) elect to enter into an Interest Rate Protection Agreement.

“Lessee” means a lessee, sublessee, tenant, subtenant, licensee, concession holder or other Person having the right to use or occupy all or any portion of the Premises pursuant to a Lease.

“LIBOR” means, with respect to any LIBOR Rate Period, (a) the London Interbank Offered rate for Dollar deposits in an amount comparable to the Loan Portion with respect to which the applicable LIBOR Rate is being determined as appearing on Reuters Screen LIBOR 01 Page (formerly known as Telerate display page 3750) (or such other page as may replace LIBOR 01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollar deposits) at approximately 1:00 p.m. London time (or as soon thereafter as practicable) on the date that is three (3) LIBOR Banking Days prior to the first day of the applicable LIBOR Rate Period and with respect to which LIBOR is being determined for a time period equal to, or if no equal time period is so appearing on Reuters Screen LIBOR 01 Page (formerly known as Telerate display page 3750) (or substitute thereof as aforesaid), the time period so appearing which is most approximately equal to, such LIBOR Rate Period; or (b) if such method for determining “LIBOR” shall not be available, the rate per annum quoted by Agent’s principal London, England office at approximately 1:00 p.m. London time (or as soon thereafter as practicable) on the date which is three (3) LIBOR Banking Days prior to the first day of the LIBOR Rate Period for the offering by Agent (or Agent’s London or other office, if applicable) to leading banks in the London interbank market of Dollar deposits having a term comparable to such LIBOR Rate Period and in an amount comparable to the principal amount of the Loan Portion with respect to which the applicable LIBOR Rate is being determined. Notwithstanding the foregoing definition, LIBOR in any event shall be no less than one percent (1.00%) per annum.

“LIBOR Banking Day” means any Business Day on which dealings in deposits in Dollars are transacted in the London interbank market and banks are also open for business in London, England.

“LIBOR Rate” means, with respect to any period during which the Applicable Interest Rate shall be a LIBOR Rate, an interest rate per annum equal to the sum of (a) the applicable LIBOR, plus (b) the LIBOR Rate Margin.

“LIBOR Rate Margin” means five percent (5.00%) per annum.

“LIBOR Rate Period” means for any Loan Portion, each period for the computation of Interest on a Loan Portion at a LIBOR Rate. Subject to Section 2.3(e) hereof, each LIBOR Rate Period shall have a duration of one (1), three (3) or six (6) months (in each case, subject to general availability), as selected by Borrower in accordance with Section 2.3(c) hereof, or such other period as Borrower and Agent shall agree. Notwithstanding the foregoing, in the case of a LIBOR Rate Period which would otherwise end after the Maturity Date, such LIBOR Rate Period shall have a duration equal to the period commencing on the effective date of such LIBOR Rate Period and ending on and including the Maturity Date. Each LIBOR Rate Period shall commence with respect to any outstanding principal of the Loan, on any date selected by Borrower in accordance with Section 2.3 hereof; provided, however, that notwithstanding anything in this definition of LIBOR Rate Period to the contrary, (i) if any LIBOR Rate Period would otherwise end on a day which is not a LIBOR Banking Day, such LIBOR Rate Period shall be extended to the next succeeding LIBOR Banking Day, unless the result of such extension would be to carry such LIBOR Rate Period over into another calendar month, in which event such LIBOR Rate Period shall end on the immediately preceding LIBOR Banking Day and (ii) any LIBOR Rate Period that begins on the last LIBOR Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Rate Period) shall end on the last LIBOR Banking Day of the subsequent calendar month.

“License Agreement” means, collectively, that certain Great Wolf Lodge License Agreement dated as of April 28, 2008 (as amended by agreement dated as of July 6, 2011) and that certain Reservation Services Agreement dated as of April 29, 2008, each between Borrower and Licensor, together with such modifications or replacements thereof as shall be consented to by Agent in accordance with this Loan Agreement.

“Licensor” means Great Lakes Services, LLC, a Delaware limited liability company, a wholly-owned Affiliate of GWRI, and any replacement licensor with respect to the Premises approved by Agent.

“Licensor Tri-Party Agreement” means that certain Tri-Party Agreement, dated as of the Closing Date, among Borrower, Agent and Licensor.

“Lien” means any deed of trust, mortgage, pledge, assignment of leases and rents, security interest, encumbrance, lien or charge of any kind including any conditional sale or other title retention agreement, any lease in the nature thereof, or the filing of, or any agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction.

“Loan” has the meaning set forth in Section 2.1 hereof.

“Loan Agreement” has the meaning set forth in the first paragraph of this Loan Agreement.

“Loan Amount” has the meaning set forth in the recitals hereof.

“Loan Documents” means, collectively, this Loan Agreement, the Note, the Mortgage, the Assignment of Leases and Rents, the Assignment of Agreements, the Guaranty of Payment, the Environmental Indemnity, the Recourse Liability Agreement, the Loan Fee Letter, the Borrower’s Certificate, the UCC Financing Statements, the Property Manager Subordination Agreement, the Licensor Tri-Party Agreement, all Lender Interest Rate Protection Agreements, all Account Agreements, all Credit Card Servicer Agreements and all other agreements, certificates or other documents now or hereafter evidencing or securing or executed in connection with the Loan.

“Loan Fee Letter” means that certain letter dated as of the Closing Date between Agent and Borrower pertaining to fees payable with respect to the Loan.

“Loan Portion” means any principal of the Loan with respect to which an Applicable Interest Rate has been established (and, in the case of any LIBOR Rate, whether or not such Applicable Interest Rate has become effective); provided, however, that the amount of any Loan Portion with respect to which a LIBOR Rate is established shall be at least equal to $1,000,000.

“Loan-to-Value Ratio” means the ratio of the outstanding principal amount of the Loan as of the date of determination to the Appraised Value of the Premises and based on the then-most current Appraisal or Appraisal Update.

“Major Lease” means a Lease demising 1,000 or more rentable square feet.

“Material Adverse Effect” means a material adverse effect on (a) Borrower’s, or any Guarantor’s, as applicable, business, property (including the Premises and other Collateral) or other assets, operations, prospects or condition (financial or otherwise), taken as a whole, (b) Borrower’s or any Guarantor’s, as applicable, ability to perform its obligations under the Loan Documents to which it is a party, including, with respect to Borrower, Borrower’s obligation to keep the Premises open and operating in accordance with Section 7.2 hereof, (c) the enforceability or validity of any Loan Document or the perfection or priority of any Lien created under any Loan Document, or (d) the rights, interests and remedies of Agent or any Lender under the Loan Documents.

“Material Operating Agreement” means any Operating Agreements hereof which either (a) have non-cancellable terms of longer than one (1) year or (b) require payments by Borrower in excess of $250,000 per calendar year.

“Material Taking” means a Taking (a) of any portion of the Premises unless the portion so taken constitutes less than ten percent (10%) of the Land, such land is located along the perimeter or periphery of the Land and no portion of the Improvements (other than parking area or roadways, provided that the Premises continues to comply with clause (i) below of this definition and at all times have physical access to a public road, either directly or through valid recorded easements) is located on such land, or (b) of such portion of the Premises or such other property which when so taken would, in Agent’s determination, leave remaining a balance of the Premises (and, if applicable, such other property) which, due to the amount and/or nature of the area so taken and/or the location of the area taken in relation to the area not so taken, (i) would not, under economic conditions, applicable zoning laws, building regulations and the requirements of this Loan Agreement, the Leases, the Permitted Encumbrances, the Premises Documents and the Property Management Agreement, permit the Restoration of the Premises or (ii) would materially and adversely interfere with the marketing, operation, use, leasing or maintenance of the Premises in accordance with the standards set forth in Section 7.2(b) hereof.

“Maturity Date” means the Initial Maturity Date, as the same may have been extended pursuant to Section 2.20 hereof, or such earlier date as the entire principal amount of the Loan shall become due and payable by acceleration or otherwise.

“Minimum Debt Service Coverage Ratio” shall be satisfied, with respect to any Testing Determination Date (a) on or before the first anniversary of the Closing Date, if the Debt Service Coverage Ratio as of such Testing Determination Date is not less than 1.15:1.00, (b) on or before the second anniversary of the Closing Date but after the first anniversary of the Closing Date, if the Debt Service Coverage Ratio as of such Testing Determination Date is not less than 1.25:1.00 and the Assumed Debt Service Coverage Ratio as of such Testing Determination Date is not less than 1.20:1.00, (c) on or before the Initial Maturity Date but after the second anniversary of the Closing Date, if the Assumed Debt Service Coverage Ratio is not less than 1.30:1.00, or (d) during the Extension Term (if any), if the Assumed Debt Service Coverage Ratio is not less than 1.40:1.00.

“Mortgage” means that certain Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Rents dated as of the Closing Date made by Borrower for the benefit of Agent.

“Mortgaged Property” has the meaning set forth in the Mortgage.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Operating Income” means, with respect to any period in connection with which a determination is being made, the excess, if any, of (a) Gross Revenues for such period over (b) Expenses for such period, provided that, solely for purposes of this definition when used to calculate the amount of Excess Cash Flow for any period, “Expenses” shall not include any amounts paid in contravention of, or on account of or in connection with any action taken in contravention of, the terms of this Loan Agreement or any other Loan Document and “Gross Revenues” shall include income excluded from the determination of “Gross Revenues” solely due to its extraordinary or non-recurring nature.

“Net Proceeds” means the amount of all insurance proceeds paid pursuant to any Insurance Policy as the result of a Casualty, after deduction of the costs and expenses (including fees of any insurance consultant or adjuster and reasonable attorneys’ fees and disbursements), if any, incurred in collecting the same.

“Net Restoration Award” means the amount of all awards and payments received on account of a Taking, after deduction of the costs and expenses (including reasonable attorneys’ fees and disbursements), if any, incurred in collecting the same.

“Non-Availability Notice” has the meaning set forth in Section 2.10(a) hereof.

“Note” means, individually and collectively, the Promissory Notes, each dated as of the Closing Date, made by Borrower in favor of the respective Lenders in the respective amounts of their Commitments and in an aggregate principal amount equal to the Loan Amount, together with any replacements or substitutes for the foregoing.

“Obligations” means, collectively, all present and future indebtedness, obligations, duties and liabilities of Borrower to Agent and Lenders arising pursuant to this Loan Agreement, any Lender Interest Rate Protection Agreement and the other Loan Documents or evidenced by the Note, and all interest accruing thereon, together with reasonable attorneys’ fees and disbursements incurred in the drafting, negotiation, enforcement or collection thereof and of the other Loan Documents, regardless of whether such indebtedness, obligations, duties or liabilities are direct, indirect, fixed, contingent, joint, several or joint and several.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.

“Operating Account” means, collectively, the account(s) identified in Schedule 5.11 attached hereto as the “Operating Account” and any account(s) in substitution thereof or in addition thereto hereafter established in accordance with this Loan Agreement.

“Operating Agreement” means any agreement entered into by Borrower, other than the Leases, the Premises Documents, the Property Management Agreement and the License Agreement, that relates to the ownership, operation or maintenance of, or the use, licensing or leasing of any personal property or equipment in connection with the operation and maintenance of, the Premises.

“Operating Permits” means, collectively, all authorizations, consents and approvals given by and licenses and permits issued by Governmental Authorities which are required for the ownership, use and occupancy of the Premises in accordance with this Loan Agreement, the Loan Documents, all Legal Requirements, the Permitted Encumbrances, the Property Management Agreement and the License Agreement and for the performance and observance of all Legal Requirements and all agreements, provisions and conditions of Borrower contained herein and therein otherwise pertaining to the ownership, use and occupancy of the Premises.

“Operating Revenues” means all revenues, receipts, fees and proceeds of any kind actually received by Borrower or by Property Manager on behalf of Borrower from or related to the ownership, leasing, use and operation of, or otherwise derived from, the Premises, including all Rents, concession fees and charges, proceeds from rental or business interruption insurance, sums paid from users of parking spaces, water attractions and other facilities or amenities located on the Premises and all other revenues and amounts arising from the leasing, use and operation of the Premises.

“Participant” has the meaning set forth in Section 9.2 hereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under the Patriot Act or other criminal laws against terrorism. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

“Payment Date” means the first (1st) Business Day of each calendar month during the Term and the Maturity Date. “Payment Date” shall also include such earlier date, if any, on which the unpaid principal balance of the Loan is paid in full.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA, IRC Section 412 or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Encumbrances” means, collectively, (a) the matters set forth in Schedule B of the Title Policy, (b) Liens created by the Loan Documents, (c) Liens for Impositions not yet due or delinquent, or for Impositions or other charges being contested in good faith in accordance with Section 7.8 hereof, (d) Liens for equipment leases permitted under this Loan Agreement and (e) such matters expressly consented to by Agent in its discretion.

“Permitted FF&E/Capital Budget Reallocation” means a change in any line item in the Approved FF&E/Capital Budget of not more than the lesser of (a) ten percent (10%) of the total amount of the line item from which such amount is being re-allocated or (b) $100,000; provided, however, that any change of $50,000 or less shall not require the consent of Agent.

“Permitted Indebtedness” means any Indebtedness of Borrower under (i) the Loan Documents, (ii) loans or other advances made from direct or indirect members of Borrower to Borrower to pay for costs of Capital Expenditures, FF&E Expenditures and other expenses with respect to the Premises, provided such loans and advances are expressly subordinate to the Obligations and unsecured, (iii) incidental indemnity and hold harmless agreements under agreements entered into by Borrower in accordance with this Loan Agreement, (iv) unsecured trade payables incurred by Borrower in the ordinary course of operating the Premises which (y) do not exceed, at any time, in the aggregate, $1,000,000 and (z) are paid within sixty (60) days of the date incurred other than amounts disputed in good faith which are not likely to and do not result in a Material Adverse Effect and with respect to which appropriate reserves are made by Borrower and (v) unsecured indebtedness incurred by Borrower in the ordinary course of operating the Premises for financing equipment and other personal property used on the Premises which (y) does not exceed, at any time, in the aggregate, $250,000, and (z) is paid in accordance with the terms of such indebtedness (which terms shall be customary equipment financing terms).

“Permitted Personal Property Transaction” means any (a) sale of inventory in the ordinary course of business and in compliance with the operating standards set forth in Section 7.2(b) hereof, provided such inventory is not needed to maintain such operating standards or to comply with the License Agreement, (b) the sale, assignment, trade, transfer, exchange or other disposition of any item of Personal Property in the ordinary course of business and in compliance with the operating standards set forth in Section 7.2(b) hereof which (i) has become obsolete or worn beyond practical use or inadequate, unfit or unadapted for use in the operation of the Premises or the removal and/or replacement of which would result in a cost savings, (ii) has been replaced by a substitute having a value or utility equal to or greater than the replaced item when new, which replacement item is owned by Borrower and is subject to a first, perfected security interest in favor of Agent for the benefit of Lenders or (iii) is set forth in the applicable Approved FF&E/Capital Budget, and (c) equipment financing which qualifies as Permitted Indebtedness.

“Permitted Transfer” has the meaning set forth in Section 7.16 hereof.

“Person” means an individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of any kind.

“Personal Property” has the meaning set forth in the Mortgage.

“Premises” has the meaning set forth in the Mortgage.

“Premises Documents” has the meaning set forth in the Mortgage.

“Pro Rata Share” means with respect to all matters relating to any Lender, the percentage obtained by dividing (a) the Commitment of such Lender by (b) the aggregate Commitment of all Lenders, in each case as of the date of determination.

“Property Leverage Ratio” means, for any Testing Determination Date, the ratio of (a) the outstanding principal amount of the Loan as of such Testing Determination Date to (b) Net Operating Income for the twelve (12) calendar month period ending on such Testing Determination Date.

“Property Management Agreement” means that certain Management Services Agreement dated as of April 23, 2008 between Borrower and Property Manager, together with such modifications or replacements thereof as shall be consented to by Agent in accordance with this Loan Agreement.

“Property Manager” means Great Lakes Services, LLC, a Delaware limited liability company, a wholly-owned Affiliate of GWRI, and any replacement property manager of the Premises approved by Agent in writing.

“Property Manager Subordination Agreement” means that certain Property Manager Subordination and Attornment Agreement dated as of the Closing Date among Borrower, Property Manager and Agent.

“Public Company” means a company that is listed on the New York Stock Exchange, Inc. or other public exchange in the United States of America and is subject to the oversight of and regulation by the United States Securities and Exchange Commission.

“Qualified Counterparty” means a financial institution (other than a Lender) whose senior long term debt is rated A or better by Standard & Poor’s Ratings Group, A2 or better by Moody’s Investors Service, Inc., or equivalent rating by Fitch Inc. or other nationally recognized rating agency, and which is otherwise confirmed in writing by Agent as being acceptable to Agent.

“Recourse Liability Agreement” means that certain Recourse Liability Agreement dated as of the Closing Date made by GWRI for the benefit of Agent.

“Recourse Liability Events” means, collectively, any or all of the following:

(a) fraud or willful misconduct on the part of Borrower, Borrower Member, any Guarantor or any Affiliate of any such Person;

(b) an intentional breach of a material representation or warranty on the part of Borrower, Borrower Member or any Guarantor;

(c) appropriation or application of Loan proceeds, Operating Revenues, insurance proceeds, condemnation awards, Security Deposits, sums payable pursuant to any Interest Rate Protection Agreement, or proceeds of the disposition of all or any portion of the Collateral in contravention of this Loan Agreement or any other Loan Document, including a breach by Borrower or Property Manager of Section 2.15 or 2.17 hereof (including the second-to-last sentence of Section 2.17(c) hereof);

(d) distributions, dividends or payments made in contravention of Section 7.24 hereof;

(e) intentional physical waste of the Mortgaged Property or any part thereof;

(f) any Transfer in contravention of this Loan Agreement or any other Loan Document;

(g) the incurrence of any Indebtedness by Borrower, whether secured or unsecured, in contravention of this Loan Agreement or any other Loan Document;

(h) the occurrence of an Event of Default pursuant to clause (j) of Section 8.1 hereof (excluding, from such clause, for the purpose of this definition only, the reference to any Guarantor) or the occurrence of a Default or an Event of Default pursuant to clause (k) of Section 8.1 hereof (excluding from such clause, for purposes of this definition, the reference to any Guarantor) as a result of an action taken by Borrower, Borrower Member, any Guarantor or any Affiliate of any thereof in collusion with another Person or the failure of Borrower or Borrower Member to contest or otherwise seek dismissal of any proceeding or petition referred to therein;

(i) any Liens, now or hereafter existing, on any Collateral having priority over the Liens securing the Obligations other than the Permitted Encumbrances;

(j) any sums becoming due and payable by Borrower pursuant to ERISA caused by any act or omission of Borrower, Borrower Member or any Guarantor, other than sums becoming due and payable in the ordinary course of plan administration provided such sums are paid when due;

(k) the enforcement of the Loan or any of the Loan Documents, provided that liability pursuant to this clause (k) shall be limited to costs and expenses (including reasonable legal fees) paid or incurred by Agent or Lenders in connection therewith or arising out of such enforcement;

(l) the imposition of any transfer taxes and/or fees by a Governmental Authority as a result of (i) the transfer of the Premises or any portion thereof, including pursuant to a foreclosure, deed in lieu of a foreclosure or otherwise following the Maturity Date or (ii) any bankruptcy proceeding filed by or against Borrower, Borrower Member or any Guarantor; or

(m) the failure to procure and maintain insurance in accordance with the requirements of Section 7.11 hereof.

“Register” has the meaning set forth in Section 9.6 hereof.

“Release Conditions” has the meaning set forth in Section 7.12(d) hereof.

“Rents” has the meaning set forth in the Mortgage.

“Requisite Lenders” means, at any time, non-Defaulting Lenders having Commitments representing at least sixty-six and two-thirds percent (66-2/3%) of the total Commitments of all non-Defaulting Lenders at such time.

“Restoration” means in case of a Casualty or a Taking, the restoration, replacement or rebuilding of the portion of the Premises affected by the Casualty or Taking such that when such restoration, replacement or rebuilding is completed, the Premises shall have been restored, in the case of any Casualty, substantially to the same character and condition as prior to such Casualty, and in the case of any Taking, to an integral unit as substantially similar as possible, taking into account the extent of the Taking, to substantially the character and condition of the Premises prior to such Taking, in each case in accordance with this Loan Agreement, all Legal Requirements, the Leases, the Premises Documents, the Permitted Encumbrances, the Property Management Agreement and the License Agreement and to the extent any alterations or additions were made in compliance with this Loan Agreement, with any such alterations or additions. In any case, Restoration shall (i) provide substantially the same amount and type utilities and at least ninety percent (90%) of the parking spaces (of the same type) applicable to the Premises as existed prior to such Casualty or Taking (but in no case less than what is required by Legal Requirements and the Permitted Encumbrances), (ii) provide sufficient (in Agent’s reasonable determination) access across and over the Premises to the public roads and highways (either directly or indirectly through valid recorded easements that benefit the Premises) and (iii) be such that the Loan-to-Value Ratio of the Premises, as determined by an Appraisal at Borrower’s expense, when so restored, together with the amount of any Net Proceeds or Net Restoration Award received by Agent and applied in repayment of the principal amount of the Loan, shall be equal to or less than fifty-five percent (55%).

“Security Deposit” means any cash security or other deposit given by or on behalf of a Lessee to the landlord under a Lease.

“Security Documents” means, collectively, this Loan Agreement, the Mortgage, the Assignment of Agreements, the Assignment of Leases and Rents, any Account Agreement, the UCC Financing Statements and any other Loan Document entered into to secure the Obligations.

“Significant Alteration” means with respect to any fiscal year of Borrower, any alteration, building or improvement in, to or otherwise with respect to the Premises which costs or will cost in excess of $1,000,000 or, when aggregated with all related alterations, buildings and improvements made by or on behalf of Borrower at the Premises, costs or will cost in excess of $1,000,000; provided, however, that the costs of the currently contemplated alteration to the Premises to include a building to be used primarily as an exhibit hall, meeting/conference space and multi-use facility for youth sports, with related facilities and a connection to the existing conference space via a covered walkway, up to a maximum of $1,200,000, shall not count against such limit, and such planned alterations shall not constitute a “Significant Alteration”.

“Special Purpose Entity” has the meaning set forth on Exhibit G attached hereto.

“Spread Maintenance Fee” has the meaning set forth in Section 2.4(c) hereof.

“Spread Maintenance Period” has the meaning set forth in Section 2.4(c) hereof.

“Survey” means that certain survey dated February 20, 2008 and last revised July 11, prepared by Eagle Engineering and designated as Project No. 3297.

“Taking” (and its correlative meanings) means any temporary or permanent taking by any Governmental Authority of the Premises or any portion thereof through eminent domain, condemnation or other proceedings or by any settlement or compromise of such proceedings, or any voluntary conveyance of such property or any portion thereof during the pendency of any such proceedings.

“Taxes” has the meaning set forth in Section 2.9 hereof.

“Tenant Security Account” has the meaning set forth in Section 2.18 hereof.

“Term” means the period commencing on the Closing Date and ending on the Maturity Date.

“Testing Determination Date” means the last day of each Calendar Quarter.

“Title Company” means First American Title Insurance Company.

“Title Continuation” means an endorsement to the Title Policy indicating that, since the Closing Date or the most recent Title Continuation, as applicable, there has been no change in the state of title to the Premises (except for, in either case, Permitted Encumbrances) and no Liens or survey exceptions not theretofore approved by Agent as provided herein or otherwise permitted by this Loan Agreement, which endorsement shall contain no exception for inchoate mechanic’s liens and shall have the effect of redating the Title Policy to a date specified by Agent.

“Title Policy” means the mortgagee title insurance policy in favor of Agent issued on the Closing Date, including all endorsements thereto.

“Transfer” has the meaning set forth in Section 7.16 hereof.

“UCC Financing Statements” means such UCC financing statements as Agent shall deem necessary or desirable to perfect Agent’s security interest in the Collateral (or any portion thereof).

“Uniform System of Accounts” means the accounting standards printed in the then most recently revised edition of A Uniform System of Accounts for Hotels, as adopted by the Hotel Association of New York City, Inc. and the American Hotel and Motel Association, as amended or changed from time to time by the Hotel Association of New York City, Inc. and the American Hotel and Motel Association (or other appropriate board or committee of both Associations); except that any accounting principle or practice required or permitted to be changed by the Hotel Association of New York City, Inc. and the American Hotel and Motel Association (or other appropriate board or committee of both Associations) in order to continue as an accounting standard or practice may be so changed only so long as such required or permitted change shall not have the effect of permitting Borrower’s compliance with any financial covenants or performance tests contained in this Loan Agreement when without such change, Borrower would not so comply.

“Withdrawal Liability” means at any time the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

SECTION 1.2. Other Definitional Provisions.

(a) All terms defined in this Loan Agreement shall have the above-defined meanings when used in the Note or any of the other Loan Documents, or in any other certificate, report or other document made or delivered pursuant to this Loan Agreement, unless the context therein shall otherwise require.

(b) Whenever appropriate herein or required by the context or circumstances, the masculine shall be construed as the feminine and/or the neuter, the singular as the plural, and vice versa.

(c) The words “hereof”, “herein”, “hereunder” and similar terms when used in this Loan Agreement shall refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement.

(d) The words “include” and “including” wherever used in this Loan Agreement or any other Loan Document shall be deemed to be followed by the words “without limitation”.

(e) Any reference to any Loan Document or any other document, instrument or agreement in this Loan Agreement or in any other Loan Document shall be deemed to mean such Loan Document or other document, instrument or agreement, as applicable, as it may from time to time be amended, supplemented, restated, consolidated, severed, split, extended, substituted for, partially released, replaced, increased, waived, cross-collateralized, renewed or otherwise modified in accordance with the terms of the Loan Documents.

ARTICLE II

THE LOAN

SECTION 2.1. The Loan; Use of Funds. Subject to the conditions and upon the terms herein provided, each Lender severally agrees to lend to Borrower and Borrower agrees to borrow from each Lender, on the Closing Date, an amount equal to such Lender’s

Commitment, which Commitments in the aggregate shall equal the Loan Amount, or such lesser amount as shall be the maximum amount available pursuant to the terms of this Loan Agreement (the “Loan”). The Loan shall be made by Lenders ratably in proportion to their respective Commitments. The Loan shall be evidenced by the Note. Interest and Additional Interest, if any, shall be payable in accordance with the Note and this Loan Agreement. The Loan shall be repaid with Interest, Additional Interest, costs, fees and charges as more particularly set forth in this Loan Agreement, the Note, the Mortgage and the other Loan Documents. Principal amounts of the Loan which are repaid for any reason may not be reborrowed. Borrower shall use the proceeds of the Loan to refinance the existing mortgage loan with respect to the Premises and to pay the costs incurred by Borrower and its Affiliates to close the Loan; provided, however, that in any case, Borrower shall not use any of the Loan proceeds in any manner or for any purpose that violates Legal Requirements or which could result in the Loan being in violation of, or in any penalty or liability of Agent or any Lender under, the Patriot Act or similar Legal Requirements.

SECTION 2.2. Interest.

(a) Interest at the Applicable Interest Rate. Until paid in full, and subject to Sections 2.5(c) and 2.10 hereof, each Loan Portion shall bear interest at an interest rate (an “Applicable Interest Rate”) which shall be a LIBOR Rate or Base Rate as designated by Borrower pursuant to Section 2.3 hereof or as otherwise provided in Section 2.3 hereof.

(b) Interest Payments. Borrower shall pay Interest as provided in this Loan Agreement on each Loan Portion on each Payment Date, in arrears, for the Interest Period then ending. Borrower shall pay Additional Interest as and when provided herein.

(c) Calculation of Interest.

(i) Interest accruing at the Applicable Interest Rate shall be calculated on the basis of the actual number of days elapsed and a year of 360 days.

(ii) Any change in the Base Rate shall be automatically effective as of the day on which such change in rate occurs.

(iii) Each determination of an interest rate by Agent pursuant to any provision of this Loan Agreement shall be conclusive and binding on Borrower in the absence of manifest error.

SECTION 2.3. Determination of Applicable Interest Rate.

(a) Applicable Interest Rate.

(i) The initial Applicable Interest Rate for the Loan shall be the LIBOR Rate selected by Borrower in writing and delivered to Agent on the Closing Date.

(ii) The Applicable Interest Rate (and any related LIBOR Rate Period) from time to time applicable to any Loan Portion upon and after the expiration of any LIBOR Rate Period with respect to such Loan Portion shall be determined in the manner set forth in Section 2.3(b) and (d) hereof.

(iii) After a conversion election, each Loan Portion shall bear interest during each applicable Interest Period at the Applicable Interest Rate as shall have been designated pursuant to Section 2.3(b) hereof, or as otherwise provided in Section 2.3(d) hereof. In connection with the selection or conversion of the Applicable Interest Rate pursuant to Section 2.3(b) hereof, Borrower shall specify the principal amount of the Loan Portion for which such selection or conversion is being made.

(iv) At any particular time, the sum of all Loan Portions shall equal the outstanding principal amount of the Loan.

(b) LIBOR Rate Conversion Options. Subject to Sections 2.5(b) and 2.3(e) hereof, Borrower may elect to convert the Applicable Interest Rate (i) with respect to any Loan Portion which bears interest at the Base Rate, from the Base Rate to a LIBOR Rate effective on any LIBOR Banking Day, or (ii) with respect to any portion of the Loan which bears interest at a LIBOR Rate, from such LIBOR Rate to another LIBOR Rate effective upon the expiration of the then current LIBOR Rate Period; provided, however, that (x) there shall not have occurred and be continuing any Event of Default, (y) the circumstances referred to in Section 2.10(a) hereof shall not have occurred and be continuing, and (z) after giving effect to such conversion, the number of LIBOR Rates in effect shall not exceed, in the aggregate, three (3). If Borrower wishes to convert the Applicable Interest Rate on any Loan Portion as permitted by the preceding sentence, an Authorized Borrower Representative shall give notice thereof (which shall be irrevocable) to Agent to the attention of an Authorized Agent Representative prior to 3:00 p.m. (New York City time) on the day that is not less than three (3) LIBOR Banking Days prior to the proposed conversion date specifying (A) the principal amount of the Loan with respect to which such conversion shall occur, (B) the proposed conversion date, which shall be determined in accordance with the preceding sentence, and (C) the applicable LIBOR Rate Period.

(c) Intentionally omitted.

(d) Reversion to Base Rate or One-Month LIBOR Rate. If an Authorized Borrower Representative fails timely to notify an Authorized Agent Representative in accordance with Section 2.3(b) hereof of Borrower’s election of a LIBOR Rate or Base Rate for any Loan Portion with an expiring LIBOR Rate Period or fails to provide all of the information required by Section 2.3(b) hereof for the election of a LIBOR Rate, the Applicable Interest Rate on such Loan Portion shall automatically upon the expiration of such LIBOR Rate Period convert to a LIBOR Rate for a LIBOR Rate Period of one (1) month or, if such one-month LIBOR Rate Period would end after the Maturity Date, the Applicable Interest Rate shall convert to, at Agent’s option, either the Base Rate or a LIBOR Rate for a LIBOR Rate Period having a duration equal to the period commencing upon the expiration of such expiring LIBOR Rate Period and ending on and including the Maturity Date, subject, in any case, to the proviso in the definition of “LIBOR Rate Period” herein. If Borrower is not permitted to elect a LIBOR Rate pursuant to clause (x) or (z) of Section 2.3(b) hereof, the Applicable Interest Rate on such Loan Portion shall automatically upon the expiration of such LIBOR Rate Period convert to a Base Rate.

(e) Interest Rate Corresponding to Interest Rate Protection Agreements. Notwithstanding anything to the contrary set forth in this Section 2.3, at all times that Borrower is required to cause one or more Interest Rate Protection Agreements to be in effect pursuant to Section 2.6(a) hereof, Borrower shall cause a portion of the Loan corresponding to the notional amount with respect to which any such Interest Rate Protection Agreements were established to have an Applicable Interest Rate which is a LIBOR Rate having a LIBOR Rate Period of one (1) month.

SECTION 2.4. Principal Payments.

(a) Principal Payment at Maturity. Borrower shall pay the unpaid principal balance of the Loan in a single installment on the Maturity Date, together with all accrued Interest and all other sums due under the Loan Documents.

(b) Amortization Payments. On the first (1st) Payment Date of each Calendar Quarter after the Closing Date, Borrower shall pay to Agent, in addition to Interest then due, an amount equal to, in the case of the first four (4) payments, $125,000, and in the case of each subsequent payment, $375,000, which shall be applied in reduction of the outstanding principal balance of the Loan. Prepayments of the Loan made pursuant to Section 2.4(c) or other provision hereof shall not reduce the amount of such scheduled amortization payments.

(c) Optional Prepayments. Borrower may, upon at least five (5) Business Days’ prior written notice to Agent, prepay the Loan, in whole or in part (in amounts equal to at least $1,000,000), in accordance with this Section 2.4(c); provided, however, that if such prepayment is made during the period from the Closing Date through the date twenty-four (24) months after the Closing Date (such period, the “Spread Maintenance Period”), as a condition to such prepayment, Borrower shall, concurrently with such prepayment, pay to Agent for the pro rata benefit of the Lenders the applicable Spread Maintenance Fee (as defined below). Any such prepayment notice shall be irrevocable and shall specify the Payment Date and amount of the prepayment. Concurrently with, and as a condition to, any such prepayment, Borrower shall pay to Agent all sums required to be paid Agent or Lenders pursuant to, and shall otherwise comply with, Section 2.4(f) hereof. As used herein, the “Spread Maintenance Fee” shall be one and one-half percent (1.50%) of the amount prepaid, in the case of a prepayment made before the first (1st) anniversary of the Closing Date, or one percent (1.0%) of the amount prepaid, in the case of a prepayment made on or after the first (1st) anniversary of the Closing Date but before the second (2nd) anniversary of the Closing Date. In addition, in the event the Maturity Date is accelerated during the Spread Maintenance Period, a Spread Maintenance Fee computed as though the entire outstanding principal amount of the Loan were prepaid as of the date of acceleration shall be due and payable by Borrower upon such acceleration.

(d) Other Sums. Borrower shall pay to Agent all other sums owed to Agent and/or Lenders pursuant to the Loan Documents when such sums are due and payable as provided in the applicable Loan Document, or if not provided therein, within ten (10) Business Days after the due date thereof or if demand is expressly required, within ten (10) Business Days after written demand by Agent. To the extent any other such sums are determined on a per diem or similar basis, such sums shall be calculated on the basis of a 360-day year and the actual number of days elapsed.

(e) Mandatory Prepayment. Borrower shall be required to prepay the Loan at any time and from time to time upon the occurrence of any of the circumstances requiring prepayment described in this Loan Agreement (including Section 2.15 hereof) or the Mortgage by paying the principal amount so required to be prepaid. Concurrently with any such prepayment, Borrower shall pay to Agent all sums required to be paid to Agent or Lenders pursuant to, and shall otherwise comply with, Section 2.4(f) hereof.

(f) Reduction of Interest Rate Protection Arrangement and Payment of Other Sums. Concurrently with any payment or prepayment of principal pursuant to Section 2.4 (c) or (e) hereof, Borrower shall, as a further condition of such prepayment, (w)(1) in the case of any Lender Interest Rate Protection Agreement other than an interest rate cap, if the prepayment reduces the amount of the Loan subject to the Lender Interest Rate Protection Agreement, cause a reduction of the notional amount of such Lender Interest Rate Protection Agreement in an amount equal to the excess of the notional amount of such Lender Interest Rate Protection Agreement over the outstanding principal balance of the Loan taking into account such prepayment, (2) pay all sums, if any, payable by Borrower pursuant to any Interest Rate Protection Agreement with respect to such reduction and (3) provide evidence to Agent of Borrower’s compliance with clauses (1) and (2) above, (x) pay all accrued and unpaid Interest to and including the date of such prepayment on the amount being prepaid, (y) pay all Additional Interest and any other amounts due and payable under any Loan Document as a result of such repayment or prepayment and (z) if such repayment or prepayment repays the entire outstanding amount of the Loan, pay all other outstanding amounts then due and payable under the Loan Documents.

SECTION 2.5. Payment; Default Rate; Application of Certain Monies; Priority of Payments; Set-offs.

(a) Manner of Payment. All sums payable by Borrower to or for the account of Agent or any Lenders under this Loan Agreement or any other Loan Document shall be made in Dollars and in immediately available funds not later than 1:00 p.m. (New York City time) on the date when such payment is due and shall be payable by wire transfer in accordance with the wiring instructions attached hereto as Exhibit H or such other wiring instruction as Agent may provide to Borrower from time to time. Funds received by Agent after 1:00 p.m. (New York City time) shall be treated for all purposes as having been received by Agent on the immediately succeeding Business Day, and Borrower shall be responsible for any costs of Agent and Lenders resulting therefrom, including any Additional Interest or overdraft charges.

(b) Payment on a Non-Business Day. Whenever any payment to be made under the Loan Documents shall be stated to be due, or if the Maturity Date would otherwise occur, on a day which is not a Business Day, such payment shall be made, and the Maturity Date shall occur, as applicable, on the immediately succeeding Business Day. Any such extension of time shall be included in the computation of payment of Interest (including interest at the Default Rate), fees, and Additional Interest.

(c) Default Rate.

(i) Notwithstanding anything to the contrary contained herein or in another Loan Document, if an Event of Default shall have occurred and be continuing, the Loan shall bear Interest from and including the date of the occurrence of such Event of Default (after as well as before judgment) at a fluctuating rate of interest per annum equal to the Default Rate, which interest at the Default Rate shall be payable upon demand of Agent. Interest accruing at the Default Rate shall be calculated on the basis of the actual number of days elapsed and a year of 360 days.

(ii) If Borrower shall fail to make a payment on the due date therefor (i.e., the scheduled due date or within the required number of days following written demand therefor to the extent provided under the Loan Documents) of any sum under the Loan Documents (whether principal (other than principal which is accruing interest at the Default Rate pursuant to Section 2.5(c)(i) above), Interest, Additional Interest or other amounts), such sum shall bear Interest from and including the date such payment is due to but excluding the date such payment is made (after as well as before judgment) at a fluctuating rate of interest per annum equal to the Default Rate with respect to such sum.

(iii) Agent’s failure to collect interest at the Default Rate at any time shall not constitute a waiver of Agent’s right thereafter, at any time and from time to time (including upon acceleration of the Maturity Date or upon payment in full of the Loan), to collect such previously uncollected interest at the Default Rate or to collect subsequently accruing interest at the Default Rate.

(d) Late Payment Fee. Borrower shall pay to Agent for the account of the Lenders a late payment premium in the amount of five percent (5%) of any principal payment, Interest, Additional Interest, fee or other amount payable under any Note, this Loan Agreement or the other Loan Documents made more than seven (7) days after the due date thereof (i.e., the scheduled due date or within the required number of days following written demand therefor to the extent provided under the Loan Documents), which late payment premium shall be due with any such late payment. The acceptance of a late payment premium shall not constitute a waiver of any Default or Event of Default then existing or thereafter arising. Agent’s failure to collect a late payment premium at any time shall not constitute a waiver of Agent’s right thereafter, at any time and from time to time (including upon acceleration of the Maturity Date or upon payment in full of the Loan), to collect such previously uncollected late payment premiums or to collect subsequently accruing late payment premiums.

(e) Priority of Payments. All payments received with respect to the Loan shall be applied on account of sums due and owing pursuant to the Note, this Loan Agreement, the Mortgage or the other Loan Documents in the following order of priority:

first, to the payment of all amounts due and then owing pursuant to the Note, the Loan Agreement and the other Loan Documents which do not constitute either principal or Interest;

second, to the payment of Interest due and then owing; and

third, to the unpaid principal balance of the Loan (and such payments applied to principal shall be applied first to the portion of the principal balance of the Loan, if any, not subject to an Interest Rate Protection Agreement, and then to the remaining portion of the principal balance of the Loan subject to an Interest Rate Protection Agreement);

provided, however, in the event that an Event of Default shall have occurred and shall then be continuing, or such payments are insufficient to pay all amounts then due and owing pursuant to the Loan Documents, all such payments, including sums received in connection with the exercise of any remedies pursuant to the Loan Documents, shall be applied in such order and manner as the Requisite Lenders shall elect; and provided, further, that, the Requisite Lenders may apply payments first to satisfy the portion of the Obligations, if any, for which Borrower, any Guarantor or any other Person has no personal, partnership, company or corporate liability, and then to the remaining Obligations.

(f) No Set-offs. All sums payable by Borrower under the Note, this Loan Agreement and the other Loan Documents shall be paid in full and without set-offs, counterclaims, deductions or withholdings of any kind.

SECTION 2.6. Interest Rate Protection Agreement.

(a) Interest Rate Protection Agreement. On or before the Closing Date, Borrower shall enter into and satisfy all conditions precedent to the effectiveness of an Interest Rate Protection Agreement that shall satisfy all of the following conditions and shall thereafter maintain such Interest Rate Protection Agreement in full force and effect from the Closing Date through the Initial Maturity Date:

(i) The Interest Rate Protection Agreement shall be an interest rate cap, swap, collar or other derivative product acceptable to Agent, the effect of which is to protect Borrower against upward fluctuations of LIBOR (as opposed to the LIBOR Rate) applicable to a LIBOR Rate Period of one (1) month in excess of three percent (3.0%) per annum during the Term and in a notional amount equal to eighty percent (80%) of the Loan Amount;

(ii) The Interest Rate Protection Agreement shall be entered into between Borrower and, at Borrower’s option, (A) Agent or an Affiliate of Agent if Agent or such Affiliate and Borrower shall elect to enter into an Interest Rate Protection Agreement, (B) Crédit Agricole or another Lender or an Affiliate of Crédit Agricole or another Lender if Crédit Agricole or another Lender or such Affiliate and Borrower shall elect to enter into an Interest Rate Protection Agreement or (C) a Qualified Counterparty;

(iii) In the case of an Interest Rate Protection Agreement that is an interest rate cap agreement, all sums payable by Borrower on account of the purchase price for the Interest Rate Protection Agreement during the term of the Interest Rate Protection Agreement shall have been paid in full on or prior to the effective date thereof;

(iv) Borrower’s interest in such Interest Rate Protection Agreement, including all rights of Borrower to payment thereunder and any residual value thereof, shall have been collaterally assigned to Agent pursuant to the Mortgage and the Assignment of Agreements;

(v) The financial institution which is party to such Interest Rate Protection Agreement shall have executed and delivered to Agent a consent to the collateral assignment of Borrower’s interest in such Interest Rate Protection Agreement referred to in clause (iv) above pursuant to a consent in the form annexed hereto as Schedule 2.6(a) or otherwise in form and content reasonably acceptable to Agent (the “Interest Rate Protection Agreement Consent”); and

(vi) Such Interest Rate Protection Agreement shall be satisfactory to Agent in form and content.

(b) Failure to Provide Interest Rate Protection. In the event that Borrower breaches its obligation to enter into and maintain an Interest Rate Protection Agreement in full force and effect as set forth in Section 2.6(a) hereof, in addition to Agent’s rights and remedies hereunder or under the other Loan Documents, Agent may, but shall have no obligation to, at Borrower’s sole cost and expense and on Borrower’s behalf, enter into an Interest Rate Protection Agreement as may be required pursuant to Section 2.6(a) hereof. In the event that Agent shall elect to enter into an Interest Rate Protection Agreement on Borrower’s behalf, such Interest Rate Protection Agreement, at Agent’s election, may be a Lender Interest Rate Protection Agreement. In the event that Borrower breaches its obligations to enter into or maintain an Interest Rate Protection Agreement in full force and effect as set forth in Section 2.6(a) hereof and during the continuance of such breach, Agent is hereby irrevocably appointed the true and lawful attorney of Borrower (coupled with an interest), in its name and stead, to execute such an Interest Rate Protection Agreement and all necessary documents ancillary thereto, and for that purpose Agent may execute all necessary agreements and instruments, and may substitute one or more persons with like power, Borrower hereby ratifying and confirming all that its said attorney or such substitute or substitutes shall lawfully do by virtue hereof. All sums paid and liabilities incurred by Agent pursuant to this Section 2.6 shall be paid by Borrower (and not from the proceeds of the Loan) within ten (10) Business Days after Agent’s demand with interest at the Default Rate to the date of payment to Agent and such sums and liabilities, including such interest, shall be deemed and shall constitute advances under this Loan Agreement and be evidenced by the Note and be secured by the Security Documents.

(c) Obligation of Borrower Unaffected by Interest Rate Protection Agreement. No Interest Rate Protection Agreement shall alter, impair, restrict, limit or modify in any respect the obligation of Borrower to pay Interest or Additional Interest on the Loan, as and when the same becomes due and payable in accordance with the provisions of the Loan Documents.

(d) Termination, etc. of Interest Rate Protection Agreement. Borrower shall not terminate, modify, cancel or surrender, or permit the termination, modification, cancellation or surrender of, any Interest Rate Protection Agreement without the prior consent of the Requisite Lenders. Within ten (10) Business Days after Borrower obtains knowledge of or receipt of notice (which may be given by Agent or a Lender) of a default by the financial institution that is a party to any Interest Rate Protection Agreement, Borrower shall substitute for such defaulted Interest Rate Protection Agreement another Interest Rate Protection Agreement (to which the Person that defaulted under the defaulted Interest Rate Protection Agreement is not a party) so that, after giving effect to such substitution, Borrower is in compliance with the requirements of Section 2.6(a) hereof.

(e) Receipts from Interest Rate Protection Agreements. All payments due to Borrower pursuant to any Interest Rate Protection Agreement, including upon any termination thereof, shall be payable to and held by Agent; provided, however, that all periodic “net payments” and any other payments due to Borrower so received by Agent in connection with a payment made by a counterparty to an Interest Rate Protection Agreement shall be applied by Agent on account of Interest then due and payable or which becomes due and payable on the Loan. If an Event of Default occurs, Agent may, in its sole discretion, for so long as such Event of Default is continuing and in addition to any other rights and remedies hereunder, apply the amounts so held by Agent to the Loan or other amounts due under the Loan Documents at Agent’s election. Until such time as all Obligations have been paid in full, Borrower shall have no right to withdraw or otherwise apply any funds received by Agent on account of any Interest Rate Protection Agreement. Such funds shall constitute additional security for the Obligations, a security interest therein being granted hereby. In the event Borrower receives any sums pursuant to or in connection with any Interest Rate Protection Agreement, it shall immediately pay such sums to Agent.

(f) Security. No Interest Rate Protection Agreement shall be secured by all or any portion of the Collateral unless it is a Lender Interest Rate Protection Agreement, in which case such Lender Interest Rate Protection Agreement shall be secured pari passu with the other sums secured by the Mortgage and other Security Documents.

SECTION 2.7. Intentionally Omitted.

SECTION 2.8. Additional Interest. Borrower shall pay to Agent the following losses, costs and expenses of Agent or any Lender incurred or reasonably estimated by Agent or such Lender, as applicable, to be incurred:

(a) All “breakage” charges, i.e., losses, costs and expenses (including internal charges but excluding consequential damages and excluding lost LIBOR Rate Margin) incurred by reason of obtaining, liquidating or redeploying deposits or other funds acquired by Agent or such Lender to fund or maintain the Loan as a result of any prepayment of the Loan or any delay or failure to prepay the Loan when required hereunder or otherwise; and

(b) Any sums becoming payable by Borrower pursuant to any Lender Interest Rate Protection Agreement, including any termination thereof.

In any of the foregoing events, Borrower shall pay to Agent, (i) as to amounts due under clause (a) above, concurrently with the principal payment, in the case of such breakage charges in connection with a payment of principal, and within ten (10) Business Days after written demand in all other cases or (ii) in the case of any Lender Interest Rate Protection Agreement, within ten (10) Business Days or such shorter period as shall be specified therein after written demand, such amount as shall equal the amount of the Additional Interest certified by Agent (or the applicable Lender) to Borrower by reason of such event. A certificate as to the amount of such Additional Interest submitted by Agent to Borrower setting forth Agent’s (or the applicable

Lender’s) basis for the determination of Additional Interest shall be conclusive evidence of the amount thereof, absent manifest error. Failure on the part of Agent to demand payment from Borrower for any Additional Interest attributable to any particular period shall not constitute a waiver of Agent’s (or the applicable Lender’s) right to demand payment of such amount for any subsequent or prior period.

SECTION 2.9. No Withholdings. All sums payable by Borrower under the Note, this Loan Agreement and the other Loan Documents, shall be paid in full and without set-off or counterclaims and free of any deductions or withholdings for any and all present and future taxes, levies, imposts, deductions, duties, filing and other fees or charges, excluding Excluded Taxes (collectively, “Taxes”). In the event that Borrower is prohibited by any law from making any such payment free of such deductions or withholdings with respect to Taxes, then Borrower shall pay such additional amount to Agent as may be necessary in order that the actual amount received by Lenders after such deduction or withholding (and after payment of any additional Taxes due as a consequence of the payment of such additional amount) shall equal the amount that would have been received if such deduction or withholding were not required; provided, however, that Borrower shall not be obligated to pay such additional amount on account of a specific Lender if at the time such Lender became a “Lender” hereunder, Borrower is required to deduct or withhold any sums solely because such Lender had a legal basis to deliver, but failed to deliver, to Borrower a duly executed copy of United States Internal Revenue Service Form W-8 BEN, W-8 ECI, W-9 or other form or statement prescribed by law from time to time and applicable to a Lender (in such number of copies as may be prescribed by law from time to time), and any required renewal thereof, as the case may be, which, pursuant to the applicable provisions of an income tax treaty between the United States and the country of residence of the Lender, the IRC, or any applicable rule or regulation under the IRC, indicate that such Lender is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes, or at a tax rate that is reduced to zero (or, upon written request of Borrower specifying the applicable form which such Lender may in accordance with law sign with no disadvantageous consequences to it or any of its affiliates as determined by such Lender, at a reduced rate of tax or deduction), and as result of such failure, Borrower was prohibited by the IRC from making any such payment free (or at a reduced rate as aforesaid) of such deductions or withholding. Notwithstanding anything contained in this Section 2.9, in no event will any Lender’s failure to deliver any such forms, or any renewal or extension thereof, affect, postpone or relieve Borrower from any obligation to pay Interest, principal, Additional Interest and other amounts due under the Loan Documents (other than as expressly set forth above in this Section 2.9). Such additional amount shall be due concurrently with the payment with respect to which such additional amount is owed in the amount of Taxes certified by Agent (or the applicable Lender). A certificate as to the amount of Taxes submitted by Agent to Borrower setting forth Agent’s (or the applicable Lender’s ) basis for the determination of Taxes shall be conclusive evidence of the amount thereof, absent manifest error. Failure on the part of Agent to demand payment from Borrower for any Taxes attributable to any particular period shall not constitute a waiver of Agent’s (or the applicable Lender’s) right to demand payment of such amount for any subsequent or prior period. In the event that Borrower is obligated to pay any additional amounts described in this Section 2.9 in respect of the Loan, the applicable Lender shall, at no cost to such Lender, make commercially reasonable efforts to designate another of its lending offices to be the Applicable Lending Office of such Lender if, in the reasonable judgment of such Lender, doing so would avoid or materially reduce such additional amounts payable by Borrower and would not be disadvantageous to such Lender. Nothing in the immediately foregoing sentence shall postpone Borrower’s obligation to pay such additional amounts as and when they become payable hereunder.

SECTION 2.10. Unavailability of LIBOR; Illegality.

(a) Unavailability of LIBOR. If on any date on which Borrower seeks to establish a LIBOR Rate as the Applicable Interest Rate pursuant to Section 2.3 hereof or if Section 2.3(d) hereof applies, Agent determines (which determination shall be conclusive and binding upon Borrower absent manifest error) that (i) Dollar deposits in an amount approximately equal to the then outstanding principal balance of the Loan Portion bearing interest at a LIBOR Rate are not generally available at such time in the London interbank Eurodollar market for deposits in Eurodollars, (ii) reasonable means do not exist for ascertaining LIBOR, or (iii) the Applicable Interest Rate would be in excess of the maximum interest rate which Borrower may by law pay, Agent shall promptly give notice (the “Non-Availability Notice”) of such fact to Borrower and the option to convert to or to continue the Applicable Interest Rate on such Loan Portion as a LIBOR Rate shall be suspended until such time as such condition no longer exists. In the event that the option to elect, to convert to or to continue an Applicable Interest Rate as a LIBOR Rate shall be suspended as provided in this Section 2.10(a), effective upon the giving of the Non-Availability Notice, and if applicable, effective as of the first date that the one (1) month LIBOR Rate Period would otherwise be in effect pursuant to Section 2.3(d) hereof, interest on the Loan Portion for which a LIBOR Rate was to be determined shall be payable at the Base Rate, from and including the date of the giving of the Non-Availability Notice (or the date that the one (1) month LIBOR Rate Period would otherwise be in effect pursuant to Section 2.3(d) hereof, if applicable) until the Maturity Date or until any earlier date on which a LIBOR Rate shall become effective for such Loan Portion pursuant to Section 2.3 hereof following the giving of notice by Agent to Borrower that the conditions referred to in this Section 2.10(a) no longer exist (Agent agreeing to give prompt notice to Borrower if such conditions no longer exist).

(b) Illegality. In the event that at any time while any Loan Portion bears interest at a LIBOR Rate, any Lender determines (which determination shall be conclusive and binding on Borrower) that it shall become illegal for such Lender to maintain the Loan or a portion thereof on the basis of one or more LIBOR Rates, Agent shall promptly after receiving notice thereof from such Lender give notice of such fact to Borrower, and the option to elect, to convert to or to continue the Applicable Interest Rate on any Loan Portion as a LIBOR Rate shall be suspended until such time as such condition shall no longer exist (Agent agreeing to give prompt notice to Borrower if such conditions no longer exist). In the case of existing Loan Portions affected by the circumstances described in the immediately preceding sentence, the Applicable Interest Rate on such Loan Portion shall be converted automatically to the Base Rate (unless such Lender determines that such conversion is not required with respect to any existing Loan Portion) and shall be payable at the Base Rate in the same manner as provided in Section 2.10(a) hereof.

SECTION 2.11. Increased Costs and Capital Adequacy.

(a) Borrower agrees to pay Agent additional amounts (without duplication of any other amounts payable in respect of increased costs pursuant to this Loan Agreement) as Agent shall reasonably determine will compensate Lenders for additional costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable as a result of any change after the date hereof in any applicable law, regulation or treaty, or in the interpretation or administration thereof by any domestic or foreign governmental authority charged with the interpretation or administration thereof (whether or not having the force of law), or by any domestic or foreign court, (i) changing the basis of taxation of payments to any Lender (other than taxes imposed on all or any portion of the overall net income of any Lender by the United States or by any political subdivision or taxing authority of the United States), (ii) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by any Lender (whether directly, indirectly or on a portfolio wide basis) or (iii) imposing on any Lender any other condition affecting the Note or the Loan.

(b) If any Lender shall determine in good faith that (i) any change enacted after the date hereof in the application of any law, rule, regulation or guideline adopted or arising out of the July 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards,” including the draft Capital Accord proposed to replace such report, or any change in the interpretation or administration thereof by any domestic or foreign governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, (ii) any change in or adoption of any other law, rule, regulation or guideline regarding capital adequacy enacted after the date hereof, or (iii) compliance by any Lender, or any lending office of any Lender, or the holding company of any Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency based on any such change or adoption, has or would have the effect of reducing the rate of return on any Lender’s capital to a level below that which such Lender would have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy), then from time to time Borrower shall pay to Agent such additional amounts (without duplication of any other amounts payable pursuant to this Loan Agreement) as will compensate Lenders for such actual reduction with respect to any portion of the Loan outstanding.

(c) Any amount payable by Borrower pursuant to Section 2.11(a) or (b) hereof shall be paid to Agent within ten (10) Business Days of receipt by Borrower of a certificate of Agent setting forth the applicable law, change or other matter giving rise to such amount as described herein, the amount due, and Agent’s basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower absent manifest error. Failure on the part of Agent to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Agent’s right to demand payment of such amount for any subsequent or prior period.

(d) Notwithstanding Sections 2.11(a) and (b) hereof, (i) all requests, rules, guidelines or directions under or in connection with the Dodd-Frank Wall Street Reform and

Consumer Protection Act shall be deemed not to have been the subject of any request or directive implemented or any change having occurred prior to the date hereof and (ii) any change based on the reports and supporting documentation of the Basel Committee on Banking Supervision of December 2009 entitled “Strengthening the Resilience of the Banking Sector” and “International Framework for Liquidity Risk Measurement, Standards and Monitoring”, in each case together with any amendments thereto, shall not be deemed to have occurred on or prior to the Closing Date.

SECTION 2.12. Usury. The Note, this Loan Agreement, the Mortgage, and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Obligations at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by law to contract for or to agree to pay. If by the terms of the Note, this Loan Agreement, the Mortgage or any other Loan Document, Borrower is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the rate of interest shall be deemed to be immediately reduced to such maximum rate and, to the extent not prohibited by law, the interest payments in excess of such maximum rate and shall be applied and shall be deemed to have been payments in reduction of principal.

SECTION 2.13. Closing. The Closing shall be held pursuant to an escrow with the Title Company.

SECTION 2.14. Loan Fee Letter. Borrower shall pay to Agent the fees provided for in the Loan Fee Letter in accordance with the terms of this Loan Agreement and the Loan Fee Letter.

SECTION 2.15. Cash Sweep Provisions. On the third (3rd) Payment Date following any Testing Determination Date as of which a Cash Sweep Condition is determined or deemed to exist, and thereafter on each of the two (2) immediately succeeding Payment Dates, in addition to all other amounts then due and owing, Borrower shall (i) deposit into the Cash Sweep Account an amount (the “Applicable Excess Amount”) equal to the lesser of (A) all Excess Cash Flow with respect to the calendar month ending immediately prior to the calendar month immediately prior to such applicable Payment Date, as adjusted for seasonal variations in a manner and amount reasonably agreed upon by Borrower and Agent, and (B) the Cash Sweep Limit and (ii) deliver to Agent a certificate setting forth in reasonable detail Borrower’s calculation of Excess Cash Flow and the Applicable Excess Amount; provided, however, that in any event, Borrower shall in addition make a deposit into the Cash Sweep Account on the first two (2) Payment Dates following the Closing Date, in each case in an amount as determined pursuant to the preceding clause (A). On the fifth (5th) Payment Date following each Testing Determination Date as of which a Cash Sweep Condition is determined or deemed to exist (but subject to the last sentence of this Section 2.15), all amounts on deposit in the Cash Sweep Account shall be applied by Agent to the reduction of the outstanding principal balance of the Loan or, if Agent permits in its sole discretion, be disbursed by Agent to pay or reimburse Borrower for operating shortfalls of the Premises for any month during the period from the applicable Testing Determination Date to such fifth (5th) following Payment Date. Concurrently with any such application to principal, Borrower shall pay to Agent all sums required to be paid pursuant to, and shall otherwise comply with, Section 2.4(f) hereof, but no Spread Maintenance

Fee shall be applicable. In illustration of the foregoing, in the event that the Testing Determination Date with respect to which a Cash Sweep Condition exists would be March 31, (x) the third (3rd) Payment Date following such Testing Determination Date would be the first (1st) Business Day of June and the applicable calendar month for which Applicable Excess Amount would be deposited on such Payment Date would be April, (y) the first immediately succeeding Payment Date thereafter would be the first (1st) Business Day of July and the applicable calendar month for which Applicable Excess Amount would be deposited on such Payment Date would be May, and (z) the second immediately succeeding Payment Date thereafter would be the first (1st) Business Day of August and the applicable calendar month for which Applicable Excess Amount would be deposited on such Payment Date would be June (and on the first (1st) Business Day of August, all funds in the Cash Sweep Account, including those deposited on that date, will be applied to principal (or disbursed to pay or reimburse operating shortfalls) as aforesaid); provided, that, the Applicable Excess Amounts to be deposited on the Payment Dates occurring on the first (1st) Business Day of June, July and August would be deposited even if no Cash Sweep Condition exists as of the June 30th Testing Determination Date; provided, further, that, in the event that a Cash Sweep Condition exists as of the June 30th Testing Determination Date, Borrower shall continue to deposit the Applicable Excess Amounts with respect to the applicable calendar months of July, August and September on the Payment Dates occurring on the first (1st) Business Day of each of September, October and November, respectively. Disbursements from the Cash Sweep Account to reimburse Borrower for operating shortfalls as provided above shall be conditioned on, among other things, the absence of any First Tier Default or Event of Default and Agent’s receipt of a request for disbursement, in form and substance satisfactory to Agent, accompanied by such supporting documentation as Agent shall require. Promptly following termination of a Cash Sweep Condition, provided there exists no Event of Default, Agent shall remit to Borrower all sums in the Cash Sweep Account.

SECTION 2.16. FF&E Reserve Account.

(a) On the Closing Date, Borrower shall cause to be deposited all sums in its pre-existing capital reserve or similar account (if any) into an interest-bearing account or sub-account at Agent (the “FF&E Reserve Account”). Thereafter, on each Payment Date, and in addition to all other amounts then due and owing, Borrower shall (i) deposit into the FF&E Reserve Account, in cash or other immediately available funds, the FF&E Reserve Amount for the second (2nd) calendar month immediately prior to such Payment Date (e.g., the payment due on March 1, shall be the FF&E Reserve Amount for the preceding January) and (ii) deliver to Agent a certificate setting forth in reasonable detail Borrower’s calculation of such FF&E Reserve Amount. Interest on the FF&E Reserve Account shall be deposited therein and become part of the funds therein.

(b) From time to time, but no more frequently than once per calendar month, Borrower may submit to Agent a FF&E Disbursement Request with respect to FF&E Expenditures and/or Capital Expenditures. So long as the expenditures that are the subject of such FF&E Disbursement Request are Approved FF&E Expenditures or Approved Capital Expenditures, Agent shall disburse to Borrower from the available balance of the FF&E Reserve Account an amount equal to the Approved FF&E Expenditures and/or Approved Capital Expenditures which were requested in such FF&E Disbursement Request. Additionally, in the event of an emergency or other unexpected event at the Premises that requires Borrower to make an emergency Capital Expenditure or FF&E Expenditure in order to protect or secure the Premises, property contained therein or the life and safety of Persons at the Premises, or in order to maintain the normal operation of the Premises, Borrower may request a disbursement from the FF&E Reserve Account to pay or reimburse Borrower for such expenditure to the extent of funds on deposit in the FF&E Reserve Account by submitting a FF&E Disbursement Request for same, together with an explanation of the emergency or event, the proposed Capital Expenditure or FF&E Expenditure and such other information Agent reasonably requests; provided, however, that the foregoing shall not include emergencies or other unexpected events that are, or arise from, a Casualty or other insured event (or event that would have been insured if the Insurance Policies were in effect) or a Taking. Borrower shall use disbursements from the FF&E Reserve Account solely for the purpose of paying those amounts specified in each FF&E Disbursement Request or reimbursing Borrower for such amounts. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, Agent shall have no obligation to make any disbursement from the FF&E Reserve Account. Agent’s concurrence with any FF&E Disbursement Request shall not be deemed to constitute a representation that no Default or Event of Default has occurred and/or is continuing or a waiver of any Default or Event of Default or any right or remedy resulting therefrom.

(c) Upon the occurrence and during the continuance of an Event of Default, Agent may apply any funds on deposit in the FF&E Reserve Account as set forth in Section 8.5 hereof and shall have all other rights and remedies with respect to the FF&E Reserve Account specified in this Loan Agreement and in any other Loan Document, at law and in equity.

SECTION 2.17. Collection and Operating Accounts.

(a) Borrower shall cause all Gross Revenue and all other profits, issues, accounts, accounts receivable, income, receipts and revenues of Borrower to be paid and deposited directly into the Collection Account. If Borrower actually receives any of the foregoing, Borrower shall cause same to be deposited into the Collection Account within two (2) Business Days after receipt. Borrower shall deliver to Agent an Account Agreement with respect to the Collection Account, executed by Borrower and, if applicable, Property Manager, and the depository at which the Collection Account is held if not at Agent. Borrower shall also deliver to Agent a Credit Card Servicer Agreement from each credit card company, servicer or agency used by Borrower and/or Property Manager, executed by Borrower and/or Property Manager, as applicable, and such credit card company, servicer or agency promptly after engaging same.

(b) Borrower shall not, and shall not permit Property Manager to, close the Collection Account or open any additional Collection Account without the prior consent of Agent. Within three (3) Business Days after notice from Agent at any time upon the occurrence and during the continuance of or after the occurrence of an Event of Default, Borrower shall cause the Collection Account to be held at Agent or another depository bank satisfactory to Agent in its sole discretion.

(c) So long as no Event of Default shall have occurred and be continuing and Agent shall not have notified Borrower pursuant to Section 8.5 hereof that Borrower’s right to receive funds from the Collection Account is terminated, funds shall be swept from the

Collection Account to the Operating Account. Property Manager may from time to time make withdrawals from the Operating Account (i) to pay reasonable or necessary expenses incurred by Borrower or Property Manager (without duplication) in the ownership, maintenance, use, operation and leasing of the Premises as shown in the then-applicable annual operating budget for the Premises, (ii) to pay Debt Service and other sums in respect of the Obligations, (iii) to pay for alterations and other Capital Expenditures and FF&E and (iv) to make distributions to or to pay or repay loans from Borrower’s members and for any other purposes of Borrower, subject, however, to any limitations and prohibitions on withdrawals and use of funds set forth in this Loan Agreement and the other Loan Documents. Upon the occurrence and during the continuance of an Event of Default and notice from Agent as aforesaid, Borrower shall not, and shall not permit any other Person to, receive funds from the Collection Account except as may be approved by Agent in writing. To the extent any funds were withdrawn by or on behalf of Borrower or Property Manager from the Collection Account after the occurrence of an Event of Default and notice from Agent as aforesaid, Borrower shall cause the withdrawn funds to be redeposited in the Collection Account. Upon the occurrence and during the continuance of an Event of Default, Agent may apply any funds on deposit in the Collection Account as set forth in Section 8.5 hereof and shall have all other rights and remedies with respect to the Collection Account specified in this Loan Agreement and in any other Loan Document, at law and in equity.

(d) Notwithstanding anything herein to the contrary, Borrower shall not, and shall not permit Property Manager to, make any withdrawals from the Operating Account or use any Gross Revenues or other profits, issues, accounts, accounts receivable, income, receipts, revenues or security deposits in contravention of this Loan Agreement or any other Loan Document. Borrower shall cause each and every withdrawal from the Operating Account by Borrower and Property Manager to be used for the purpose for which such withdrawal was made and for no other purpose.

SECTION 2.18. Tenant Security Account.

(a) Borrower shall comply with all Legal Requirements and the applicable Lease applicable to any security given under any Lease. Subject to the foregoing, Borrower shall deposit or cause to be deposited all Security Deposits under the Major Leases into an account with a bank or other financial institution approved by Agent (the “Tenant Security Account”) within two (2) Business Days after receipt.

(b) Borrower may make withdrawals from the Tenant Security Account at such time as no Event of Default has occurred and is continuing provided the proceeds are (i) applied in the ordinary course of business to sums due under the applicable Lease when the terms of such Lease or applicable Legal Requirements permit the application thereof or (ii) returned to the applicable Lessee pursuant to Legal Requirements or the terms of the applicable Lease which require Borrower to return such other Security Deposit. After the occurrence and during the continuation of an Event of Default, neither Borrower nor any other Person shall have any right to, and Borrower covenants that it shall not, and shall not permit Property Manager to, withdraw any amounts from the Tenant Security Account or apply any Security Deposits, except as may be approved by Agent. However, if an Event of Default exists but Borrower is required pursuant to the terms of the applicable Lease or applicable Legal

Requirements to return any Security Deposit to the applicable Lessee, Borrower shall deliver a notice to Agent certifying same and stating the reason therefor, and Agent shall, at Agent’s option and at Borrower’s sole cost and expense, either permit Borrower to return the Security Deposit to the applicable Lessee or, if Agent elects, cause such Security Deposit to be returned directly to the applicable Lessee. Upon the occurrence and during the continuance of an Event of Default, Agent may apply any funds on deposit in the Tenant Security Account as set forth in Section 8.5 hereof and shall have all other rights and remedies with respect to the Tenant Security Account specified in this Loan Agreement and in any other Loan Document, at law and in equity, subject to the rights of the Lessees under Major Leases in their Security Deposits. Upon payment in full of the Obligations, and at Borrower’s sole cost and expense, Agent shall return any Security Deposits held by it to Borrower.

(c) Borrower shall transfer to the name of Agent and deliver to Agent all original Lease Letters of Credit under each Major Lease promptly after receipt of same, together with evidence that all fees payable to the issuer on account of such assignment and transfer have been paid. All such Lease Letters of Credit shall be transferable by their terms. Borrower hereby grants to Agent and Lenders a security interest in all rights of Borrower in and to all Lease Letters of Credit, including all proceeds thereof, as additional security for the Obligations. In addition to all other rights and remedies of Agent and Lenders, Agent may, and to the extent necessary in order to do so, Borrower hereby grants to Agent, effective from the occurrence and during the continuance of an Event of Default, an irrevocable power of attorney, coupled with an interest, and Agent shall be entitled to act pursuant to such power following an Event of Default that shall have occurred and be continuing by reason of a failure to comply with the terms of this Section 2.18(c), solely to draw upon or otherwise realize on each such Lease Letters of Credit in accordance with its terms and those of the applicable Lease.

(d) Borrower shall hold and apply all Lease Letters of Credit and the proceeds thereof subject to the same terms and conditions as Security Deposits pursuant to Section 2.18(a) and (b) hereof. Additionally, Borrower may draw on any Lease Letter of Credit in its possession if the issuer has elected to cancel or not renew such Lease Letter of Credit, provided that the proceeds thereof are held as a Security Deposit in accordance with Section 2.18(a) and (b) hereof. If Borrower delivered a Lease Letter of Credit to Agent, and (i) Borrower is entitled to make a drawing on such Lease Letter of Credit under the terms of the applicable Lease, such Lease Letter of Credit or applicable Legal Requirements, and (ii) no Event of Default shall have occurred and be continuing, Agent shall, at Borrower’s sole cost and expense, re-transfer such Lease Letter of Credit to Borrower in trust for the benefit of Agent and subject to Agent’s security interest, provided that Borrower delivers to Agent a written request certifying compliance with the conditions set forth in the foregoing clauses (i) and (ii), and indicating the applicable Lease and Letter of Credit, the amount of the draw and the reasons for such draw. Borrower shall hold any such Lease Letter of Credit solely for the purpose of drawing or realizing thereon in accordance with the provisions of the applicable Lease or Lease Letter of Credit and Legal Requirements and shall apply the proceeds thereof in the ordinary course of business to sums due under the applicable Lease in conformance with the requirements of the terms thereof and applicable Legal Requirements. If such draw is to be made because the issuer has elected to cancel or not renew such Lease Letter of Credit, a copy of such notice of election to cancel or not renew shall also be delivered to Agent together with Borrower’s request. If any proceeds of such Lease Letter of Credit are paid to Agent instead of Borrower, Agent shall transfer same to Borrower provided no Event of Default shall have occurred and be continuing for application as provided in Section 2.18(a) and (b) hereof. The original of any such Lease Letters of Credit (to the extent not fully drawn) shall be promptly re-assigned, transferred and re-delivered to Agent. Borrower shall promptly deposit the proceeds of any such drawing into the Collection Account, unless the drawing is being made to liquidate any Lease Letter of Credit because the issuer thereof has elected to cancel or not to renew same or for any other reason not arising from a default by the Lessee, in which case Borrower shall deposit such proceeds in the Tenant Security Account. If Borrower is required by the terms of the applicable Leases or applicable Legal Requirements to return any Lease Letter of Credit previously delivered to Agent to the Lessee, Agent shall, at Borrower’s sole cost and expense, re-assign and transfer and deliver possession of such original Lease Letter of Credit to Borrower provided Borrower delivers to Agent a written request for same, certifying the foregoing and indicating the applicable Lease and Letter of Credit and the reasons for such return. Borrower shall promptly return the same to the applicable Lessee. At Agent’s election and at Borrower’s sole cost and expense, instead of delivering such Lease Letter of Credit to Borrower, Agent shall return same to the applicable Lessee. If a Lease permits a Lessee to re-post a new Lease Letter of Credit, or to amend an existing Lease Letter of Credit, Agent will permit same and cooperate with Borrower to effect same, at Borrower’s sole cost and expense. Upon payment in full of the Obligations and at Borrower’s sole cost and expense, Agent shall return any Lease Letter of Credit held by it to Borrower.

SECTION 2.19. Accounts. Borrower hereby grants to Agent a security interest in all rights of Borrower in and to the Accounts (other than the Operating Account) and all sums on deposit therein as additional security for the Obligations. Borrower shall cause all banks or financial institutions other than Agent which are holding any Account (other than the Operating Account) to execute and deliver to Agent an Account Agreement with respect to such Account. Subject to the rights of Borrower expressly set forth herein to receive funds and make and permit others to make withdrawals from the Accounts, Borrower hereby acknowledges and agrees that Agent shall have sole dominion and control of the Accounts (other than the Operating Account). Borrower shall not close any Account without obtaining the prior written consent of Agent. Borrower shall not open any Account in substitution for or in addition to any Account set forth in Schedule 5.11 attached hereto without Agent’s prior consent. Notwithstanding the foregoing, with respect to any Operating Account and the Tenant Security Account, Borrower may open new Account(s) to serve as the Operating Account or the Tenant Security Account without Agent’s consent provided that (a) Borrower gives Agent at least ten (10) Business Days prior notice of Borrower’s intention to open a new Account, (b) the bank or other financial institution at which such Account is to be opened is reasonably acceptable to Agent and (c) with respect to the Tenant Security Account only, prior to the opening of such Account, Borrower shall have delivered to Agent an Account Agreement with respect to such Account executed by it and Property Manager if applicable and such bank or other financial institution. Borrower shall maintain the Accounts and shall pay all fees and charges with respect thereto when due, and shall keep in full force and effect the Account Agreement with respect thereto, if applicable, except any Account which is closed in accordance with this Section 2.19. All interest earned on amounts deposited in any Account shall be re-deposited therein and become part thereof. No funds in any Account (other than the Operating Account) not held by Agent may be commingled with any other funds of Borrower, Property Manager, any Affiliate of Borrower or Property Manager or any other Person or with any funds contained in any other Account not held by

Agent. Upon the occurrence and during the continuance of an Event of Default, Agent may apply any funds on deposit in the Accounts (other than the Operating Account) as set forth in Section 8.5 hereof and shall have all other rights and remedies with respect to the Accounts specified in this Loan Agreement and in any other Loan Document, at law and in equity. Neither Agent nor Lenders shall be liable for any loss of interest on or any penalty or charge assessed against the funds in, payable on, or credited to any Account as a result of the exercise by Agent of any of its rights, remedies or obligations hereunder or under any other Loan Document, except as may arise from the gross negligence or willful misconduct of Agent or any Lender. Upon payment in full of the Obligations, at Borrower’s sole cost and expense, (i) if any Account is subject to an Account Agreement, Agent shall deliver a notice of termination of its security interest to the financial institution that is the party to such Account Agreement and (ii) if any Account is held at Agent, Agent shall release the funds on deposit therein to Borrower, free of the security interest provided for herein.

SECTION 2.20. Extension of Loan.

(a) Generally. Subject to the conditions set forth in this Section 2.20, Borrower shall have one (1) option to extend the Initial Maturity Date. Such option shall be exercisable as provided in Section 2.20(b) hereof and shall extend the Initial Maturity Date to July 15, 2015 (such extension period is referred to herein as the “Extension Term”).

(b) Conditions to Extension Term. Borrower’s option to extend the Term for the Extension Term as referred to in Section 2.20(a) hereof shall be subject to the following conditions being satisfied by Borrower at its sole cost and expense to the satisfaction of Agent, except to the extent that Agent may elect (which election may be made without written or express notice of such waiver) to waive any of the following conditions, on or prior to the Initial Maturity Date (or such other date as may be expressly provided):

(i) Borrower shall have delivered to Agent an irrevocable written notice of Borrower’s election to so extend the Term no later than ninety (90) days prior to the Initial Maturity Date;

(ii) The Property Leverage Ratio as of the most recent Testing Determination Date prior to the Initial Maturity Date for which Borrower is required to have delivered, as of the Initial Maturity Date, quarterly financial statements and a quarterly compliance statement pursuant to Section 7.1(b) and (c) hereof shall be no greater than 6.00:1.00 and Borrower shall have delivered to Agent a certificate, in form and substance satisfactory to Agent, containing a computation of the Property Leverage Ratio evidencing the same, together with such supporting documentation as Agent may reasonably request (it being acknowledged that, if necessary, Borrower may make a voluntary prepayment of the Loan in accordance with Section 2.4(c) hereof in an amount so as to satisfy the condition set forth in this clause (ii));

(iii) The Assumed Debt Service Coverage Ratio as of the most recent Testing Determination Date prior to the Initial Maturity Date for which Borrower is required to have delivered, as of the Initial Maturity Date, quarterly financial statements and a quarterly compliance statement pursuant to Section 7.1(b) and (c) hereof shall be at least 1:40:1.00 and Borrower shall have delivered to Agent a certificate, in form and substance satisfactory to Agent, containing a computation of the Assumed Debt Service Coverage Ratio evidencing the same, together with such supporting documentation as Agent may reasonably request (it being acknowledged that, if necessary, Borrower may make a voluntary prepayment of the Loan in accordance with Section 2.4(c) hereof in an amount so as to satisfy the condition set forth in this clause (iii));

(iv) The Loan-to-Value Ratio, based on an Appraisal or Appraisal Update, in each case dated no more than ninety days (90) days prior to the Initial Maturity Date, shall be no greater than fifty-five percent (55%) (it being acknowledged that, if necessary, Borrower may make a voluntary prepayment of the Loan in accordance with Section 2.4(c) hereof in an amount so as to satisfy the condition set forth in this clause (iv));

(v) Borrower shall have taken and completed all action required to be taken to cause an Interest Rate Protection Agreement to be in full force and effect which shall cap the Applicable Interest Rate at a rate reasonably satisfactory to the Requisite Lenders (after consultation with Borrower and based upon a fixed or capped interest rate that would result in an Assumed Debt Service Coverage Ratio of at least 1.40:1.00, computed, however, based on pro-forma Net Operating Income for the Extension Term) and otherwise satisfy all of the conditions set forth in Section 2.6(a) hereof through and including the expiration of the Extension Term, without regard to any time period set forth in Section 2.6 hereof by which such Interest Rate Protection Agreement is required to be in effect or any other action must be completed;

(vi) No Default or Event of Default shall have occurred and be continuing, and no Cash Sweep Condition shall exist, as of the Initial Maturity Date;

(vii) All representations and warranties made by Borrower and each Guarantor in the Loan Documents (and any certificate, document or financial or any other statement furnished pursuant to or in connection therewith) shall be true and correct in all material respects on and as of the Initial Maturity Date with the same force and effect as if made on and as of such date; provided that to the extent such representations are no longer true due to changes in factual circumstances that (x) have been disclosed by notice from Borrower to Agent, (y) do not constitute or are not the result of a Default or Event of Default and (z) do not have a Material Adverse Effect, then such representations and warranties shall be deemed to be updated to reflect such changes in circumstances;

(viii) Borrower shall have delivered to Agent a Title Continuation, dated as of the first day of the Extension Term;

(ix) Borrower shall have delivered to Agent at least ten (10) Business Days prior to the Initial Maturity Date current tax lien, Uniform Commercial Code, bankruptcy and judgment searches against Borrower, Borrower Member, Guarantors and such other Persons required by Agent in such jurisdictions required by Agent, which searches shall be reasonably acceptable in content to Agent;

(x) Borrower shall have paid to Agent the Extension Fee and all reasonable costs and expenses, including Agent’s Counsel Fees, incurred in connection with such extension on or prior to the Initial Maturity Date;

(xi) Borrower shall have delivered to Agent on or prior to the Initial Maturity Date, a certificate of a duly authorized officer of Borrower, satisfactory to Agent, certifying as to the matters set forth in clauses (ii) through (ix) above, a certificate from each Guarantor certifying as to its representations and warranties as provided in clause (vii) above and any other documents reasonably required by Agent to evidence satisfaction of the conditions in this Section 2.20(b); and

(xii) No material Taking with respect to which Restoration has not been completed or any material and adverse modification, realignment or relocation of any streets or roadways abutting the Premises or such other property or material denial of access to the Premises or such other property from any point of access (public or private), shall have occurred or be threatened in writing or pending.

ARTICLE III

INTENTIONALLY OMITTED

ARTICLE IV

CONDITIONS PRECEDENT TO THE

EFFECTIVENESS OF THIS LOAN AGREEMENT

This Loan Agreement shall not be effective until the following conditions shall have been satisfied, except to the extent that Agent may elect (which election may be made without written or express notice of such waiver) to waive any such conditions:

SECTION 4.1. Representations and Warranties. The representations and warranties made by Borrower and each Guarantor in the Loan Documents and in any certificate, document, or financial or other statement furnished by Borrower or any Guarantor pursuant to or in connection therewith, shall be true and correct in all material respects on and as of the Closing Date.

SECTION 4.2. Closing Documents, Etc. Agent shall have received and approved in its sole and absolute discretion the following items and documents, duly executed by all parties thereto and in recordable form where applicable:

(a) this Loan Agreement, the Note and the other Loan Documents;

(b) an Appraisal setting forth an Appraised Value that is at least $105,454,545.45;

(c) the Title Policy;

(d) the Survey;

(e) unless such information is indicated on the Survey, a certificate from a licensed surveyor or an insurance broker as to whether the Premises or any portion thereof are located in a flood hazard plain as indicated on the maps of the Federal Emergency Management Agency;

(f) the Environmental Report;

(g) the Engineering Report;

(h) a report from Agent’s insurance consultant as to the insurance maintained by Borrower, together with such documents with respect to the Insurance Policies, evidence that the Insurance Policies are in full force and effect and reflect that Agent and Lenders are properly endorsed in accordance with Schedule 7.11 hereof, and that the requirements set forth in Schedule 7.11 hereof are otherwise met, and evidence that the premiums for same paid in full;

(i) an organizational chart of Borrower;

(j) copies of (y) transaction authorizations executed by Borrower, each Guarantor, and each member, partner or shareholder thereof, to the extent required by the organizational documents of Borrower and each Guarantor, authorizing the execution, delivery and performance of the Loan Documents to which Borrower and each Guarantor, respectively, is a party and (z) the organizational documents of Borrower and each Guarantor;

(k) a good standing certificate for Borrower and each Guarantor issued by the Secretary of State of the state of their formation, and a good standing certificate for Borrower issued by the Secretary of State of the state in which the Premises are located;

(l) an incumbency certificate for Borrower and each Guarantor executed by the secretary or other officer thereof or the managing member or general partner thereof;

(m) an IRS form W-9 executed by Borrower, setting forth its tax identification number;

(n) a copy of a valid driver’s license, passport or other government-issued identity card of each individual who executes the Loan Documents on behalf of Borrower and each Guarantor, certified as true and correct by an attorney or notary public;

(o) such financial and other information required by Agent with respect to the Premises, the other Collateral, Borrower and each Guarantor and any Person that directly or indirectly holds any ownership interest therein, including financial statements for the Premises showing a Net Operating Income of at least $5,000,000 during the twelve (12) calendar month period set forth in the financial statements most recently delivered to Agent as of the Closing Date;

(p) reports of Uniform Commercial Code, bankruptcy, judgment, tax lien and litigation searches against Borrower, each Guarantor and such other Persons as Agent shall request; such searches shall disclose, among other things, no material adverse litigation pending against Borrower, any Guarantor or the Premises;

(q) copies of the Property Management Agreement, the License Agreement and each Lease that exists as of the Closing Date, all Permitted Encumbrances and Premises Documents and all other licenses, easements and other agreements or instruments to which the Premises are subject;

(r) evidence of payment of all real estate taxes, assessments, and payments in lieu of taxes with respect to the Premises;

(s) copies of all certificates of occupancy, if any, and other required Operating Permits that exist as of the Closing Date;

(t) evidence that the Premises comply with all zoning and building code requirements and that the uses thereof are permitted uses;

(u) opinion(s) of counsel for Borrower and Guarantors with respect to their formation, the Loan Documents and such other matters required by Agent; and

(v) all other documents, instruments, agreements, instruments, certificates, reports, opinions and information (including estoppel certificates and non-disturbance and attornment agreements) as Agent or Agent’s Counsel may require.

SECTION 4.3. Payment of Fees and Expenses. Agent shall have either received payment of all fees and expenses required to be paid at or prior to the funding of the Loan pursuant to the Loan Fee Letter, this Loan Agreement or the other Loan Documents, including Section 2.14 hereof, or such amounts shall be set forth on the settlement statement of the Title Company executed by Borrower as of the Closing Date for disbursement by the Title Company.

SECTION 4.4. No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing.

SECTION 4.5. No Casualty or Taking. No Casualty shall have occurred to any portion of the Premises. No Taking of any portion of the Premises or any modification, realignment or relocation of any streets or roadways abutting the Premises or denial of access to the Premises, from any point of access (public or private), shall have occurred or be threatened or pending. There is no material deferred maintenance for the Premises.

SECTION 4.6. Adverse Conditions; Internal Approval. Agent shall be satisfied that (a) no material adverse change has occurred to the business, property (including the Premises and other Collateral) or other assets, operations, prospects or condition (financial or otherwise), taken as a whole, of Borrower or any Guarantor since the date of the financial statements referred to above, and (b) there has been no (i) material disruption or material adverse change in financial, banking or capital market conditions or (ii) outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, that, in Agent’s reasonable judgment, could result in a material disruption or a material adverse change in the financial, banking or capital markets. Agent and each Lender shall have received all necessary internal approvals, in their respective sole and absolute discretion, to enter into this Loan Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loan and to induce Lenders and Agent to enter into this Loan Agreement and to perform Lenders’ and Agent’s obligations hereunder, Borrower hereby represents and warrants to Agent and Lenders as follows as of the date hereof (which representations and warranties shall survive the execution and delivery of this Loan Agreement and the other Loan Documents, regardless of any investigation made by Agent or Lenders or on its or their behalf).

SECTION 5.1. Due Organization. Borrower is a limited liability company duly organized and validly existing under the laws of the state of its formation, and is duly qualified to do business in the State where the Premises are located. Borrower has all necessary power and authority to own its properties and to conduct its business as presently conducted or proposed to be conducted and to enter into and perform its obligations under this Loan Agreement and the other Loan Documents to which it is a party, and all other agreements and instruments to be executed by Borrower in connection herewith and therewith. Attached to Borrower’s Certificate is an organizational chart of Borrower as of the Closing Date and the information shown thereon is true and correct.

SECTION 5.2. Due Execution. This Loan Agreement and the other Loan Documents to which Borrower is a party have been duly executed and delivered, and all necessary actions have been taken to authorize Borrower to perform its obligations hereunder and thereunder.

SECTION 5.3. Enforceability. This Loan Agreement and the other Loan Documents to which Borrower is a party constitute legal, valid and binding obligations of Borrower.

SECTION 5.4. No Violation. The consummation of the transactions herein contemplated, the execution and delivery of this Loan Agreement, the other Loan Documents to which Borrower is a party, and all other agreements and instruments to be executed by Borrower in connection herewith and therewith, and the performance by Borrower of its obligations hereunder and thereunder, do not and will not (a) violate any Legal Requirement, (b) result in a breach of any of the terms, conditions or provisions of, or constitute a default under any mortgage, deed of trust, indenture, agreement, permit, franchise, license, note or instrument to which Borrower or any Affiliate of Borrower is a party or by which it or any of its properties is bound, (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the assets of Borrower or any Affiliate of Borrower (except as contemplated by this Loan Agreement and by the other Loan Documents), or (d) violate any provision of the operating agreement or other organizational documents of Borrower Member or Borrower. Borrower is not in default with respect to any Legal Requirement relating to its formation or organization.

SECTION 5.5. No Litigation. Other than claims which, if adversely determined, would reasonably likely have no Material Adverse Effect, and further, except as set forth on Schedule 5.5 attached hereto or in GWRI’s most recent 10-Q filing with the Securities and Exchange Commission, there are no actions, suits or proceedings at law or in equity or before or instituted by any Governmental Authority pending or, to Borrower’s knowledge, threatened against Borrower, the Premises, the Collateral or any part thereof (including any condemnation or eminent domain proceeding against the Premises, or any part thereof) or any Guarantor.

SECTION 5.6. No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

SECTION 5.7. Offsets, Defenses, Etc. Borrower has no offsets, defenses or counterclaims against its obligations under the Loan Documents.

SECTION 5.8. Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or other actions with respect to or by, any Governmental Authorities or any party to any Permitted Encumbrance that are required in connection with the valid execution, delivery and performance by Borrower of the Loan Documents and all other related agreements and instruments to be executed by Borrower, and the assignment and grant of security interests in liens in all agreements of Borrower and all other Collateral, have been obtained and are in full force and effect.

SECTION 5.9. Financial Statements and Other Information. All statements of financial condition and related schedules of Borrower and Guarantors heretofore delivered to Agent are true, correct and complete in all material respects, fairly present the financial conditions of the subjects thereof as of the respective dates thereof, and without limiting the foregoing, reflect all direct and contingent liabilities of Borrower and Guarantors, and have been prepared in accordance with Applicable Accounting Standards or such other standards as are satisfactory to Agent. Title to all assets listed in such statements and schedules of Borrower are held solely in the name of Borrower, and no other Person has an interest therein. No material adverse change has occurred in the financial conditions reflected in the most recent of the aforesaid statements of financial condition and related schedules since the respective dates thereof. Neither the aforesaid statements of financial condition and related schedules nor any certificate, statement, document or information furnished to Agent or Agent’s Counsel or to any other Person at the request of Agent by or on behalf of Borrower, Borrower Member, Guarantors or any Affiliate of the foregoing in connection with or related to the transactions contemplated hereby, nor any representation nor warranty in this Loan Agreement or any other Loan Document, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading in any material respect.

SECTION 5.10. Full Disclosure. There is no material fact known to Borrower or any Guarantor pertaining to Borrower, any Guarantor, the Premises or the Collateral that Borrower has not disclosed to Agent that would or is reasonably likely to have a Material Adverse Effect.

SECTION 5.11. Accounts. All accounts of Borrower or Property Manager held on behalf of or for the benefit of Borrower which are required to be established pursuant to this Loan Agreement or any other Loan Document and which are not held at Agent, including the account number of each Account and the name and address of the financial institution at which each Account is held, are as set forth on Schedule 5.11 attached hereto. Borrower has no other accounts except those held at Agent and those set forth on said schedule.

SECTION 5.12. Indebtedness. Borrower is not currently indebted or in contract for any Indebtedness, and is not otherwise liable in respect of any Indebtedness, other than Permitted Indebtedness and is not holding out its credit as being available to satisfy the obligations of any other Person (except pursuant to the Loan Documents).

SECTION 5.13. Insurance Policies. The Insurance Policies required to be maintained pursuant to this Loan Agreement are in full force and effect and reflect proper endorsements for the benefit of Agent in accordance with Schedule 7.11 hereof. Such Insurance Policies satisfy the requirements set forth in Schedule 7.11 hereof and the premiums for the Insurance Policies have been paid in full.

SECTION 5.14. Availability of Utilities and Access. All utility services and facilities necessary for the current operation, use and occupancy of the Premises for their intended purposes in accordance with this Loan Agreement, are available at the boundaries of the Premises, including water supply, storm and sanitary sewer facilities, gas and electric and telephone facilities. The Premises have direct physical access to and from at least one public road, either directly or through valid easements benefiting the Premises.

SECTION 5.15. No Liens. As of the Closing Date, there exists no Lien on any direct or indirect equity or beneficial interest in Borrower, other than any Lien which would be permitted hereunder.

SECTION 5.16. Compliance with Legal Requirements. The Legal Requirements, including zoning ordinances and regulations, permit the current operation, use and occupancy of the Premises. All Operating Permits for the existing use and operation of the Premises have been obtained and are in full force and effect and all conditions to the continued effectiveness of such permits have been fully satisfied. To the knowledge of Borrower, there are no pending or threatened in writing actions, suits or proceedings to revoke, attach, invalidate, rescind or modify the ordinances and regulations currently in effect and to which the Premises are subject, or any of the Operating Permits as currently existing. The Premises and the existing uses thereof comply in all material respects with all Legal Requirements, including all applicable zoning ordinances and regulations and building codes.

SECTION 5.17. Certain Agreements. The Property Management Agreement, the License Agreement, the Premises Documents and the Material Operating Agreements are in full force and effect, not having been amended, modified, terminated, assigned or otherwise changed, or the provisions thereof waived, except as permitted under this Loan Agreement. Borrower has delivered to Agent true, correct and complete copies of said agreements, and all unrecorded Permitted Encumbrances and all Material Operating Agreements. No default or failure of performance in any material respect by Borrower exists under the Property Management Agreement, the License Agreement, any Material Operating Agreement, any Premises Document or any Permitted Encumbrance, and each of said documents is in full force and effect. To Borrower’s knowledge and except to the extent the same would not constitute, and would not be reasonably likely to result in a Material Adverse Effect, there are no offsets, claims or defenses to the enforcement by Borrower of any of the foregoing agreements presently outstanding and Borrower has not received a notice of default under any such agreement. None of the foregoing agreements contains any option to purchase or right of first refusal to purchase the Mortgaged Property or any part thereof. To Borrower’s knowledge, no default exists, and no grounds for termination, by Borrower or any other party to the Property Management Agreement, the License Agreement, any Premises Document or any Material Operating Agreement exists and no event exists which, with the giving of notice or passage of any cure period, or both, would constitute a material default thereunder or give rise to any right of any party thereto to terminate same. To Borrower’s knowledge, there are no offsets, claims or defenses to the enforcement by Borrower of any of the foregoing agreements. The Property Management Agreement represents the entire agreement between Borrower and Property Manager with respect to the management of the Premises, and there are no other agreements or representations, written or oral, between Borrower and Property Manager (other than the License Agreement). The License Agreement represents the entire agreement between Borrower and Licensor with respect to the subject matter thereof, and there are no other agreements or representations, written or oral, with respect to such subject matter between Borrower and Licensor.

SECTION 5.18. Intentionally Omitted.

SECTION 5.19. Security Documents. The provisions of each Security Document are effective to create, in favor of Agent for the benefit of itself and Lenders, a legal, valid and enforceable Lien on or security interest in all of the collateral described therein, and when the appropriate recordings and filings have been effected in public offices, each of the Security Documents will constitute a perfected Lien on and security interest in all right, title, estate and interest in the collateral described therein (other than the Operating Account), prior and superior to all other Liens, except as permitted under the Loan Documents.

SECTION 5.20. Casualty and Taking. To Borrower’s knowledge, no Casualty has occurred to any portion of the Premises which has not been fully restored. No Taking of any portion of the Premises, or modification, realignment or relocation of any streets or roadways abutting the Premises or denial of access to the Premises from any point of access (public or private), has occurred or, to Borrower’s knowledge, is threatened in writing or pending.

SECTION 5.21. Brokerage. Neither Borrower, any Guarantor nor any Affiliate thereof has dealt with any brokers or “finders” in connection with the Loan, and no brokerage or “finders” fees or commissions are payable by any of such Persons in connection with the Loan.

SECTION 5.22. Encroachments. Other than as disclosed on the Survey, the Improvements do not encroach upon any building line, setback line, side yard line, any Permitted Encumbrance or any other recorded easement or any visible easement or other easement of which Borrower is aware or has reason to believe may exist, except in the case of immaterial encroachments which are permitted pursuant to the Permitted Encumbrances currently in effect, or encroach over any property line of the Land.

SECTION 5.23. Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the IRC.

SECTION 5.24. Control Person. Borrower is not, and no Person having “control” (as that term is defined in 12 U.S.C. § 375b or in regulations promulgated pursuant thereto) of Borrower is, an “executive officer,” “director,” or “person who directly or indirectly or in concert with one or more persons, owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any other subsidiary of a bank holding company of which any Lender is a subsidiary.

SECTION 5.25. Government Regulation. Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of “purchasing or carrying any margin stock,” within the meaning of Regulation U of the Board of Governors. No portion of the assets of Borrower consists of any such margin stock, and no part of the proceeds of the Loan shall be used to purchase or carry any such margin stock within the meaning of said regulation or to extend credit to others for such purpose.

SECTION 5.26. ERISA. None of the assets of Borrower constitute or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. § 2510.3-101; and Borrower is not nor will it be a “governmental plan” within the meaning of § 3(3) of ERISA. Borrower has no current obligation, contingent or otherwise, with respect to any Pension Plan, Multiemployer Plan or other employee benefit plan within the meaning of § 3(3) of ERISA. Each employee benefit plan of Borrower that is intended to qualify under § 401 of the IRC does so qualify, and any trust created thereunder is exempt from tax under the provisions of § 401 of the IRC. Each Pension Plan is in compliance in all material respects with all applicable provisions of ERISA, the IRC and other requirements of applicable law. There has been no, nor is there reasonably expected to occur any, ERISA Event. No Pension Plan has any unfunded pension liability. To the knowledge of Borrower, neither Borrower, nor any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan that could reasonably be expected to, alone or in the aggregate, result in a material liability.

SECTION 5.27. Labor Relations. Borrower is not a party to any collective bargaining agreement. There are, to Borrower’s knowledge, no material grievances, disputes or controversies with any union at the Premises, including employees of Borrower, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

SECTION 5.28. Name; Principal Place of Business. Except as provided in the License Agreement, Borrower does not use any trade name and has not done business under any name other than Borrower’s actual name set forth herein. The principal place of business and chief executive office of Borrower is, and will remain, at 10175 Weddington Road, Concord, North Carolina 28027.

SECTION 5.29. Intellectual Property. Except as provided in the License Agreement, as of the date hereof, the name for the Premises used by Borrower in its marketing material is not a registered trademark. Borrower shall notify Agent of any trademark owned by Borrower as used in connection with the Premises. Agent may make any filing, at Borrower’s sole cost and expense, with the United States Patent and Trademark Office or otherwise in order to obtain and perfect a security interest in such trademarks owned by Borrower. There exists no claim by any Person that contests or questions Borrower’s right to use all applicable patents, trademarks, copyrights, technology, know-how and processes necessary for the conduct of the business and the operation of the Premises substantially in the manner as contemplated to be conducted and operated. There are no claims against Borrower, and to Borrower’s knowledge, there is no infringement of the rights of any Person by Borrower, arising from the use of such patents, trademarks, copyrights, technology, know-how and processes by Borrower. To Borrower’s knowledge, there is no infringement by any third party on any rights of Borrower in any of its intellectual property. No name or logo used in connection with the Premises or any part thereof or business therein is a registered tradename or trademark, other than tradenames or trademarks registered by Borrower and other than those provided in the License Agreement or any other license agreement to which Borrower hereafter may be a party.

SECTION 5.30. Flood Zone. Other than as disclosed on the Survey or in any flood hazard certificate delivered to Agent, neither the Premises nor any portion thereof is located within an area that has been designated or identified as an area having special flood hazards by the Secretary of Housing and Urban Development or by such other official as shall from time to time be authorized by federal or state law to make such designation pursuant to the National Flood Insurance Act of 1968, as such act may from time to time be amended, or pursuant to any other national, state, county or city program of flood control.

SECTION 5.31. Condition of Property. Except as set forth in the Engineering Report, the Improvements and Personal Property forming a part of the Premises are in good condition and repair in all material respects. Except as set forth in the Engineering Report, there is no patent or, to the Borrower’s knowledge, latent, structural or other significant defect or deficiency in the Improvements or Personal Property.

SECTION 5.32. Taxes. All tax returns required to be filed by Borrower in any jurisdiction as of the date hereof have been filed and all taxes, assessments, fees, and other governmental charges upon Borrower or upon any of its assets, income or franchises have been paid that are required to be paid prior to the time that the non-payment of such taxes could give rise to a lien (other than a lien not yet due or payable) on any asset of Borrower, unless such tax, assessment, fee or charge is being contested in accordance with Section 7.8 hereof. To Borrower’s knowledge, there is no material proposed tax assessment against the Premises or any basis for such assessment which is material and not being contested in good faith by Borrower through appropriate proceedings after the establishment of appropriate reserves therefor with Agent’s approval. The Land is separately assessed from all other adjacent land for purposes of real estate taxes, and for all purposes may be dealt with as an independent parcel.

SECTION 5.33. Adverse Contracts. Borrower is not a party to any contract or agreement, or subject to any charter or other restriction, which materially and adversely affects its business, including the operation, use and marketing of the Premises in accordance with the standards required pursuant to Section 7.2 hereof, property, assets, operations, condition (financial or otherwise) taken as a whole, or its ability to perform its obligations under this Loan Agreement or any of the other Loan Documents.

SECTION 5.34. Adverse Claims. To Borrower’s knowledge, there are no adverse claims to the title of Borrower in and to the Mortgaged Property, the other Collateral, or any rights of Borrower appurtenant thereto.

SECTION 5.35. Creditworthiness. Both before and immediately after entering into each of the Loan Documents to which it is a party, each of Borrower and each Guarantor is able to pay its debts and other obligations when due and has a positive net worth.

SECTION 5.36. Patriot Act. None of Borrower, any Guarantor nor, to Borrower’s knowledge, any owner of a direct or indirect interest in Borrower or any Guarantor (a) is listed on any Government Lists, (b) is a Person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any Patriot Act Offense (and, with respect to Borrower, Borrower Member and each Guarantor only, no felony involving a crime or crimes of moral turpitude) or (d) with respect to Borrower, Borrower Member and each Guarantor only, is currently under investigation by any governmental authority for alleged criminal activity.

SECTION 5.37. Leases. Borrower has delivered to Agent true, correct and complete copies of all Leases, if any, in effect as of the Closing Date. As of the Closing Date, there are no Leases with respect to the Premises other than the Leases, if any, delivered to Agent in connection with the closing of the Loan. Except as Borrower has otherwise notified Agent in writing, (a) each Major Lease is in full force and effect; (b) all Rents due and payable under the Major Leases have been paid and no portion of any Rent has been paid for any period more than thirty (30) days in advance; (c) there is no claim or basis for a claim by any Lessee under any Major Lease for an adjustment to such fixed rent; (d) no Lessee under a Major Lease has made any claim in writing against Borrower or Property Manager which remains outstanding that Borrower or Property Manager is in default under its applicable Lease; (e) no material default has occurred by Borrower or, to Borrower’s knowledge, any Lessee under any Major Lease, and no event which, with the giving of notice or passage of time, or both, would constitute a material default by Borrower or, to Borrower’s knowledge, any Lessee under any Major Lease, has occurred; (f) each Major Lease is the valid, binding and enforceable obligation of Borrower and, to Borrower’s knowledge, the applicable Lessee thereunder; (g) each Major Lease is subordinate to the Mortgage and the other Loan Documents; (h) all Security Deposits under the Major Leases are held pursuant to Section 2.18 hereof, and Borrower is in compliance with all Legal Requirements with respect to all Security Deposits; (i) no use restriction contained in any Lease, Permitted Encumbrance or Premises Document is violated by any use permitted under any other Lease, any Permitted Encumbrance or any Premises Document; (j) no Lease contains any option to purchase or right of first refusal to purchase the Premises or any part thereof; (k) to

Borrower’s knowledge, the Lessees under the Major Leases are in occupancy of the premises leased under their Major Leases; and (l) to Borrower’s knowledge, no Lessee under any Major Lease has (i) consented to the appointment of a conservator, receiver, trustee, custodian or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all, or substantially all, of its property, or for the winding-up or liquidation of its affairs, (ii) admitted in writing its inability to pay its debts generally as they become due, (iii) filed a petition, or otherwise instituted, or consented to the institution against it of, proceedings to take advantage of any law relating to bankruptcy, insolvency or reorganization or the relief of debtors, (iv) made an assignment for the benefit of its creditors or (v) suspended payment of its obligations.

SECTION 5.38. Notices under Certain Agreements. To the extent that Borrower has been required to do so by any party to any Operating Agreement, the Premises Documents or any other agreement entered into by Borrower or affecting the Premises, Borrower has notified such Person of the Loan and has delivered to such Person such information as Borrower is required to provide with respect to the Loan.

SECTION 5.39. Special Purpose Entity. Borrower is a Special Purpose Entity.

ARTICLE VI

INTENTIONALLY OMITTED

ARTICLE VII

GENERAL AND OPERATIONAL COVENANTS

SECTION 7.1. Financial Statements, Reports and Documents. Borrower shall deliver to Agent each of the following:

(a) Annual Financial Statements. As soon as practicable and in any event within one hundred and twenty (120) days after the close of each fiscal year of Borrower, audited financial statements of Borrower for such period and the immediately preceding fiscal year to date, which shall include a detailed balance sheet, statement of operations (income and expenses), statement of cash flow, statement of changes in members’ or partners’ capital or shareholder’s equity, as applicable, and contingent liability schedule, and any other financial information with respect to Borrower as shall be reasonably required by Agent, such statements to be in detail and presentation reasonably acceptable to Agent, prepared in accordance with Applicable Accounting Standards or such other standards as are satisfactory to Agent consistently applied for all periods, and audited by and accompanied by an opinion thereon by an independent certified public accounting firm selected by Borrower and reasonably acceptable to Agent, which audit shall be unqualified as to the scope of audit and state that such financial statements were prepared in accordance with Applicable Accounting Standards or such other standards as are satisfactory to Agent, and that the examination of such accounting firm in connection with such financial statements has been made in accordance with generally accepted auditing standards. Such financial statements shall also be certified by the chief executive, operating or financial officer of Borrower as being true, correct and complete in all material respects and fairly presenting in all material respects the financial position of Borrower as of the respective dates thereof.

(b) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of each Calendar Quarter, unaudited financial statements of Borrower for such period, the trailing twelve (12) months, the fiscal year to date and the immediately preceding fiscal year to date, which shall include a detailed balance sheet, statement of operations (income and expenses), statement of cash flow, statement of changes in members’ or partners’ capital or shareholders’ equity, as applicable, contingent liability schedule, occupancy percentage, average daily rate and revenue per available room report, and any other financial information with respect to Borrower as shall be reasonably required by Agent, such financial statements to be in detail and presentation reasonably acceptable to Agent, prepared in accordance with Applicable Accounting Standards or such other standards as are satisfactory to Agent and certified by the chief executive, operating or financial officer of Borrower as being true, correct and complete in all material respects and fairly presenting in all material respects the financial position of Borrower as of the respective dates thereof.

(c) Quarterly Compliance Certificate. Within forty-five (45) days after the end of each Calendar Quarter, a certificate executed by the chief executive, operating or financial officer of Borrower (in his or her capacity as such) (i) stating that a review of the activities of Borrower and the Premises during the period that is the subject of such financial statements has been made under his or her supervision, (ii) stating that, to the best of his or her knowledge and belief after reasonable and due investigation, there exists no Default or Event of Default as of the date of such certificate or, if any such event shall have occurred, specifying the nature and status thereof, (iii) certifying that Borrower has not received any written notice that any other party to the Property Management Agreement, License Agreement or Interest Rate Protection Agreement has challenged or denied the validity or enforceability of any such agreement, any notice of termination or intent to terminate thereunder, or any notice alleging a default by Borrower thereunder, or, if any such event shall have occurred, specifying the nature and status thereof, (iv) certifying that there is no litigation, mediation or arbitration pending with respect to Borrower or the Premises which, if adversely determined, would reasonably likely have a Material Adverse Effect or, if any such litigation, mediation, or arbitration is pending, specifying the nature and status thereof and (v) setting forth Borrower’s calculation of Excess Cash Flow and the Applicable Excess Amount for such Calendar Quarter and Borrower’s calculation of the Debt Service Coverage Ratio, Assumed Debt Service Coverage Ratio and the Property Leverage Ratio, in each case as of the end of such Calendar Quarter calculated on a trailing twelve (12)-month basis (or as otherwise required by this Loan Agreement).

(d) Monthly Reports.

(i)	As soon as practicable, and in any event within thirty (30) days after the end of each calendar month, (A) an unaudited statement of operations (income and expenses) of Borrower for (x) such month (with a comparison to the then-current operating budget for the Premises and to the corresponding month in the immediately prior calendar year), (y) the fiscal year to date (with a comparison to the then-current operating budget and the corresponding period in the immediately prior fiscal year) and (z) the trailing twelve (12) months and (B) an occupancy, average daily rate and revenue per available room report for such month, all such statements and reports to be in detail and presentation reasonably acceptable to Agent, prepared in accordance with Applicable Accounting Standards or such other standards as are satisfactory to Agent and certified by the chief executive, operating or financial officer of Borrower as being true, correct and complete in all material respects and fairly presenting in all material respects the financial position of Borrower, together with a monthly statement with respect to each Account from the financial institution holding such Account; and

(ii)

As soon as practicable, and in any event within thirty (30) days after the end of the calendar month immediately following a Testing Determination Date as of which a Cash Sweep Condition shall exist, and on the thirtieth (30th) day following the end of each subsequent calendar month through the second (2nd) month following the first Testing Determination Date as of which the Cash Sweep Condition no longer exists, a calculation of Excess Cash Flow and the Applicable Excess Amount for such calendar month and the Property Leverage Ratio as of such Testing Determination Date, all in detail and presentation reasonably acceptable to Agent.

(e) Annual Budgets. As soon as available and in any event within thirty (30) days prior to the end of each calendar year, (i) an annual operating budget for the Premises for the following calendar year in a form to be agreed to between Borrower and Agent and (ii) an annual FF&E/Capital Budget for the Premises for the following calendar year. Each such FF&E/Capital Budget shall require Agent’s approval as to form and substance, which approval shall not be unreasonably withheld. The annual capital budget for the balance of 2011 and the Approved FF&E/Capital Budget for such period are attached hereto as Exhibits I-1 and I-2, respectively. No FF&E/Capital Budget shall be amended without the prior approval of Agent, which approval shall not be unreasonably withheld provided no Event of Default exists, provided, however, that Permitted FF&E/Capital Budget Reallocations shall not require Agent’s consent. In the event of any such Permitted FF&E/Capital Budget Reallocations, Borrower shall promptly deliver to Agent a copy of the amended FF&E/Capital Budget (and shall in any case deliver same to Agent prior to requesting a disbursement from the FF&E Reserve Account against same). In the event that Borrower requests Agent to approve any FF&E/Capital Budget or amendment thereof, and Borrower does not receive Agent’s written response within fifteen (15) Business Days of the giving of such request (which request shall contain a provision, in bold face type, to the effect that “This is a request for consent pursuant to the Loan Agreement among Great Wolf Lodge of the Carolinas, LLC, Crédit Agricole Corporate and Investment Bank, as agent, and the lenders party thereto; your failure to respond in writing within fifteen (15) Business Days as set forth in Section 7.1(e) thereof will constitute your granting of the requested approval”), Agent shall be deemed to have granted the approval sought in such request.

(f) Income Tax Returns. Within thirty (30) days after the filing thereof, true and correct copies of the federal income tax return of Borrower, including all schedules, exhibits and attachments thereto or other documents filed together with such returns, unless Borrower is consolidated with a Public Company for federal income tax purposes and does not separately file a federal income tax return.

(g) Notices by Governmental Authorities. Promptly upon Borrower’s receipt of same, true and complete copies of any official notice, claim or complaint by any Governmental Authority pertaining to Borrower, the Premises, the Collateral, Borrower’s rights under any Permitted Encumbrance or any license, permit or approval obtained by Borrower that would be reasonably likely to have a Material Adverse Effect, including any notice from a public authority concerning any tax or special assessment, or any notice of any alleged violation of any zoning ordinance, restrictive covenant, fire ordinance, building code provision, or other Legal Requirement and any notice of any Taking or other eminent domain action or proceeding affecting or threatened against any portion of the Premises.

(h) Property Management Agreement and License Agreement. Contemporaneous with Borrower’s receipt or giving of same, a copy of all material statements and reports provided to or by Borrower pursuant to the Property Management Agreement or License Agreement and any notice of default or any other material notice or other material written communication given under, pursuant to or in connection with the Property Management Agreement or License Agreement.

(i) Notification by Borrower. The following notifications (such notification requirement not changing in any manner any other provision of this Loan Agreement or other Loan Document that may prohibit, limit or condition the subject action described below):

(i)

promptly upon Borrower’s learning thereof, any claim made in writing, litigation or proceeding (other than claims which, if adversely determined, would reasonably likely have no Material Adverse Effect) against or any written demand for mediation or arbitration involving Borrower, any Guarantor (to the extent such claim, litigation or proceeding would be likely to have a Material Adverse Effect), the Premises, the Collateral, Borrower’s rights under any Permitted Encumbrance, or any license, permit or approval obtained by Borrower or the Liens securing the Obligations, including any challenge to or appeal of any Operating

Permit or zoning applicable to the Premises, specifying the nature and status thereof, and any material determinations in all such litigation, proceedings, mediations and arbitrations;

(ii)	promptly after Borrower obtains knowledge of the occurrence thereof, of any material and adverse change in any material fact or circumstance represented or warranted in this Loan Agreement or any of the other Loan Documents, and of any fact or circumstance which would reasonably be expected to materially and adversely interfere with the operation of the Premises or the ownership of any of the Collateral;

(iii)	promptly upon the occurrence thereof, of any acceleration of any Indebtedness of Borrower;

(iv)	within five (5) Business Days after the occurrence thereof, of any name change or change in fiscal year for Borrower;

(v)	within thirty (30) days after the occurrence thereof, a copy of any amendment to the operating agreements or any other organizational document of Borrower, and promptly following Agent’s request, a list or organizational chart of the owners of direct or indirect beneficial and equitable interests in Borrower in the form attached to the Borrower’s Certificate (excluding shareholders of GWRI);

(vi)	promptly upon occurrence thereof, any breach, default or failure of performance by any party under, or any written notice that a party has challenged or denied the validity or enforceability of any Permitted Encumbrance, any Premises Document, any Lease, any Material Operating Agreement, the Property Management Agreement or the License Agreement, which breach, default, failure or notice has resulted in, or would reasonably be expected to have, a Material Adverse Effect;

(vii)	promptly, and in any case within five (5) Business Days after the occurrence thereof, any fire or other Casualty that would reasonably be expected to exceed the Casualty Proceeds Disbursement Threshold, and within ten (10) Business Days after the occurrence thereof, Borrower shall provide Agent with a general description of the nature and extent of such Casualty and set forth Borrower’s good faith estimate of the cost of Restoration as of such date;

(viii)	promptly, and in any case within five (5) Business Days after the occurrence thereof, Borrower shall notify Agent of any Taking or the commencement of any proceedings or negotiations which would reasonably be expected to result in such a Taking, and within ten (10) Business Days after the occurrence thereof, Borrower shall provide Agent with a general description of the nature and extent of such Taking or the nature of such proceedings or negotiations and the nature and extent of the Taking which would reasonably be expected to result therefrom; and

(ix)	(i) within ten (10) days after Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event; (ii) within ten (10) days after Borrower or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under IRC Section 412 has been filed with respect to any Pension Plan or Multiemployer Plan, a written statement of Borrower describing such ERISA Event or waiver request and the action, if any, Borrower and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; (iii) within thirty (30) days after Borrower or any ERISA Affiliate knows or has reason to know that there has been a material increase in the unfunded pension liability of any Pension Plan, notice of such occurrence; (iv) simultaneously with the date that Borrower or any ERISA Affiliate files a notice of intent to terminate any Pension Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice; and (v) within thirty (30) days after Borrower or any ERISA Affiliate adopts a new Pension Plan or becomes obligated to contribute to a Multiemployer Plan, written notice describing same.

(j) Notice Regarding Contracts. Promptly following the occurrence thereof, notification of any material changes in any Material Operating Agreement, to the extent the same has or would reasonably be expected to have a Material Adverse Effect.

(k) Estoppel Certificates. Within ten (10) Business Days after request therefor from Agent, Borrower shall deliver to Agent a certificate executed by Borrower, (i) stating the amount due under the Note and this Loan Agreement and to the effect that as of the date of such certificate no Event of Default or, to Borrower’s knowledge, Default, has occurred and is continuing or, if so, describing in reasonable detail each such Default or Event of Default and the action, if any, taken or being taken to cure the same, (ii) identifying the then-current Property Manager and Licensor and Property Management Agreement and License Agreement and stating whether either has been modified (and if so, listing such modifications), (iii) setting forth the list of Loan Documents and whether any have been modified (and if so, such modifications), (iv) stating that the Loan Documents are in full force and effect and binding upon Borrower and represent the entire agreement among Borrower, Guarantors, Agent and Lenders with respect to the Loan, and (v) setting forth the outstanding amount of the

Loan, the date through which Interest has been paid, the maturity date of the Loan and whether Borrower or any Guarantor has, to Borrower’s knowledge, any offsets, defenses or counterclaims against Agent or Lenders with respect to the Loan (and if so, describing same).

(l) Other Information. Promptly upon Agent’s or a Lender’s request, such other information concerning the business, properties, or financial condition of Borrower and (unless such Guarantor is a Public Company or a subsidiary thereof that has its financial statements consolidated with such Public Company and the requested information is publicly available) Guarantors, including the performance of their obligations under the Loan Documents, as Agent or any Lender shall reasonably request.

SECTION 7.2. Management, Maintenance and Repairs.

(a) The Premises shall at all times be managed directly and exclusively by a Property Manager under a Property Management Agreement and be licensed by Licensor under the License Agreement. Borrower shall not amend, modify or supplement in any material respect, terminate, cancel, consent to the assignment or surrender of, waive or release any material obligation of the Property Manager under, waive any material right of Borrower under, or enter into any agreement in substitution of, the Property Management Agreement without Agent’s prior consent. Borrower shall not amend, modify or supplement in any material respect, terminate, cancel, consent to the assignment or surrender of, waive or release any material obligation of Licensor under, waive any material right of Borrower under, or enter into any agreement in substitution of, the License Agreement without Agent’s prior consent. Agent’s consent to the foregoing (other than terminations, assignments, surrenders and substitute agreements) shall not be unreasonably withheld.

(b) Borrower shall comply in all material respects with all of Borrower’s covenants, obligations, agreements and undertakings under the Property Management Agreement and the License Agreement. Borrower shall promptly (i) notify Agent, in writing, of any defaults by Property Manager or Licensor after Borrower becomes aware of the same and (ii) deliver to Agent a copy of all termination notices, default notices, notices claiming any offset rights and all other material notices from Property Manager or Licensor to Borrower or from Borrower to Property Manager or Licensor. Borrower shall use commercially reasonable efforts to secure the performance of the obligations of the Property Manager and Licensor under the Property Management Agreement and License Agreement and to enforce Borrower’s rights thereunder. Borrower shall appear in and defend any action or proceeding arising under, occurring out of, or in any manner connected with, the Property Management Agreement or License Agreement or the obligations, duties, or liabilities of Borrower or Property Manager or Licensor thereunder. Borrower shall pay all costs and expenses of Agent, including reasonable attorneys’ fees, in any action or proceeding in which Agent may appear. Upon non-payment of the Obligations in full on the scheduled Maturity Date or the acceleration of the Maturity Date following the occurrence of an Event of Default, Agent shall have the right (i) to terminate or require that Borrower terminate, the Property Management Agreement and (ii) require Borrower upon such termination to engage a replacement property manager acceptable to Agent pursuant to a replacement property management agreement acceptable to Agent.

(c) Borrower shall cause the Premises to be at all times open for business to the public (except for temporary closings due to renovations, Casualties, Takings or pursuant to governmental order; provided that (i) at all times during such temporary closing due to Casualty or a Taking Borrower shall diligently pursue the Restoration of the Premises in accordance with this Loan Agreement and maintain all insurance required by this Loan Agreement and (ii) no such temporary closing shall be deemed to waive, stay or otherwise limit any other Obligations), operated, maintained and managed materially in the manner and materially in accordance with the standards required pursuant to the Property Management Agreement, the License Agreement and the Permitted Encumbrances, but in no event below Comparable Standards. Subject to the last sentence of Section 7.2(b) hereof, Borrower shall keep in effect at all times any contractual arrangements as may be necessary to meet the standard of operation described in the foregoing sentence or as may be required by Legal Requirements and Operating Permits. In furtherance of the foregoing, Borrower shall keep the Premises in good repair, working order and condition, so that the value of all or any portion of the Premises will not be diminished in any material respect thereby and shall supply the Premises and such property with all necessary supplies and equipment and promptly and diligently make or cause to be made all needful and proper repairs, renewals and replacements thereto whether interior or exterior, structural or non-structural, ordinary or extraordinary, or foreseen or unforeseen consistent with and in order to maintain the standards set forth above. All such repairs, renewals and replacements shall be at least equal in quality, value and class to that of the improvements which are the subject of such repairs, renewals and replacements. Without limiting the foregoing, Borrower shall not, and shall not permit Property Manager to, use or permit to be used any part of the Premises for any dangerous or noxious use or use that impairs the ability to use, operate, maintain and manage the Premises in accordance with this Section 7.2, or cause or permit to be maintained any nuisance in, at or on the Premises.

(d) Borrower shall not commit or permit any waste (other than ordinary wear and tear) of or to the Premises or other improvements, structures and equipment thereon. Borrower shall promptly, diligently and continuously restore, replace or rebuild or cause to be restored, replaced or rebuilt any part of and improvements, structures and equipment on the Premises damaged or destroyed by any Casualty (including any Casualty for which insurance was not obtained or obtainable) or which may be affected by any Taking, in accordance with the Loan Documents and the Permitted Encumbrances. Borrower shall promptly replace, or caused to be replaced, any part of the Premises taken by theft to the extent necessary to comply with the provisions of this Section 7.2(d).

SECTION 7.3. Inspection of Premises and Books and Records.

(a) Borrower shall permit Agent or its designated representatives, to enter upon and inspect the Premises, or any part thereof, in an emergency, subject to reasonable safety rules with respect to inspections during emergencies, and at all other times during normal business hours and upon reasonable notice, with free access to inspect or examine the Premises; provided, however, that such inspection or examination shall not unreasonably interfere with the operation of the Premises or unreasonably disturb the guests or tenants therein.

(b) Agent shall have no duty to make any inspection nor shall Agent incur any liability or obligation for not making any such inspection or, once having undertaken any such inspection, for making the inspection, not making the same carefully or properly, or for not completing the same; nor shall the fact that such inspection may not have been made by Agent relieve Borrower of any obligations that it may otherwise have under the Loan Documents.

(c) Borrower shall at all times keep complete and accurate books, records and accounts of its transactions. At Borrower’s expense, Borrower shall permit any representative of Agent, at all times during normal business hours upon reasonable notice, to examine and copy the books and records of Borrower, and all contracts, statements, invoices, bills, and claims for labor, materials, and services supplied for the construction, reconstruction, maintenance, operation and repair of the Premises; provided, however, that such inspection or examination shall not unreasonably interfere with the operation of the Premises or unreasonably disturb the guests or tenants therein.

SECTION 7.4. Compliance with Legal, Insurance and Contractual Requirements.

(a) Subject to Borrower’s right to contest as set forth in Section 7.8 hereof, Borrower, at its sole cost and expense, shall comply and cause compliance of the Premises and the construction, use, occupancy, possession, operation, management, maintenance and ownership thereof, with all Legal Requirements and all Insurance Requirements, whether or not compliance therewith shall require changes in, or interfere with the use and enjoyment of, the Premises or any part thereof. Borrower shall preserve and maintain all its rights, privileges and Operating Permits necessary to operate the Premises in accordance with Section 7.2 hereof. Except for the gross negligence or intentional misconduct of Agent or any Lender, Agent and Lenders shall not have any obligation or responsibility whatsoever for any matter incident to the Premises or the maintenance and operation of the Premises. Borrower agrees that all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, or other actions with respect to or by, any Governmental Authorities required for the operation and maintenance of the Premises and otherwise required in connection with the carrying out or performance of any of the transactions required or contemplated hereby or thereby shall be obtained when required.

(b) Borrower shall, at its sole cost and expense, comply in all material respects with all of its covenants, obligations, agreements and undertakings under the Premises Documents, the Permitted Encumbrances, the Material Operating Agreements and each other agreement to which Borrower is a party, and make all reasonable efforts to secure the performance of the obligations of the other parties thereto in all material respects and to enforce its rights thereunder. Borrower shall keep in full force and effect and not terminate, cancel, surrender, modify, amend or enter into any agreement in substitution for any Permitted Encumbrance described in clause (a) or (b) of the definition thereof in Section 1.1 hereof, any Premises Document or any Material Operating Agreement, in each case without the prior consent of Agent, other than any termination arising out of a default by the other party thereto and where the termination thereof would be commercially reasonable and in the ordinary course of business (but excluding Premises Documents that benefit the Premises).

(c) Borrower, at its sole cost and expense, shall comply and cause compliance with all rights of way or use, declarations or transfers of air rights, other declarations, zoning lot development agreements, privileges, franchises, licenses, servitudes, easements and other encumbrances affecting or forming a part of the Mortgaged Property or any portion thereof, and all instruments creating or evidencing the same, in each case, to the extent compliance therewith is required of Borrower under the terms thereof. Borrower shall not take any action which results in a forfeiture or termination of the rights afforded to Borrower under any such instruments. Borrower shall make all reasonable efforts to secure the performance of the obligations of the grantors or other parties thereto and to enforce Borrower’s rights thereunder. Borrower shall not, without the prior consent of Agent, modify, amend or enter into any agreement in substitution for any such instruments or voluntarily grant any such new declarations, zoning lot development agreements, privileges, franchises, licenses, servitudes, easements or other encumbrances.

SECTION 7.5. Appraisals. Agent shall be entitled to obtain (and if the Requisite Lenders so request, will obtain), at Borrower’s expense, Appraisals or Appraisal Updates at Agent’s election at any time that an Event of Default has occurred and is continuing, in connection with the foreclosure of the Mortgage or the granting of a deed-in-lieu thereof or the exercise of other remedies against Borrower, and at any other single time after the date sixty (60) days prior to the second (2nd) anniversary of the Closing Date (or more frequently if required for regulatory purposes applicable to Agent or any Lender). Borrower shall cooperate with Agent and any such appraiser and their agents and employees in connection with Appraisals and Appraisal Updates. The foregoing shall not be construed as preventing Lenders from ordering an Appraisal or Appraisal Update at any other time, at their own expense.

SECTION 7.6. Payment of Impositions. Subject to Borrower’s right to contest in accordance as set forth in Section 7.8 hereof, Borrower shall pay or cause to be paid all Impositions on or before the due date thereof and in any event before any fine, penalty, interest or cost may be added for non-payment. Borrower promptly shall deliver to Agent after payment of any Imposition and at other times, upon request, copies of official receipts or other evidence satisfactory to Agent evidencing the payment of the Impositions. Borrower shall not claim or demand or be entitled to any credit or credits on account of the Obligations for any Imposition or any part thereof and no deduction shall otherwise be made or claimed from the taxable value of the Mortgaged Property, the Collateral or any part thereof, by reason of the Mortgage or the Obligations.

SECTION 7.7. Liens and Encumbrances; Ownership of Collateral. Borrower shall at all times be the absolute and sole owner of, and have good, legal and beneficial title to, the Premises in fee simple absolute. Borrower shall at all times be the sole and absolute owner of and have legal and beneficial title to the other Collateral, free and clear of any Lien (subject to the right to contest same herein) except the Permitted Encumbrances and the Loan Documents. In furtherance of the foregoing, Borrower shall not directly or indirectly create or permit or suffer to be created any Lien on Borrower’s interest in the Collateral or any part thereof, other than the Permitted Encumbrances and the Loan Documents, subject, however, with respect to Liens on the Collateral that are not voluntarily placed thereon by Borrower or any Affiliate thereof, Borrower’s right to contest same in accordance with Section 7.8 hereof. Borrower shall not suffer or permit, and shall promptly cause to be discharged, any Lien on any direct equity or beneficial interest in Borrower.

SECTION 7.8. Permitted Contests. After prior written notice to Agent and provided no Default or Event of Default shall have occurred and be continuing, Borrower, at its sole cost and expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Imposition, Legal Requirement, Insurance Requirement or Liens on the Collateral that are not voluntarily placed thereon by Borrower or any Affiliate of Borrower, and defer the payment thereof or compliance therewith, subject, however, to the following conditions:

(a) in the case of an unpaid Imposition, such proceedings shall suspend the collection thereof from Borrower, Agent, Lenders and the Mortgaged Property and other Collateral;

(b) neither the Mortgaged Property, the other Collateral, any Rents nor any part thereof or interest therein, in the reasonable judgment of Agent, would be in any danger of being sold, forfeited, terminated, canceled or lost in any respect;

(c) in the case of a Legal Requirement, Borrower would not be in danger of criminal liability for failure to comply therewith and neither Agent nor any Lender would be in danger of any civil or criminal liability for failure to comply therewith;

(d) Borrower shall have furnished such security, if any, as may be required in the proceedings or as may be reasonably requested by Agent to ensure the payment of any Imposition or Lien or the compliance with any Legal Requirement or Insurance Requirement, as the case may be, together with any interest or penalties which may become due in connection therewith, provided that no security shall be requested if it would be for less than $50,000;

(e) in the case of a Lien, such Lien shall be bonded over or otherwise removed of record on or before the date which is one hundred twenty (120) days after Borrower receives written notice of or otherwise learns of such Lien;

(f) the non-payment of the whole or any part of any tax, assessment or charge during the pendency of any such action will not result in the delivery of a tax deed to the Mortgaged Property or any part thereof, because of such non-payment; and the non-payment of the whole or any part of such Lien shall not result in the foreclosure thereof, and no such tax deed shall be delivered or Lien shall be foreclosed;

(g) the payment of any sums required to be paid under this Loan Agreement and the other Loan Documents (other than any unpaid Imposition at the time being contested in accordance with this Section 7.8) shall not be interfered with or otherwise affected;

(h) in the case of any Insurance Requirement, the failure of Borrower to comply therewith shall not affect the validity or effectiveness of any insurance required to be maintained by Borrower under Section 7.11 hereof; and

(i) Borrower complies with any and all conditions or requirements set forth in any other agreement to which Borrower is a party or pursuant to which the Premises are bound with respect to such contest, to the extent non-compliance therewith would be reasonably likely to have a Material Adverse Affect;

provided, that, the conditions set forth in clauses (a), (c), (d), (e), (f) and (g) shall not be conditions to a permitted contest pursuant to this Section 7.8 if Borrower pays and otherwise complies with such Imposition, Legal Requirement or Insurance Requirement or pays or bonds over such Lien.

SECTION 7.9. Alterations. Borrower shall cause all alterations of the Premises to be done in a good and workmanlike manner and shall be completed materially in accordance with all Legal Requirements and free and clear of Liens or claims for materials supplied or for labor or services performed in connection with such repairs and alterations or otherwise (subject to Borrower’s right to contest the same pursuant to Section 7.8 hereof). Prior to Borrower’s or Property Manager’s commencing any Significant Alteration, all of the following requirements and conditions shall be satisfied:

(a) Agent shall have determined that (x) Borrower has the financial resources to complete the Significant Alteration on a timely and lien-free basis and (y) the Significant Alteration can be completed at least nine (9) months prior to the then Maturity Date;

(b) If requested by Agent, Agent shall have received architectural or engineering plans and specifications for the Significant Alteration and an estimate of the costs and expenses of such Significant Alteration, all of which shall be reasonably acceptable to Agent;

(c) If requested by Agent, Agent shall have received copies of the material agreements (for purposes of this clause (c) and clause (d) below, a construction contract will be considered “material” if it requires or is reasonably likely to require, in the aggregate with all other contracts with the contractor under such contract, payments of $500,000 or more in the aggregate) pursuant to which the Significant Alteration shall be done all of which shall be in form and substance reasonably satisfactory to Agent and, which also shall be reasonably satisfactory to Agent as to the party performing the construction obligations thereunder;

(d) If requested by Agent, Agent shall have received a written assignment from Borrower to Agent of all of its right, title and interest in and to all material construction and design-professional contracts, and a written consent to such assignments by all parties to such contracts and an agreement by such parties to continue performance on Agent’s or its designee’s or successor’s behalf at its request, all of which shall be in form and substance reasonably satisfactory to Agent; and

(e) Agent shall have received such other information and documentation as Agent may reasonably request regarding the Significant Alteration and the cost thereof.

SECTION 7.10. Leases.

(a) Borrower shall not enter into, amend, modify, terminate, consent to the assignment or surrender of, or grant a waiver of any material provision or right of Borrower under, or otherwise supplement any Lease without Agent’s and the Requisite Lenders’ prior consent; provided, however, that Borrower may enter into, amend, modify, terminate, consent to the assignment or surrender of, or grant a waiver of any material provision or right of Borrower under, or otherwise supplement, any Lease that is not a Major Lease without Agent’s or the Requisite Lenders’ prior consent provided that same is done in the ordinary course of business of Borrower and is commercially reasonable, any such lease or amendment is on arm’s length, market terms with a creditworthy tenant, and each such Lease is subordinate to the Mortgage.

(b) Without limiting Section 7.10(a) hereof, Borrower shall deliver to Agent a copy of any Lease, and any amendment, modification or supplement thereof within five (5) Business Days after the execution and delivery thereof.

(c) Borrower shall faithfully keep and perform its material obligations under the Leases and shall not permit any Lessee to prepay Rents pursuant to the terms of any Lease more than thirty (30) days in advance of the time when the same is due, except bona fide security deposits. Borrower shall promptly (i) provide Agent with copies of any notice of default or termination sent by Borrower or Property Manager to any Lessee under a Lease and (ii) deliver to Agent a copy of all termination notices, default notices, notices claiming any offset rights and all other material notices from any Lessee under a Major Lease or Lease guarantor of same to Borrower or Property Manager.

(d) Borrower shall furnish to Agent, within ten (10) days after a request by Agent to do so, a certified rent roll containing the names of all Lessees under all Major Leases, the terms and expiration date of their respective Leases, the space occupied, the rents payable and the securities deposited thereunder, and the name of any Lease guarantor thereof, together with true copies of each Lease and any Lease guaranty thereof or amendments and supplements thereto not previously furnished to Agent and any other information with respect to Borrower’s leasing activities and policies as Agent shall reasonably request.

(e) Borrower shall appear in and defend any action or proceeding arising under, occurring out of, or in any manner connected with, any Leases and Lease guaranties or the obligations, duties, or liabilities of Borrower or any Lessee or any Lease guarantor thereunder. Borrower shall pay all costs and expenses of Agent, including reasonable attorneys’ fees, in any action or proceeding in which Agent may appear.

(f) Borrower shall use commercially reasonable efforts to enforce or secure the performance of the obligations of the Lessees under Major Leases and Lease guarantors thereof. Borrower shall not waive, discount, set-off, compromise, or in any manner release or discharge any Lessee under a Major Lease or Lease guarantor thereof of and from any obligations, covenants, conditions, and agreements by said Lessee and Lease guarantor to be kept, observed, and performed, in the manner and at the place and time specified in the applicable Major Lease and Lease guaranty thereof.

(g) Borrower shall not, and shall not allow any Person on behalf of Borrower to, enter into any agreement from and after the Closing Date with any Person to pay lease commissions with regard to any Lease which agreement is not expressly made subordinate to Agent’s rights, interests and claims under the Loan Documents.

(h) All Leases entered into after the Closing Date shall be made expressly subject and subordinate to mortgages and deeds of trust that may at any time be placed on the Premises and shall contain provisions obligating the Lessees thereunder to attorn to Agent or any purchaser therefrom upon its written demand in the event Agent or such purchaser succeeds to the interest of Borrower under such Leases. Each Lease guaranty under a Major Lease shall provide that it shall remain in full force and effect, and that guarantor thereunder shall perform for the benefit of Agent or such purchaser, upon attornment by the Lessee.

(i) Borrower shall pay all expenses of Agent, and Co-Agents, if applicable, including Agent’s Counsel Fees and Co-Agents’ Counsel Fees, incurred in connection with the review of any proposed Lease, amendment, modification, waiver, supplement, termination or surrender under this Section 7.10.

SECTION 7.11. Required Insurance.

(a) Required Coverage. In addition to any insurance required to be maintained by Borrower pursuant to the Property Management Agreement, the License Agreement, the Premises Documents and the Leases, Borrower shall maintain, or cause to be maintained, the types of insurance set forth in Schedule 7.11 attached hereto complying with the requirements set forth in said Schedule 7.11. In clarification of the foregoing, in the event a Casualty occurs due to any event that is required to be insured hereunder (e.g., a flood or hurricane), Borrower shall continue to maintain or cause to be maintained at all times the insurance coverage required with respect to such event, including during the occurrence of an on-going Casualty, settlement of insurance claims after the Casualty and during the course of any Restoration of the Premises. Borrower shall perform or cause to be performed the obligations set forth in said Schedule 7.11 as and when required therein, and in addition to their other rights and remedies set forth in the Loan Documents, at law or in equity, Agent and Lenders shall have the rights and remedies set forth therein. Borrower shall not name any Person other than Agent as “First Mortgagee” and “First Lender Loss Payee” on the property insurance set forth in Schedule 7.11, or give any Person other than Agent the right to make a claim for, settle or receive insurance proceeds pursuant to the insurance policies of Borrower, unless such insurance is a blanket or group policy, in which case, Borrower shall not name any Person other than Agent as “First Mortgagee” and “First Lender Loss Payee” with respect to the Premises on such insurance, or give any Person other than Agent the right to make a claim for, settle or receive insurance proceeds on account of the Premises or otherwise with respect to Borrower pursuant to such policies.

(b) Agent’s Right to Procure Insurance. Notwithstanding anything to the contrary contained herein, if at any time Agent is not in receipt of written evidence that all insurance required hereunder is maintained in full force and effect, Agent shall have the right (but not the obligation) with written notice to Borrower to take such action as Agent deems necessary to protect its interests in the Premises, including the obtaining of such insurance coverages as are required hereunder, and all expenses incurred by Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower promptly after demand and shall be secured by the Loan Documents.

SECTION 7.12. Damage or Destruction.

(a) Borrower hereby irrevocably assigns, transfers and sets over to Agent all rights of Borrower to any business interruption/rent loss, property and terrorism insurance proceeds, award or payment or other insurance proceeds payable with respect to the Premises on account of any Casualty. Subject to Section 7.12(b) hereof, (i) Agent shall be entitled to collect and receive all business interruption/rent loss, property, terrorism and other insurance proceeds payable with respect to the Premises on account of a Casualty and until disbursed such proceeds shall constitute additional security for the Obligations, (ii) Borrower hereby irrevocably authorizes and empowers Agent, in the name of Borrower or otherwise, to file for and prosecute in its own name what would otherwise be Borrower’s claim for any such insurance proceeds and to collect such proceeds and (iii) Agent may participate in all proceedings and negotiations in connection with such proceeds subject to the other provisions of this Section 7.12 and Borrower will deliver or cause to be delivered to Agent all instruments requested by Agent to permit such participation; provided, however, that Agent shall be under no obligation to question or maximize the amount of the proceeds or obtain any particular amount of proceeds. Although it is hereby expressly agreed that the same shall not be necessary, and in any event, Borrower shall upon demand of Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such proceeds to Agent, free and clear of any encumbrances of any kind or nature whatsoever. Agent may be represented by counsel satisfactory to it, the reasonable expenses of which shall be paid by Borrower.

(b) Notwithstanding Section 7.12(a) hereof, so long as no Default or Event of Default shall have occurred and shall then be continuing and provided Borrower promptly files all claims and diligently prosecutes same, Borrower shall have the sole right to collect and receive all such insurance proceeds and to file, adjust, settle and prosecute any claim for insurance proceeds with respect to a Casualty, the insurance proceeds with respect to which are reasonably expected to be less than or equal to $1,000,000 (the “Casualty Proceeds Disbursement Threshold”); provided, however, that Borrower shall not have the right to collect and receive and shall not agree to any adjustment or settlement of any such claim payable with respect to a Casualty the insurance proceeds with respect to which are reasonably expected to be or are greater than the Casualty Proceeds Disbursement Threshold without Agent’s prior consent. Borrower shall promptly after demand pay to Agent all reasonable costs and expenses (including the fee of any insurance consultant or adjuster and reasonable attorneys’ fees and disbursements) incurred by Agent in connection with a Casualty and seeking and obtaining any insurance proceeds, award or payment with respect thereto. Net Proceeds held by Agent, together with any interest earned thereon, shall constitute additional security for the payment of the Obligations (a security interest therein being granted hereby), until disbursed in accordance with this Section 7.12 or Section 7.14 hereof, as the case may be. Notwithstanding the foregoing, or anything else herein, to the contrary (but subject to the second sentence of Section 7.12(g) hereof), all proceeds of business interruption/rent loss insurance may be collected by and shall be paid to Agent and applied in accordance with Section 7.12(g) hereof.

(c) Borrower shall use all insurance proceeds actually received by Borrower for Restoration. Borrower shall, at its sole cost and expense, promptly commence and diligently and continuously perform to lien-free completion the Restoration in a good and workmanlike manner and in compliance with all Legal Requirements and the requirements of the Permitted

Encumbrances, the Property Management Agreement, the License Agreement and the Leases, whether or not Borrower shall have satisfied the requirements of Section 7.12(d) hereof in order to cause the Net Proceeds to be made available for such Restoration and whether or not such insurance proceeds on account of the Casualty shall be sufficient for such purpose.

(d) In the case of any Casualty with respect to which the insurance proceeds payable are less than the Casualty Proceeds Disbursement Threshold, the Net Proceeds shall be payable directly to Borrower (or if paid to Agent, Agent shall disburse same to Borrower) for Restoration. In the case of any Casualty with respect to which the insurance proceeds payable are equal to or greater than the Casualty Proceeds Disbursement Threshold, the Net Proceeds shall be held by Agent, if Agent so elects, as a part of the Collateral and shall be made available to Borrower for the Restoration of the Premises from time to time as the Restoration progresses, subject to compliance by Borrower with Section 7.12(c) hereof and satisfaction of the following terms and conditions for each disbursement (each a “Release Condition” and collectively, the “Release Conditions”):

(i)	No First Tier Default or Event of Default shall have occurred and be continuing;

(ii)	Agent shall have been provided an Appraisal certifying that upon completion of the Restoration, the outstanding principal balance of the Loan, shall not exceed fifty-five percent (55%) of the Appraised Value;

(iii)	Borrower shall have demonstrated to the satisfaction of Agent that the Restoration can be completed at least six (6) months prior to the then-current Maturity Date, or such earlier time as may be required by applicable Legal Requirements;

(iv)	To the extent, in Agent’s reasonable judgment, the Net Proceeds are insufficient to pay the costs of the Restoration, Borrower shall have deposited with Agent sums in an amount at least equal to the excess, if any, of Agent’s reasonable estimate of the costs of the Restoration over the amount of Net Proceeds received by Agent with respect to such Casualty, which additional sums shall be disbursed by Agent prior to any disbursements of insurance proceeds;

(v)	Borrower shall have demonstrated to the satisfaction of Agent that sufficient funds are available through the rent and/or business interruption insurance deposited with Agent pursuant to Section 7.12(g) hereof and/or cash deposited with Agent to be disbursed in accordance with Section 7.12(g) hereof, to pay all debt service with respect to the Loan and all operating expenses with respect to the Premises during the period reasonably estimated by Agent as necessary for the completion of the Restoration and the extended indemnity period referred to in item (1d) of Addendum A to Schedule 7.11 hereto;

(vi)	intentionally omitted;

(vii)	Agent shall have received architectural and/or engineering plans and specifications for the Restoration and an estimate of the costs and expenses of the Restoration, all of which shall be in form reasonably acceptable to Agent; and

(viii)	Prior to any disbursement by Agent, the following information and documentation shall have been obtained by Borrower, at Borrower’s expense, and submitted to Agent, which information and documentation shall be in form and substance reasonably satisfactory to Agent:

(A)	A request for disbursement signed by Borrower, accompanied by billing statements, vouchers or invoices, which request for disbursement shall expressly warrant that the work with respect to which the advance is requested has been performed in all material respects in accordance with the approved plans and specifications for the Restoration;

(B)	Proof that all invoices for labor and materials previously submitted by Borrower and approved and reimbursed by Agent have been paid, except for those the subject of the current request for disbursement;

(C)	Lien waivers for all payees under previous requests for disbursements;

(D)	A report from Borrower’s architect or if Agent shall elect, such consultant as Agent shall retain, which shall specify the percentage of completion of the Restoration, shall provide detailed comments on specific work performed since the date of the last such report, and, if required by Agent, an estimate of the cost to complete the Restoration after taking into account the work then completed;

(E)	At the request of Agent, a Title Continuation;

(F)	Copies of the architect, trade contract and all other material agreements pursuant to which the Restoration shall be done, and which also shall be reasonably satisfactory to Agent as to the party performing the construction obligations thereunder;

(G)	An assignment to Agent of all such agreements, together with the written consent to such assignments by all parties to such contracts and an agreement to continue performance thereunder at Agent’s request; and

(H)	Such other information and documentation as Agent may reasonably request regarding the Improvements and the Restoration and the cost thereof.

(e) If one or more of the Release Conditions set forth in subsections (ii) through (vii) of Section 7.12(d) hereof are not satisfied within one hundred and twenty (120) days after the date of the Casualty, then all Net Proceeds shall be applied in accordance with Section 7.14 hereof. If an Event of Default occurs, all Net Proceeds shall also be applied in accordance with Section 7.14 hereof. If a First Tier Default occurs, or one or more of the Release Conditions set forth in subsection (viii) of Section 7.12(d) hereof are not satisfied, Agent shall, with respect to the applicable disbursement, continue to hold the Net Proceeds until those conditions are satisfied or, if applicable, such First Tier Default ceases to exist, subject to the other terms of this Section 7.12(e).

(f) All reasonable costs and expenses incurred by Agent in connection with making the Net Proceeds available for the Restoration (including reasonable attorneys’ fees and disbursements and reasonable fees and actual out-of-pocket expenses of Agent’s construction consultants and inspectors) shall be paid by Borrower. Any Net Proceeds remaining after the Restoration and the payment in full of all costs incurred in connection with the Restoration will, provided there exists no Event of Default, be distributed by Agent to Borrower.

(g) Business interruption/rent loss insurance proceeds of Borrower shall be deposited into an interest-bearing account or subaccount of Agent as further security for the Obligations. If the insurer remits such proceeds to Borrower rather than directly to Agent, Borrower shall promptly pay such proceeds over to Agent. Provided no First Tier Default or Event of Default shall have occurred and be continuing, Agent shall use such proceeds to pay Interest, principal due and payable under Section 2.4 hereof and other sums that become due and payable under the Loan Documents as and when due and after payment or reservation of such sums for any calendar month, at Borrower’s written request from time to time on a monthly basis, Agent shall disburse such proceeds to Borrower to pay for reasonable and necessary expenses of the Premises incurred in the ordinary course of the ownership, maintenance and operation of the Premises for such calendar month, and FF&E Expenditures payable in such calendar month, in each case incurred in accordance with the applicable operating budget and Approved FF&E/Capital Budget and provided that the payment of any such amount is not prohibited by the terms hereof. Borrower hereby grants to Agent a security interest in all rights of Borrower in and to such account and all sums on deposit therein as additional security for the Obligations. Upon the occurrence and during the continuation of an Event of Default, Agent shall have the rights and remedies with respect to such account specified in this Loan Agreement and in any other Loan Document. The credit balance in such account or subaccount may be commingled with the general funds of Agent. Borrower shall pay all fees and costs with respect to such account. Neither Agent nor Lenders shall be liable for any loss of interest on or any penalty or charge assessed against the funds in, payable on, or credited to such account as a result of the exercise by Agent of any of its rights, remedies or obligations hereunder or under any other Loan Document. Any interest earned on the balance of such account shall be deposited into such account and be applied with the balance of such account in accordance with this Section 7.12(g). Agent shall have sole control over such account. Any business interruption/rent loss insurance proceeds remaining after completion of the Restoration shall, at Agent’s election, be distributed to Borrower or applied as a mandatory prepayment of the Loan.

SECTION 7.13. Taking of the Mortgaged Property.

(a) Borrower hereby irrevocably assigns, transfers and sets over to Agent all rights of Borrower to any awards or compensation payable on account of a Taking and irrevocably authorizes and empowers Agent, in the name of Borrower or otherwise, to collect and receive any such award or compensation and delegate to Agent the right to file and prosecute any and all claims for any such awards or compensation and to participate in any and all hearings, trials and appeals in connection with a Taking on behalf of Borrower and (iii) Agent may participate in such proceedings or negotiations and Borrower will deliver or cause to be delivered to Agent all instruments requested by Agent to permit such participation; provided, however, that Agent shall be under no obligation to question or maximize the amount of the award or compensation or obtain any particular amount of award or compensation. Although it is hereby expressly agreed that the same shall not be necessary, and in any event, Borrower shall, upon demand of Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such award or compensation to Agent, free and clear of any encumbrances of any kind or nature whatsoever. Agent may be represented by counsel satisfactory to it, the reasonable expenses of which shall be paid by Borrower.

(b) Notwithstanding Section 7.13(a) hereof, so long as no First Tier Default or Event of Default shall have occurred and shall then be continuing and provided Borrower promptly files all claims and diligently prosecutes same, Borrower shall have the right to collect and receive any award or compensation arising from a Taking, and to file and prosecute all claims for such awards and Agent shall not collect or receive such awards or file or prosecute such a claim or participate in the proceedings or negotiations thereof except for (i) awards or compensation with respect to temporary Takings and (ii) Takings on account of which the award and compensation thereof are reasonably expected to be or is greater than $300,000 (the “Condemnation Proceeds Disbursement Threshold”), and provided that, in any event, Borrower shall not agree to any adjustment or settlement of any such claim payable with respect to a Taking the award and compensation with respect to which are reasonably expected to be greater than the Condemnation Proceeds Disbursement Threshold without Agent’s prior consent. Borrower shall pay promptly after demand all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements and any appraiser or other consultant) incurred by Agent in connection with any Taking and seeking and obtaining any award or payment on account thereof. Awards and compensation held by Agent, together with any interest earned thereon, shall constitute additional security for the payment of the Obligations (a security interest therein being granted hereby), until disbursed in accordance with this Section 7.13 or Section 7.14 hereof, as the case may be. Notwithstanding the foregoing, or anything else herein, to the contrary, all awards and compensation for temporary Takings may be collected by and shall be paid to Agent and applied in accordance with Section 7.13(d)(iii) hereof.

(c) Borrower shall use all awards and other compensation actually received by Borrower for Restoration to the extent required pursuant to the definition thereof herein. Borrower shall, at its sole cost and expense, promptly commence and diligently and continuously perform to completion the Restoration in a good and workmanlike manner and in compliance with all Legal Requirements and the requirements of the Permitted Encumbrances, whether or not Borrower shall have satisfied the Release Conditions in order to cause the Net Restoration Award to be made available for such Restoration and whether or not such awards or compensation, if any, on account of the Taking shall be sufficient for such purpose.

(d) In the case of any Taking with respect to which the award and compensation payable are less than the Condemnation Proceeds Disbursement Threshold, the Net Restoration Award shall be payable directly to Borrower (or if paid to Agent, Agent shall disburse same to Borrower) for Restoration, provided that if any such Net Restoration Award remains after the completion of such Restoration, Borrower shall apply same to the Loan as a prepayment thereof in accordance with Section 2.4(e) hereof promptly after completion of such Restoration. In the case of any Taking with respect to which the award and compensation payable are equal to or greater than the Condemnation Proceeds Disbursement Threshold, the Net Restoration Award shall be held by Agent, if Agent so elects, as a part of the Collateral and shall be applied as follows:

(i) If the Release Conditions are satisfied, and the Taking is not a Material Taking, all Net Restoration Awards shall be applied to pay the cost of Restoration, such application to be effected in the same manner as provided in Section 7.12(d) hereof with respect to Net Proceeds and the balance, if any, of such Net Restoration Awards shall, provided there exists no Event of Default, be distributed by Agent to Borrower following completion of the Restoration.

(ii) If the Taking is a Material Taking, or one or more of the Release Conditions set forth in subsection (ii) through (vii) of Section 7.12(d) hereof are not satisfied within one hundred and twenty (120) days from and after the date of the Taking, all Net Restoration Awards shall be applied in accordance with Section 7.14 hereof. If an Event of Default occurs, all Net Restoration Awards shall also be applied in accordance with Section 7.14 hereof. If a First Tier Default occurs, or one or more of the Release Conditions set forth in subsection (viii) of Section 7.12(d) hereof are not satisfied, Agent shall, with respect to the applicable disbursement, continue to hold the Net Restoration Awards until those conditions are satisfied or, if applicable, such First Tier Default ceases to exist, subject to the other terms of this Section 7.13(d).

(iii) In the case of a Taking for temporary use, any Net Restoration Awards shall be deposited with Agent and disbursed in accordance with Section 7.12(g) hereof for so long as such temporary Taking continues.

SECTION 7.14. Application of Proceeds of Casualty or Taking to Loan; Loan Repayment. Upon a Casualty, if the disposition of the Net Proceeds is governed by the first two (2) sentences of Section 7.12(e) hereof or upon a Taking, if the disposition of the Net Restoration Awards is governed by the first two (2) sentences of Section 7.13(d)(ii) hereof, at the option of Agent, the Loan shall be immediately due and payable. In such case, regardless of whether Agent shall so elect to accelerate the maturity of the Loan as aforesaid, Agent shall have the option to (a) make available the Net Proceeds or the Net Restoration Awards, as the case may be, to Borrower for Restoration in the manner provided in Section 7.12(d) hereof or (b) apply the Net Proceeds and/or the Net Restoration Awards to the Obligations, in such order and manner as Agent determines, as the case may be.

SECTION 7.15. Costs and Expenses. Without limiting any other provision of this Loan Agreement or of any other Loan Document, Borrower shall pay within ten (10) Business Days after demand by Agent or either Co-Agent, to or for the account of Agent or such Co-Agent, as the case may be, Agent’s Counsel Fees, Co-Agents’ Counsel Fees and all other reasonable costs and expenses incurred by or on behalf of Agent or Co-Agent in connection with the closing of the Loan, the syndication of the Loan, all costs of maintaining a virtual data room with respect to the Loan on the Debtdomain website or a comparable website, any prepayments of the Loan, Agent’s responses to requests for consents and waivers under the Loan Documents, all payments from any accounts, any modification, amendment or restructuring of the Loan or the Loan Documents (regardless if such modification, amendment or restructuring closes) and (without limiting Section 11.1(b) hereof) the enforcement of Agent’s and Lenders’ rights and remedies under the Loan Documents, intercreditor agreements and other agreements relating to the Loan, Borrower or the Collateral or otherwise at law or equity, or with respect to any and all other aspects of the transactions contemplated herein or in any other Loan Document, including the following, whether currently outstanding or which may arise at any time during the term of the Loan:

(a) all taxes and recording expenses, including all filing fees and mortgage recording and deed transfer taxes, with respect to the Security Documents, and any other documents modifying, extending or consolidating the Security Documents;

(b) in the event the Mortgaged Property or other Collateral, or any part thereof, shall be advertised for foreclosure sale and not sold, all costs in connection therewith, including reasonable attorneys’ fees and disbursements, advertising costs and trustees’ commissions;

(c) all title insurance charges and premiums; and

(d) all survey, investigation, insurance and, subject to the provisions hereof, appraisal, fees and expenses and all costs of preparing environmental, engineering and insurance reports (including any such reports as may reasonably be required in connection with the administration of the Loan), concerning the Premises. Without limiting the foregoing, Borrower agrees to pay the reasonable fees and expenses of Agent’s insurance consultant in connection with renewals of or proposed changes in policies.

SECTION 7.16. Transfers.

(a) Unless the same is a Permitted Personal Property Transaction or a Permitted Transfer (as hereinafter defined), without the prior consent of Agent and all Lenders, neither Borrower nor any other Person having a direct or indirect ownership or beneficial interest in Borrower shall (i) directly or indirectly sell, transfer, convey, mortgage, pledge, or assign the Collateral, any part thereof or any interest therein (including any direct or indirect ownership interest in Borrower); (ii) encumber, alienate, grant a Lien or grant any other interest in the Collateral or any part thereof (including any direct or indirect ownership interest in Borrower), whether voluntarily or involuntarily; or (iii) lease all or substantially all of the Property (each of the foregoing, a “Transfer”). As used in this Section 7.16, “transfer” shall include (i) an installment sales agreement wherein Borrower agrees to sell the Collateral or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Premises for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if Borrower or any general partner or managing member of Borrower is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock such that such corporation’s stock shall be vested in a party or parties who are not now stockholders or any change in the control of such corporation; and (iv) if Borrower or any general partner or managing member of Borrower is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member. Without limiting the generality of the foregoing, the Loan is not “assumable”.

(b) Upon the sale, conveyance, alienation, mortgage, encumbrance, pledge, assignment or transfer of the Collateral or any direct or indirect ownership interest in Borrower or other Transfer, other than a Permitted Transfer, without Agent’s and all Lenders’ consent, the Loan may be declared immediately due and payable without any requirement for Agent or any Lender to demonstrate any actual impairment of its security or any increased risk of default hereunder. This provision shall apply to every sale, conveyance, alienation, mortgage, encumbrance, pledge, assignment or transfer of the Collateral and direct or indirect ownership interest in Borrower or other Transfer, other than a Permitted Transfer, regardless of whether voluntary or not, or whether or not Agent and/or Lenders have consented to any previous sale, conveyance, alienation, mortgage, encumbrance, pledge, assignment or transfer of the Collateral or such ownership interest or other Transfer.

(c) Agent’s and/or Lenders’ consent to one sale, conveyance, alienation, mortgage, encumbrance, pledge, assignment or transfer of the Collateral or direct or indirect ownership interest in Borrower or any other Transfer for which Agent’s and Lenders’ consent is required shall not be deemed to be a waiver of Agent’s and Lenders’ right to require such consent to any future occurrence of same for which Agent’s and Lenders’ consent is required.

(d) Borrower agrees to bear and shall pay or reimburse Agent and Lenders on demand for all reasonable expenses (including, without limitation, attorneys’ fees and disbursements, title search costs and title insurance endorsement premiums) incurred by Agent and Lenders in connection with the review, approval and documentation of any such sale, conveyance, alienation, mortgage, encumbrance, pledge, assignment or transfer or other Transfer.

(e) Agent’s and Lenders’ consent shall not be required with respect to the following Transfers (each, a “Permitted Transfer”):

(i) the merger or consolidation of any of GWRI, GWROP or GWROPGP with one or more of the others (and with no other Person), provided that Borrower shall have given Agent prior notice of such merger or consolidation, the obligations of Guarantor under the Loan Documents to which it is a party shall not be otherwise affected, after such merger or consolidation Borrower shall continue to comply with the terms of Section 5.39 hereof and no such merger or consolidation shall have a Material Adverse Effect;

(ii) the merger or consolidation of GWRI other than as set forth in the preceding clause (i) (and, if it were to occur, the merger or consolidation of GWROP and/or GWROPGP into the entity surviving such merger or consolidation), provided, that:

(A)	Borrower shall have given Agent prior notice of such merger or consolidation;

(B)	after such merger or consolidation, Borrower shall continue to comply with the terms of Section 5.39 hereof;

(C)	no such merger or consolidation shall have a Material Adverse Effect;

(D)	following such merger or consolidation, the obligations of Guarantor under the Loan Documents to which it is a party shall not be affected (and without limiting the foregoing, such obligations shall remain binding on GWRI’s (and GWROP’s and/or GWROPGP’s, as applicable) successor by such merger or consolidation);

(E)

(i) GWRI shall be the surviving entity and shall remain a Public Company and (ii) no GWRI Change of Control shall occur; as used herein, “GWRI Change in Control” means the occurrence of a change in the composition of the governing body of GWRI (full voting members of the board of directors, or otherwise) such that a majority of the members of any such governing body (x) were not members of such governing body on the Closing Date and (y) were not (1) nominated for election or elected to such governing body with the affirmative vote of a majority of the members who were either members of such governing body on the Closing Date or whose nomination or election was approved prior to the Closing Date or (2) nominated to such governing body with the affirmative vote of a nominating committee, the majority of the members of which were members of such nominating committee of such governing body on the Closing Date, members whose nomination was approved by such a nominating committee prior to the Closing Date and/or members whose nomination or election was previously approved in accordance with the immediately preceding clause (1);

(iii) the issuance or sale, transfer, conveyance or assignment of stock in GWRI, so long as, in each case, no GWRI Change of Control shall occur;

(iv) the sale, transfer, conveyance, assignment, pledge, mortgage, grant of a security interest in, hypothecation or encumbrance of any stock in GWRI, so long as, in each case, no GWRI Change in Control shall occur; and

(v) the pledge, mortgage, grant of a security interest in, hypothecation or encumbrance by GWRI of its (and/or GWROPGP’s) equity interests in GWROP or GWROPGP, but not the foreclosure or realization on such pledge, mortgage, grant of security interest, hypothecation or encumbrance.

(f) Notwithstanding the foregoing provisions of this Section, at all times GWRI shall indirectly control (as defined in the definition of “Affiliate” in this Section 1.1) Borrower and there shall be no Transfer of any direct interest in Borrower (it being acknowledged that mergers and consolidations of GWROP and/or GWRI, and other Transfers of interests in GWROP and/or GWRI , permitted under this Section 7.16 shall not be a “Transfer” of a direct interest in Borrower).

SECTION 7.17. Defense of Title. Borrower will do all things necessary or proper to defend title to the Mortgaged Property and the other Collateral, subject to the Permitted Encumbrances, but Agent shall have the right, at any time, to intervene in any suit affecting such title and to employ independent counsel in connection with any such suit to which it may be a party by intervention or otherwise; and upon demand, Borrower shall pay Agent all reasonable expenses paid or incurred by Agent in respect of any such suit affecting title to any such property or affecting Agent’s lien or rights hereunder, including Agent’s Counsel Fees. Borrower shall indemnify and hold harmless Agent from and against any and all costs and expenses, including any and all cost, loss, damage or liability which Agent may suffer or incur by reason of the failure of the title to all or any part of the Premises or security interest in the Collateral or by reason of the failure or liability of Borrower, for any reason, to convey or grant a security interest in the rights, titles and interests which the Mortgage or other Security Document purports to mortgage, assign, pledge or grant a security interest in, and all amounts at any time so payable by Borrower shall be secured by the Security Documents.

SECTION 7.18. Recordation and Certain Taxes. Borrower, at its sole cost and expense, shall at all times cause the Mortgage, Financing Statements and any other Security Document to be recorded, registered or filed in the public records, and any amendments or supplements hereto and thereto, and, if requested by Agent, any instruments of assignment hereof or thereof, to be recorded, registered and filed, as applicable, and to be kept recorded, registered and filed, in such manner and in such places, shall pay all recording, registration and filing fees and taxes and other charges, including any recording, transfer or intangible personal property tax or similar imposition, with respect thereto, and shall comply with all Legal Requirements in order fully and effectively to establish, preserve, perfect and protect the lien of the Security Documents subject only to Permitted Encumbrances. Borrower hereby authorizes Agent to file financing and continuation statements with respect to the Collateral.

SECTION 7.19. Name, Fiscal Year and Accounting Method. Borrower shall not, without the prior consent of Agent, change its method of accounting or its name. Borrower shall not change its fiscal year without giving Agent at least ten (10) Business Days’ prior written notice.

SECTION 7.20. Consolidation, Merger, Conveyance, Transfer or Lease. Without the prior consent of the Requisite Lenders, Borrower shall not consolidate with or merge into any other Person or convey, transfer or lease its properties or assets substantially as an entirety to any Person.

SECTION 7.21. Organization Restrictions. Borrower shall at all times be a Special Purpose Entity. Without limiting the foregoing, Borrower shall not engage in any business other than that related to the acquisition, ownership, construction, management, development, financing, leasing, sale, maintenance, marketing and operation of the Premises. Borrower shall not directly or indirectly make or permit any change, amendment or modification to its operating agreement or other organizational document of Borrower in any manner that (i) violates the single purpose covenants set forth in this Section 7.21 or (ii) amends, modifies or otherwise changes any provision thereof that cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified, without Agent’s consent, and such documents shall not be terminated or cancelled, without the prior consent of Agent. Borrower shall not directly or indirectly take or permit any action which could result in Borrower not being a Special Purpose Entity.

SECTION 7.22. Changes in Zoning. Borrower shall not request or seek to obtain any change to, or consent to any request for or change in, any Legal Requirement, restrictive covenant or other restriction applicable to the Premises or any portion thereof or any other law, ordinance, rule, regulation, restrictive covenant or restriction affecting the zoning, development or use of the Premises or any portion thereof, or any variance or special exception therefrom, without the prior consent of Agent.

SECTION 7.23. Limitation on Indebtedness. Borrower shall not incur, create, contract for, waive, assume, have outstanding, guarantee or otherwise become liable with respect to Indebtedness other than Permitted Indebtedness.

SECTION 7.24. Distributions, Dividends and Affiliate Payments. Borrower shall not make any payments, dividends or distributions to any direct or indirect owner of or Affiliate of Borrower or any Guarantor, including on account of any Indebtedness, investment, services rendered or goods supplied at any time that (i) any Event of Default shall have occurred and be continuing or (ii) any Cash Sweep Condition shall exist or be deemed to exist; provided, however, that (x) payment of the fees, reimbursable expenses and other amounts payable to Property Manager under the Property Management Agreement shall be permitted, except that if an Event of Default shall have occurred and be continuing, only reimbursable expenses may be paid under the Property Management Agreement and the payment of the Base Management Fee and any incentive management fee shall not be permitted, (y) the fees under the License Agreement to Licensor shall be permitted in accordance with the Licensor Tri-Party Agreement and (z) payments, dividends or distributions made by Borrower to its direct or indirect owners in order to reimburse them for Capital Expenditures, FF&E Expenditures or other expenses that had been paid by them or in order to repay loans or other advances made by them to Borrower for the payment of Capital Expenditures, FF&E Expenditures or other expenses (provided such loans and advances are expressly subordinate to the Obligations, are unsecured and are repaid within sixty (60) days of the date incurred or made) shall be permitted so long as no Event of Default shall have occurred and be continuing.

SECTION 7.25. ERISA. Borrower shall not at any time have any employees or engage in any transaction which would cause any obligation or action taken or to be taken hereunder by Borrower to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA that could reasonably be expected to, alone or in aggregate with all other uncorrected non-exempt prohibited transactions, result in a material liability. Borrower (i) shall, and shall cause all ERISA Affiliates to make all required contributions to any Pension Plan or Multiemployer Plan, and (ii) shall not, nor shall it permit any ERISA Affiliate to, cause or permit to occur an event that could result in the imposition of a Lien under IRC Section 412 or Section 302 or 4068 of ERISA, or any ERISA Event that could reasonably be expected to, alone or in the aggregate with all other ERISA Events, result in a material liability.

SECTION 7.26. Maintenance of Existence. Borrower shall (a) remain in existence as a Delaware limited liability company, (b) qualify to do business in and remain in good standing under the laws of the State of Delaware and the State of North Carolina, and, to the extent required for the ownership, management and operation of its assets, any other jurisdiction, (c) take all action to maintain all rights, privileges and franchises necessary or desirable for the conduct of its business in the State of North Carolina, and, to the extent required for the ownership, management and operation of its assets, any other jurisdiction, and (d) comply with all Legal Requirements with respect to the foregoing in all material respects.

SECTION 7.27. Subsidiaries and Joint Ventures. Borrower shall not acquire any stock or assets of, or form a partnership, joint venture or other similar arrangement with, any Person, without Agent’s prior consent.

SECTION 7.28. Loans to Members, Etc. Borrower shall not make any loan or advance to Borrower Member or to any employee or Affiliate of Borrower except for business travel, out-of-pocket incidental personal business expenses and similar advances in the ordinary course of business.

SECTION 7.29. Transactions with Affiliates. Borrower shall not enter into, or be a party to, any transaction with any Affiliates of Borrower except contracts for the providing of goods and services in the ordinary course of business and upon fair and reasonable terms which are no more onerous to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate. Agent hereby approves the Property Management Agreement and License Agreement in effect as of the Closing Date and the Property Manager and Licensor named thereunder.

SECTION 7.30. Adverse Contracts. Borrower shall not enter into any contract or agreement which would materially and adversely affect its business, property, assets, operations or condition (financial or otherwise), taken as a whole, or its ability to perform its obligations under this Loan Agreement or any of the other Loan Documents.

SECTION 7.31. Utilities. Borrower shall pay, or cause to be paid, all charges for all utility services at any time rendered to, or the payment of which is the obligation of, Borrower in connection with, the Premises, and will do all other things required for the maintenance and continuance of utility services necessary for the operation, use and occupancy of the Premises for their intended purposes in accordance with this Loan Agreement, and ensure that they are available at the boundaries of the Premises.

SECTION 7.32. Margin Stock. Borrower shall not use any of the proceeds of the Loan for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System, as at any time amended, and Borrower agrees to execute all instruments customarily executed by borrowers for a type of loan similar to the Loan necessary to evidence Lenders’ compliance with all the requirements of Regulation U of the Federal Reserve System, as at any time amended, as applicable to the Loan.

SECTION 7.33. Patriot Act Compliance. Borrower shall comply with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Borrower and the Premises, including those relating to money laundering and terrorism. If required by applicable Legal Requirements, Agent shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of governmental authorities having jurisdiction over Borrower and the Premises, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of governmental authorities, then Agent may, at its option, cause Borrower to comply therewith and any and all costs and expenses incurred by Agent in connection therewith shall be secured by the Loan Documents and shall be payable on demand and shall accrue interest at the Default Rate from the date paid or incurred by Agent until paid to Agent.

SECTION 7.34. Post Closing Requirements. Borrower covenants that it will (a) within forty-five (45) days after the Closing Date, procure and equip the Premises with additional “ADA kits” to comply with the Americans with Disabilities Act as recommended in the Engineering Report, (b) within one hundred twenty (120) days after the Closing Date, complete the installation of a storm water drainage system in the north side of the west wing of the hotel at the Premises as recommended in the Engineering Report and (c) within thirty (30) days after the Closing Date, deliver to Agent an Account Agreement, executed by Borrower and Wells Fargo Bank National Association, with respect to the Collection Account.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1. Events of Default. The following shall each constitute an “Event of Default” hereunder:

(a) the failure of Borrower to pay when due (i) the principal of and accrued, unpaid interest on the Note upon maturity, whether upon the Maturity Date or earlier following acceleration, (ii) any payment or deposit required pursuant to Section 2.4(b), 2.4(e), 2.15, 2.16 (provided that, with respect to Section 2.15 and 2.16, so long as Borrower makes the required deposit when due based on the Excess Cash Flow or Gross Revenue, as applicable, of the applicable calendar month set forth in the financial statement for such calendar month pursuant to Section 7.1(d) hereof, if such deposit is subsequently determined to be less than the true amount required to be deposited pursuant to Section 2.15 or 2.16, then the failure to deposit the correct amount shall not be an Event of Default hereunder provided that the additional amount required to be deposited is deposited by Borrower within five (5) Business Days after notice from Agent as to the required additional amount) or 2.17 hereof, or (iii) any Interest or Additional Interest (other than that payable pursuant to Section 2.9 hereof);

(b) the failure of Borrower (i) to pay within five (5) Business Days after same is due any payment on account of any fees due under the Loan Fee Letter or (ii) to pay when due any other monetary Obligations, excluding those referred to in clause (a) of this Section 8.1, but including Additional Interest pursuant to Section 2.9 hereof, on or before the due date therefor and such failure described in this subclause (ii) continues for five (5) Business Days after notice from Agent of the non-payment thereof;

(c) Borrower shall fail in the due performance or observance of any covenant, agreement or term binding upon Borrower contained in this Loan Agreement, other than those covenants, agreements or terms which Borrower’s failure to perform would constitute another Event of Default referred to in this Section 8.1, and such failure shall continue unremedied for more than thirty (30) days after notice thereof shall have been given to Borrower by Agent; provided, however, that if such failure is of a nature such that it cannot be cured by the payment of money and if such failure requires work to be performed, acts to be done or conditions to be removed which cannot reasonably, with due diligence, be performed, done or removed, as the case may be, within such thirty (30) day period and Borrower shall have commenced to cure such failure within such thirty (30) day period, such period shall be deemed extended for so long as shall be required by Borrower in the exercise of due diligence to cure such failure, but in no event shall such thirty (30) day period be so extended to be a period in excess of ninety (90) days;

(d) any “Event of Default” or any other default shall occur, and shall continue beyond the applicable grace period, if any, provided for therein, under any of the Loan Documents (other than this Loan Agreement, such a default being the subject of other provisions of this Section 8.1), including an “Event of Default” under the Mortgage;

(e) any warranty, representation or certification made by or on behalf of Borrower or any Guarantor in or pursuant to this Loan Agreement or any other Loan Document or any document, instrument or certificate heretofore or hereafter executed or delivered in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect when made or deemed to have been made;

(f) intentionally omitted;

(g) any material default by Borrower shall occur and shall continue, beyond any applicable notice and grace period provided for therein, under any Premises Document, the Property Management Agreement or the License Agreement, or the occurrence of any other act or omission of Borrower, beyond any applicable notice and grace period provided for therein, that would permit the other parties to any of the foregoing to terminate same;

(h) any Premises Document, or the Property Management Agreement or License Agreement (if the Property Management Agreement or License Agreement, as applicable, is with a Property Manager or Licensor that is not an Affiliate of Borrower) is amended, modified or terminated without the prior consent or prior approval of Agent, to the extent such consent or approval is required pursuant to this Loan Agreement or (ii) any Property Management Agreement or License Agreement (if the applicable such agreement is with a Property Manager or Licensor that is an Affiliate of Borrower) is amended, modified or terminated without the prior consent or prior approval of Agent, to the extent such consent or approval is required pursuant to this Loan Agreement, and such amendment, modification or termination is not revoked, with the effect that such Property Management Agreement or License Agreement shall never have been so amended, modified or terminated, within ten (10) days after notice shall have been given to Borrower by Agent;

(i) any breach or default by Borrower shall occur and shall continue, beyond any applicable notice and grace period provided for therein, under any Interest Rate Protection Agreement, or the occurrence of any other act or omission by Borrower, beyond any applicable notice and grace period provided for therein, that would permit the other party thereto to terminate same;

(j) Borrower, Borrower Member or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any such proceeding or petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower, Borrower Member or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(k) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower,

Borrower Member or any Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower, Borrower Member or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(l) Borrower shall fail in the due performance and observance of any of its covenants contained in Section 2.6, 2.17, 7.6 (with respect only to the covenant to pay Impositions as and when required therein and subject to Borrower’s contest rights in Section 7.8 hereof), 7.7 (subject to Borrower’s contest rights in Section 7.8 hereof), 7.10(a), 7.11(a), 7.12(g), 7.16, 7.20, 7.26(a) or 7.34 hereof;

(m) Borrower shall fail in the due performance and observance of any of its covenants contained in Section 7.1(a), (b), (c), (d) or (e), 7.23, 7.24, 7.27 or 7.28 hereof, or, in any material respect, its covenants contained in Section 7.21 hereof, and such failure shall continue unremedied for more than ten (10) days after notice thereof shall have been given to Borrower by Agent;

(n) any of the Loan Documents or the Liens created (or purported to be created) pursuant thereto shall for any reason cease to be in full force and effect, or be declared null and void or unenforceable in whole or in part, or the validity or enforceability of any Loan Document shall be challenged or denied by any party thereto other than Agent or a Lender;

(o) the Liens created (or purported to be created) by the Mortgage or any other Loan Documents should cease to be first priority Liens subject only to the Permitted Encumbrances;

(p) a default beyond applicable grace or cure periods, if any, shall occur under (i) that certain Indenture dated as of April 7, 2010 among U.S. Bank National Association, GWROP, Great Wolf Finance Co. and each of the “Guarantors” party thereto, (ii) the documents evidencing or securing any substitute or similar loan facility to or for the benefit of GWROP or (iii) the documents evidencing or securing any indebtedness with respect to which any Guarantor has direct liability, in whole or part (pursuant to a guaranty or otherwise, but excluding liability under a “non-recourse carveout” or environmental indemnity);

(q) a Debt Service Coverage Ratio Event of Default shall have occurred;

(r) there shall have been rendered against Borrower one or more final and unappealable judgment(s) for the payment of money in excess of $500,000 in the aggregate outstanding at any one time, and in each case any such judgment(s) shall have continued unsatisfied for a period of thirty (30) days after the entry of such judgment(s);

(s) there shall have been rendered against any Guarantor, one or more final and unappealable judgment(s) for the payment of money, which judgment shall have continued unsatisfied for a period of thirty (30) days after the entry of such judgment and, such judgment, individually or in the aggregate with any other outstanding final and unappealable judgments, has or would reasonably be likely to have a Material Adverse Effect on such Guarantor’s ability to perform its obligation under the Loan Documents to which it is a party; or

(t) (i) Borrower or any Guarantor shall have incurred any liability, or an event or action shall have occurred that could reasonably be expected to cause Borrower or any Guarantor to incur any liability, (x) with respect to any Pension Plan, including any liability under Section 412 of the IRC or Title IV of ERISA, or (y) on account of a partial or complete withdrawal (as such terms are defined in Section 4203 and 4205 of ERISA, respectively) from, unpaid contributions to, or the reorganization, termination or insolvency of, any Multiemployer Plan, or (ii) Borrower or any Guarantor shall have engaged in any transaction in connection with which Borrower or any Guarantor could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the IRC, and in each case in subclauses (i) and (ii) of this clause (t), such event or condition, together with all other such events or conditions under this clause (t), if any, could reasonably be expected to have a material adverse effect upon the Collateral or the business, operations, properties, assets, condition (financial or otherwise), prospects or performance of Borrower or any Guarantor that would materially and adversely affect the Collateral or the ability of Borrower or any Guarantor to perform its respective obligations hereunder or under any other Loan Document or which would materially and adversely impair the ability of Agent to enforce or collect any of the Obligations.

SECTION 8.2. Acceleration of Loan. In addition to any other rights and remedies which Agent and Lenders may have under this Loan Agreement and the other Loan Documents or pursuant to law or equity, and without limitation thereof, upon and at any time during the occurrence of any Event of Default, Agent may, by notice to Borrower, declare the indebtedness evidenced by the Note, together with all other sums payable thereunder and under the other Loan Documents, immediately due and payable (except with respect to any event of the nature described in Section 8.1(j) or (k) hereof, with respect to which such indebtedness and other sums shall automatically become due and payable upon the occurrence of any such event) and may exercise Agent’s rights and remedies pursuant to any one or more of the Security Documents, the other Loan Documents or as may be available at law or equity.

SECTION 8.3. Intentionally Omitted.

SECTION 8.4. Agent’s Right to Complete; Sums Advanced.

(a) Agent’s Right to Complete. In addition to any other rights and remedies which Agent may have under this Loan Agreement and the other Loan Documents or pursuant to law or equity, and without limitation thereof, after the occurrence and during the continuance of any Event of Default, Agent may, enter upon and into possession of the Premises, and any other Collateral and complete any alterations or any construction of improvements then underway with such changes therein as Agent may from time to time deem appropriate, all at the sole risk, cost and expense of Borrower, incur FF&E Expenditures and Capital Expenditures and/or alter, improve, maintain, replace, restore, repair, operate, use or lease of all or any portion of the Premises. Agent shall have the right, at any and all times, to discontinue any work commenced by Agent with respect to the construction or any capital improvement or to change any course of action undertaken by it and shall not be bound by any limitations or requirements of time whether set forth herein or otherwise. Agent shall have the right and power (but shall not be obligated) to assume all or any portion of the obligations of Borrower under any or all agreements as Agent may elect and to take over and use all or any part or parts of the labor, materials, supplies and equipment contracted for by or on behalf of Borrower, whether or not previously incorporated into the Premises. In connection with any alteration, improvement, maintenance, replacement, restoration or repair, undertaken by Agent pursuant to the provisions of this Section 8.4, Agent may do any or all of the following as Agent may elect:

(i)	engage builders, construction managers, architects, general and trade contractors, suppliers, architects, engineers, inspectors and others for the purpose of furnishing labor, materials, equipment and fixtures;

(ii)	pay, settle or compromise all bills or claims which may become Liens against the Premises, or which have been or may be incurred in any manner in connection with such work or for the discharge of liens, encumbrances or defects in the title of the Premises; and

(iii)	take such other action (including the employment of watchmen and the taking of other measures to protect the Premises) or refrain from acting under this Loan Agreement as Agent may in from time to time determine without any limitation whatsoever.

(b) Sums Advanced. Borrower shall be liable to Agent for all sums paid or incurred in connection with any alteration, improvement, maintenance, replacement, restoration or repair undertaken by Agent whether the same shall be paid or incurred pursuant to the provisions of this Section 8.4 or otherwise, all of which shall be paid by Borrower to Agent upon demand with interest at the Default Rate from the time incurred by Agent to the date of payment to Agent, and all of the foregoing sums, including such interest at the Default Rate, shall be deemed and shall constitute disbursements of Loan proceeds under this Loan Agreement and be evidenced by the Note and secured by the Security Documents.

SECTION 8.5. Assignment of Funds. Upon the occurrence of any Event of Default, the rights, powers and privileges provided in Section 8.4 hereof and all other remedies available to Agent under this Loan Agreement or the other Loan Documents or by statute or by rule of law or equity may be exercised by Agent at any time and from time to time whether or not the Obligations shall be due and payable, and whether or not Agent shall have instituted any foreclosure or other action for the enforcement of any of the Security Documents, the Note or the other Loan Documents. Borrower hereby assigns and quitclaims to Agent all right, title and interest of Borrower to all sums held in the Accounts (other than the Operating Account) and to the extent not held in an account, all sums held by Agent for the account of Borrower and any other security delivered by Borrower as additional security (a security interest in all of the foregoing being granted hereby to Agent) for the Loan and the performance by Borrower of its obligations under the Loan Documents, all of which security may be utilized by Agent for the purposes set forth in Section 8.4 hereof or the other Loan Documents or applied against the Obligations in such order and manner as Agent shall determine.

SECTION 8.6. Accounts. Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of an Event of Default, the rights of Borrower and each and every other Person (excluding Agent) with respect to Accounts, upon notice to Borrower, shall immediately terminate, and no such Person except Agent shall make any further withdrawal therefrom. Thereafter, Agent may from time to time designate such signatories with respect to the Accounts as Agent may desire, and may make or authorize withdrawals from the Accounts to pay the Obligations in whole or in part and/or pay operating expenses and capital expenditures with respect to the Premises, including the sale and marketing thereof, and/or any other expenses, all as Agent may deem necessary or appropriate and in such order as Agent may elect. Agent may notify the financial institutions in which any Account is held that Borrower no longer has a right to instruct such financial institution with respect to matters relating to the withdrawal, operation or administration of, or investment or application of funds on deposit in such Account. Without limiting the foregoing Agent shall have the right to cause the withdrawal of all funds on deposit in any Account and the deposit of such funds in an account established with Agent at any time following receipt by the financial institution in which such Account is held of a notice from Agent pursuant to the Account Agreement with respect to such Account, and Borrower hereby authorizes and directs such financial institutions to make payment directly to Agent of the funds in or credited to such accounts, or such part thereof as Agent may request. Such financial institution shall have the absolute right to rely upon such notice without inquiring as to the accuracy of the matters referred to in such notice and the depositories shall be fully protected by Borrower in relying upon such written notice from Agent. In the event that Agent delivers such a notice, Agent shall thereafter have the exclusive right to so instruct such financial institution. Nothing in this Section 8.6 shall be construed so as to limit or impair Agent’s absolute right to have a receiver appointed following an Event of Default. All references to “Accounts” in this Section 8.6 shall exclude the Operating Account.

SECTION 8.7. No Liability of Agent or Lenders. Whether or not Agent elects to employ any or all of the remedies pursuant to the Loan Documents or otherwise available to it at law or equity upon the occurrence of a Default or an Event of Default, neither Agent nor Lenders shall be liable for the construction of or failure to construct or complete any improvements, or with respect to any other rights or obligations of Borrower or its Affiliates, including the rights and obligations of Borrower in, to or under any Permitted Encumbrance, any Premises Document, any Lease, the Property Management Agreement or the License Agreement, or to protect the Premises or the Collateral, or for payment of any expense incurred in connection with the exercise of any remedy available to Agent or for the performance or non-performance of any other obligation of Borrower. It is expressly understood that Agent and Lenders assume no liability or responsibility for (i) performance of any obligations or duties of Borrower hereunder or under any other Loan Document, any Permitted Encumbrance, any Premises Document, any Lease, the Property Management Agreement or the License Agreement, (ii) compliance with any Legal Requirements or (iii) any other matters pertaining to control over the management and affairs of Borrower or the use, operation, management or ownership of the Premises or the Collateral, nor by any such action shall Agent or any Lender be deemed to create a partnership or joint venture with Borrower.

SECTION 8.8. Right of Offset. Borrower hereby grants to Agent and Lenders a right of offset, to secure the repayment of the Obligations, upon any and all monies, securities or other property of Borrower and the proceeds therefrom, now or hereafter held or received by or in transit to Agent and any Lender, from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Borrower (including each Account), and any and all claims of Borrower against Agent or any Lender at any time existing. At any time during the continuance of an Event of Default or following the maturity (whether by acceleration or otherwise) of the Loan, Agent and each Lender is hereby authorized from time to time, without notice to Borrower, to offset, appropriate, apply and enforce said liens against any and all sums hereinabove referred to against the Loan and the remaining Obligations. Except as results from Agent’s or any Lender’s gross negligence or willful misconduct, Agent and Lenders shall not be liable for any loss of interest on or any penalty or charge assessed against funds in, payable on, or credited to any Account as a result of the exercise by Agent of any of its rights, remedies or obligations under any of the Loan Documents.

SECTION 8.9. Termination of Loan Agreement. The obligations of the parties hereunder, excluding those which expressly survive the termination hereof or repayment of the Loan, shall terminate only upon indefeasible repayment in full of the outstanding principal amount of the Loan, together with all interest and other indebtedness due and payable in connection therewith, and all other outstanding Obligations. If the Obligations have been repaid and thereafter such all or any portion of such payment is rescinded or must otherwise be returned or paid over by Agent or any Lender, whether required pursuant to any bankruptcy or insolvency law or otherwise, the Obligations and the obligations of each party under the Loan Documents, shall continue.

SECTION 8.10. Right to Perform. Upon the occurrence and during the continuance of any Event of Default, if Borrower fails to perform or observe any term of any Premises Documents, any Permitted Encumbrance, any Lease, the Property Management Agreement, the License Agreement, any Material Operating Agreement or any Interest Rate Protection Agreement to be performed or observed by it thereunder to the extent required to be performed or observed under the Loan Documents, then, without waiving or releasing any Borrower from any of its obligations hereunder or under the other Loan Documents, Agent shall have the right, but shall be under no obligation, upon written notice to Borrower, to pay any sum and to take any action (including entry upon the Mortgaged Property) to cause such performance or observance of such obligation on behalf of Borrower, so that the rights of Borrower are unimpaired and free from default, even if the existence or the nature of a Borrower default is being questioned or denied by Borrower or any other Person. Agent shall be subrogated to the rights of the parties to such agreements with respect to any such sums paid by Agent. Borrower shall pay to Agent immediately and upon demand, all such sums so paid or expended by Agent, together with interest thereon from the day of such payment at the Default Rate, and the same shall be secured by the Loan Documents. If Agent receives a notice of a default, such notice shall constitute full protection to Agent and Lenders for any action taken or omitted by Agent, in good faith, in reliance thereon. Nothing herein shall limit the right of Agent to cure any default of Borrower pursuant to the terms of any Premises Documents, any Permitted Encumbrance, any Lease, the Property Management Agreement, the License Agreement, any Material Operating Agreement or any Interest Rate Protection Agreement granting to a mortgagee or beneficiary of a deed of trust on the Premises the right to do so, or pursuant to the terms of any agreement between Agent and any other Person that is party to any such agreement.

ARTICLE IX

ASSIGNMENTS AND PARTICIPATIONS

SECTION 9.1. Assignment and Participations. Lenders shall have the right, subject to this Section 9.1, to assign, sell, negotiate, pledge or hypothecate all or any portion of their rights and obligations hereunder. No Lender shall assign, sell, negotiate, pledge, hypothecate or otherwise transfer all or any portion of its rights in and to the Loan to any other Person (an “Assignee”) (a) without Agent’s prior consent, which shall not be unreasonably withheld, unless such assignment is to an Eligible Assignee, in which case no such consent shall be required; (b) other than in compliance with Section 9.5 hereof; (c) unless such transaction shall be an assignment of a constant (and not varying), ratable percentage of such Lender’s interest in the Loan; (d) unless the aggregate principal amount of the Loan to be held by the Assignee after such transaction is Five Million Dollars ($5,000,000) or more (or such lesser amount approved by Agent); and (e) unless, after giving effect to such transaction, such Lender’s aggregate unassigned interest in the Loan shall be in a principal amount of at least Ten Million Dollars ($10,000,000) (or such lesser amount approved by Agent) unless such transaction encompasses all of such Lender’s rights in and to the Loan, in which case such Lender shall have assigned all of its rights in and to the Loan; provided, however, any Lender shall have the right at any time without the consent of or notice to Agent, any other Lender or other Person to grant a security interest in all or any portion of such Lender’s interest in the Note or the Loan to any Federal Reserve Bank, any Federal Home Loan Bank or similar U.S. federal institution or agency, or the central reserve bank or similar authority of any other country to secure any obligation of such Lender to such bank or similar authority (a “Central Bank Pledge”). Effective on any such assignment and assumption by the assignee and on compliance with Section 9.5 hereof, the assigning Lender shall have no further liability hereunder with respect to the interest of such Lender that was the subject of such transfer and such Assignee shall be a Lender with respect to such interest. Except for a Central Bank Pledge, a Lender making any such assignment shall notify Borrower of same, specifying the Assignee thereof and the amount of the assignment. Notwithstanding the foregoing, in no event shall any assignment of an interest in the Loan be made to Borrower, any Guarantor or any of their respective Affiliates.

SECTION 9.2. Participation. A Lender may assign, sell or otherwise transfer a participation in and to all or any portion of its rights and obligations in and to the Loan, this Loan Agreement or the other Loan Documents to any other Person (a “Participant”) without the prior consent of Borrower, Agent any Lender or any other Person. No such participation shall release a Lender from any of its obligations hereunder. Each Lender agrees to provide Agent prompt notice of all participations sold by such Lender together with a copy of the documentation governing such participations. Notwithstanding the foregoing, in no event shall a Lender grant a participation in the Loan to Borrower, any Guarantor or any of their respective Affiliates.

SECTION 9.3. Availability of Records. Borrower acknowledges and agrees that Agent and each Lender may provide to any actual or proposed Assignee or Participant originals or copies of this Loan Agreement, any other Loan Documents and any other documents, instruments, certificates, opinions, insurance policies, financial statements and other information, letters of credit, reports, requisitions and other materials and information at any time submitted by or on behalf of Borrower, Borrower Member, any Guarantor or other Persons and/or received by Agent or any Lender in connection with the Loan.

SECTION 9.4. Borrower’s Facilitation of Transfer.

In order to facilitate permitted assignments and other transfers to Assignees and sales to Participants, Borrower shall execute and deliver to Agent and shall cause Guarantors to execute and deliver to Agent such further documents, instruments or agreements as Agent or any Lender may reasonably require, including one or more substitute promissory notes evidencing the Commitment of each Lender, provided that such documents, instruments or agreements do not (i) increase (other than to a de minimis extent) the obligations or liabilities of any such Person hereunder or under the other Loan Documents in excess of the obligations or liabilities intended to be provided herein or in the other Loan Documents or (ii) decrease (other than to a de minimis extent) such Person’s rights hereunder or under the other Loan Documents to less than what they were prior to the execution of such documents, instruments or agreements. In addition, Borrower agrees to reasonably cooperate with Agent and Lenders, including providing such information and documentation regarding Borrower, Borrower Member, Guarantors and any other Person as Agent or any Lender or any potential Assignee or Participant may reasonably request and to meet with potential Assignees and Participants upon reasonable notice.

SECTION 9.5. Notice; Registration Requirement. No assignment, sale, negotiation, pledge, hypothecation or other transfer of any part of any Lender’s interest in and to the Loan shall be effective or permitted under this Article IX until (a) an assignment and acceptance agreement in the form attached hereto as Schedule 9.5 (an “Assignment and Acceptance”) with such changes thereto as are reasonably acceptable to Agent with respect to such assignment, sale, negotiation, pledge, hypothecation or other transfer shall have been delivered to Agent, (b) Agent shall have registered such Assignee’s name and address in the Register which Agent maintains for the recordation of the names, addresses and interests of Lenders, and (c) the parties to such transfer, assignment or purchase shall have paid to Agent a processing and registration fee in the amount of $3,500, except that no such fee shall be payable in connection with a Lender’s assignment to its Affiliate(s). The entries in the Register shall be conclusive, absent manifest error. This Section 9.5 shall not apply to any Central Bank Pledge.

SECTION 9.6. Registry. Borrower hereby designates Agent to serve as Borrower’s agent, solely for purposes of this Section 9.6, to maintain a register (the “Register”) on which Agent will record the Commitments from time to time of each Lender and each repayment with respect to the principal amount of the Loan of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect Borrower’s obligations in respect of the Loan. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, such Commitments shall not be effective until such transfer is recorded on the Register maintained by Agent with respect to ownership of such Commitments and prior to such recordation all amounts owing to the transferor with respect to such Commitments shall remain owing to the transferor. The registration of a transfer of all or part of any Commitment shall be recorded by Agent on the

Register only upon the acceptance by Agent of a properly executed and delivered Assignment and Acceptance by the assignor and assignee. At the assigning Lender’s option, concurrently with the delivery of an Assignment and Acceptance pursuant to which an interest of such Lender in the Loan was assigned to such Assignee, the assigning Lender shall surrender to Borrower its Note evidencing the portion of the Loan corresponding to the interest so transferred and Borrower shall deliver to Agent one or more new promissory notes in the same aggregate principal amount issued to the assigning Lender and/or the Assignee.

SECTION 9.7. Lender Interest Rate Protection Agreements. Each Lender that is a party to any Interest Rate Protection Agreement acknowledges that the interest of Borrower in and to such Interest Rate Protection Agreement will be pledged and collaterally assigned to Agent pursuant to the Loan Documents, and hereby consents without any restrictions to such pledge and collateral assignment. All payments, if any, due under such Interest Rate Protection Agreement shall be paid directly to Agent for the benefit of Lenders and all other rights of Borrower shall, upon the occurrence and during the continuance of an Event of Default, be exercisable by Agent. Each Lender that is a party to any Interest Rate Protection Agreement shall execute and deliver to Agent, and cause any Affiliate of such Lender that is a party to any Interest Rate Protection Agreement to execute and deliver to Agent, upon entering into such agreement the Interest Rate Protection Agreement Consent in order to confirm the foregoing.

SECTION 9.8. Disclosure by Agent or Lender. Without limiting Section 9.3 hereof, Borrower consents to the issuance by Agent and Lenders of press releases, advertisements and other promotional materials in connection with the marketing activities of Agent and Lenders, including the disclosure that the Person acting as agent for the Lenders is the Agent for the Loan, the amount of the Loan and the name, location and use of the Premises.

ARTICLE X

AGENT AND LENDERS

SECTION 10.1. Scope of Article X. This Article X shall be binding on Agent and Lenders, but shall not be binding on or enforceable by Borrower unless otherwise expressly provided herein. As among Agent and Lenders, the provisions of this Article X may be amended, waived or otherwise modified by Agent and Lenders without Borrower’s consent and without the need for Borrower to be party to any of the same. Without limiting the foregoing, nothing contained in this Article X or any amendments, waivers or modifications thereof by Agent and Lenders, shall limit or modify the rights and obligations of, and restrictions applicable to, Borrower, Agent or Lenders set forth in any other provision of this Loan Agreement or in the other Loan Documents, except as among Agent and Lenders.

SECTION 10.2. Agent.

(a) Appointment. Each Lender hereby irrevocably designates and appoints Agent as the agent of such Lender with respect to the Loan and to act as “Agent” under the Loan Documents. Each Lender hereby irrevocably authorizes Agent, as its agent, to take such action and to exercise such powers on such Lender’s behalf as may be taken by Agent under any Loan Document, including as a payee, mortgagee, assignee or beneficiary or otherwise, together with such other powers as are reasonably incidental thereto. Nothing contained in this Loan Agreement, any Assignment and Acceptance or in any other Loan Document is intended to create or shall be construed as imposing on Agent any obligations except as expressly set forth in this Loan Agreement or in any other Loan Document. Agent shall not have any fiduciary or trustee relationship with Lenders .

(b) Duties of Agent. Agent shall not have any duties or responsibilities except those expressly set forth in this Loan Agreement and in the other Loan Documents; no implied covenants, functions, responsibilities, duties, obligations or liabilities of Agent shall be construed to exist under this Loan Agreement or any other Loan Document. Agent shall perform its duties hereunder in accordance with the same standard of care as that customarily exercised by Agent with respect to the administration of a loan similar to the Loan held entirely for its own account. Agent shall not have any duty to ascertain or inquire into or verify the performance or observance of any covenants or agreements in any Loan Documents by Borrower, Guarantors or any other Person or the satisfaction of any condition or to inspect the Premises (except that Agent shall have a duty to keep itself informed of any default in the payment of Interest or principal hereunder). Agent shall not be liable for any undertaking of Borrower, Guarantors or any other Person or for any error of judgment, or for any action taken or omitted to be taken by Agent other than willful misconduct or gross negligence of Agent.

(c) Reliance by Agent. Agent is entitled to rely upon (and shall be protected in relying upon) any written or oral statement and notices or any other certification or documents believed by Agent to be genuine and correct and to have been signed or made by the proper Person and, with respect to all of its duties under the Loan Documents, upon advice of counsel (including counsel for Borrower and Guarantors), independent public accountants, engineers, architects and other experts selected by Agent and shall not be liable for any action taken or omitted to be taken by Agent in good faith in accordance with the advice of such counsel, independent public accountants, engineers, architects and other experts.

(d) Delegation of Duties. Agent may execute any of its duties under this Loan Agreement and any duties as Agent or as a party, payee, mortgagee, assignee or beneficiary under any Loan Document, by or through agents, affiliates or attorneys-in-fact. Agent shall not be responsible for the negligence or misconduct of any agents, affiliates or attorneys-in-fact selected by Agent with reasonable care and prudence.

(e) Agent in its Capacity as a Lender. If the Person acting as Agent is also a Lender, then with respect to the ownership interest of such Person as a Lender, such Person in its capacity as Lender shall have the rights and powers of a Lender under this Loan Agreement and the other Loan Documents as set forth herein and therein and may exercise or refrain from exercising the same as though it were not Agent, and the term “Lender” and “Lenders” shall include such Person in its individual capacity as a Lender for so long as such Person is a Lender.

(f) Relationship with Borrower. Each Lender acknowledges that, with respect to the Loan and the Loan Documents, Agent shall have the sole and exclusive authority to deal and communicate with Borrower, Guarantors and any other Person on behalf of Lenders and each Lender acknowledges that any notices or demands from such Lender to Borrower, Guarantors or such Person must be promptly forwarded to Agent for delivery. Each Lender agrees that it will not take any legal action, nor institute any actions or proceedings, against Borrower, Guarantors or any other Person with respect to any of the Obligations, without the prior consent of Agent, which consent may be withheld by Agent in its discretion.

SECTION 10.3. Distributions. Each Lender shall be entitled to receive, and Agent shall transfer to each Lender, in accordance with Section 10.16 hereof, each Lender’s Pro Rata Share of all payments received by Agent pursuant to the Loan Documents on account of principal, interest, default interest, late fees, Extension Fee, Spread Maintenance Fee and other sums, excluding, however, (a) any sums payable to Agent or any Lender in a manner other than in proportion to each Lender’s Pro Rata Share in connection with any Interest Rate Protection Agreement or pursuant to Section 2.9, 2.14 or 7.15 hereof, without regard as to whether such sums constitute Additional Interest, (b) any sums payable pursuant to the Loan Fee Letter, and (c) any sums payable to Agent in its capacity as Agent, including any sums payable on account of expenses incurred by Agent which Borrower or any Guarantor is obligated to reimburse Agent pursuant to the Loan Documents, to the extent that Lenders have not made a payment on account thereof pursuant to Section 10.9 hereof (the sums referred to in clauses (a) through (c) are hereinafter referred to as, “Excluded Sums”). Promptly following request from a Lender (at any time that a monetary Event of Default exists), Agent shall describe in reasonable detail to such Lender all Excluded Sums distributed by Agent (other than those paid pursuant to the Loan Fee Letter) over any identified period of time. Lenders acknowledge that Lender Interest Rate Protection Agreements are secured pari passu with the rest of the Obligations. In amplification of the foregoing, in the event that any payment received by Borrower hereunder is insufficient to pay all amounts due and owing on the date of such payment, such payment shall be applied pari passu to the obligations under Lender Interest Rate Protection Agreements together with any application thereof to the outstanding principal of the Loan. If any Lender is or becomes a party to any Lender Interest Rate Protection Agreement, such Lender unconditionally consents, without any restrictions, to the pledge and collateral assignment of Borrower’s interest in such Interest Rate Protection Agreement, agrees to pay directly to Agent all payments, if any, due under the Interest Rate Protection Agreement and agrees that all rights of Borrower thereunder shall be exercisable by Agent.

SECTION 10.4. Authority, No Reliance; Binding Effect. Each Lender (a) represents and warrants that it is legally authorized to enter into this Loan Agreement, (b) agrees that neither Agent nor any Lender shall be responsible to one another for the due execution, legality, validity, enforceability, genuineness, sufficiency or collectibility of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection with the Obligations, (c) confirms and agrees that neither Agent nor any Lender has made or will be deemed to have made any warranty or representation to another or shall be responsible to another for any statements, warranties or representations (written or otherwise) made in or in connection with the Loan or the Loan Documents or for the financial condition of Borrower or any other Person or for the title or the value of any portion of the Mortgaged Property or other Collateral and (d) agrees that it will be bound by the provisions of this Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of this Loan Agreement are required to be performed by it as a Lender. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Loan Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Loan Agreement.

SECTION 10.5. Loan.

(a) Amendments and Modifications; Exercise of Rights and Remedies. Subject to Section 10.5(b) hereof and to any other provision of this Loan Agreement or the other Loan Documents that expressly provides that consent or approval for a particular action be given by all Lenders, the Requisite Lenders or one or more particular Lenders, Agent reserves the right, in its discretion, in each instance without prior notice to Lenders, (i) to exercise or refrain from exercising any powers or rights which Agent or Lenders may have under or with respect to the Note, this Loan Agreement or any other Loan Document in accordance with the terms thereof, (ii) to enforce or determine not to enforce the Loan Documents in accordance with the terms thereof, (iii) to grant or withhold consents, approvals or waivers and to make any other determinations in connection with the Loan and the Loan Documents, (iv) to amend or modify the Loan Documents, (v) to acquire additional security or release any security given with respect to the Loan, (vi) to collect all sums due under the Loan Documents, (vii) to declare the Loan due and payable when permitted to do so pursuant to the terms of the Loan Documents, and (viii) to exercise or determine not to exercise all powers which are incidental to any of the foregoing.

(b) Restrictions of Power of Agent. (1) Notwithstanding anything to the contrary contained in Section 10.5(a) hereof or elsewhere in this Loan Agreement, Agent shall not, without the prior written consent of all Lenders, agree to any amendment, modification, termination, or waiver of any provision of this Loan Agreement or the other Loan Documents which would (i) extend the time for any payments of interest or principal, including the Maturity Date, (ii) reduce the amount of any payment of principal, (iii) reduce the rate of interest payable pursuant to this Loan Agreement, (iv) increase the maximum principal amount of the Loan in excess of the Loan Amount, (v) release any material portion of the Collateral granted under the Loan Documents except as required pursuant to the terms of the Loan Documents, by law or upon repayment of the Obligations in full, (vi) release Borrower or any Guarantor or other guarantor of the Loan from any of their material obligations with respect to the Loan except as required pursuant to the terms of the Loan Documents, by law or upon repayment of the Obligations in full, (vii) alter the definition of “Requisite Lenders” provided herein or otherwise modify the number or percentage of the Lenders required to make any determination or give any consent hereunder, (viii) amend Article IX hereof or this Article X, (ix) provide for payments other than for the ratable account of the Lenders, (x) require or provide for the acceptance of new collateral or guaranties other than to benefit the Lenders on a pro rata basis, (xi) reduce or postpone the payment of any fees or provide for the payment of any additional fees to Lenders other than on a ratable basis, or (xii) modify or waive the provisions of Section 7.16 hereof.

(2) Notwithstanding anything to the contrary contained in Section 10.5(a) hereof or elsewhere in this Loan Agreement, and subject to the provisions of Section 10.5(b)(1) hereof, (i) Agent shall not, without the prior written consent of the Requisite Lenders, enter into any material amendment modification or waiver of the terms of this Loan Agreement or the other Loan Documents; provided, however, that Agent may, without the consent of the Requisite Lenders, waive any late payment charge or imposition of the Default Rate with respect to any sums less than thirty (30) days delinquent, and (ii) Agent shall (subject to Section 10.9(b) hereof) take such action with respect to any Event of Default which is continuing, including with respect to the exercise of remedies or the realization on, or operation or disposition of, any or all of the Mortgaged Property or any other Collateral (including without limitation as to (x) the taking possession of, foreclosure or acceptance of a deed and/or assignment of the Collateral or any portion thereof in lieu of foreclosure, (y) the sale, disposition or other treatment of the ownership and operation of the Collateral and (z) any bid and the amount thereof at foreclosure of the Mortgage) as shall be directed by the Requisite Lenders; provided, however, that, unless and until Agent shall have received such directions, Agent may take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem to be in the best interest of Lenders.

(3) Notwithstanding anything to the contrary contained in Section 10.5(a) hereof or this Section 10.5(b) or elsewhere in this Loan Agreement, Agent shall not increase the amount of any Lender’s Commitment without the prior consent of such Lender, provided that, for purposes hereof, the making of protective advances shall not be construed as an increase of a Lender’s Commitment.

(c) Deemed Consent. In the event that Agent requests a Lender’s consent pursuant to Section 10.5(b) hereof and Agent does not receive such Lender’s written response within ten (10) Business Days of the request therefor, or such shorter period that Agent, in the exercise of its reasonable business judgment, determines as necessary under the circumstances, Agent shall send a second request to such Lender; if Agent does not receive such Lender’s written response to such second request within five (5) Business Days of such second request, then such Lender shall be deemed to have consented to the action or determination proposed in such request. All such requests for consent from Agent to Lenders shall (i) be given in the form of a written notice to each Lender, (ii) be accompanied by a description of the matter or item as to which such consent is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include Agent’s proposal in respect thereof and (iv) in the case of a second request as described above, shall state at the top of the page in bold lettering “LENDER’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF EFFECTIVENESS OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT AND YOUR FAILURE TO RESPOND MAY BE DEEMED TO CONSTITUTE YOUR CONSENT TO THE ACTION FOR WHICH YOUR CONSENT IS SOLICITED.”

(d) Instructions from Lenders. Agent may at any time request instructions from Lenders with respect to any actions, consents, waivers or approvals which, by the terms of any of the Loan Documents, Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval, consent or waiver and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval, consent or waiver under any of the Loan Documents until Agent shall have received such instructions.

SECTION 10.6. Equitable Adjustments. If a Lender shall obtain any payment (whether voluntary, involuntary or otherwise) on account of such Lender’s interest in the Loan in excess of such Lender’s Pro Rata Share to which such Lender is entitled (other than payments on account of Excluded Sums payable to such Lender) or payment on account of Excluded Sums payable to another Person, such Lender shall forthwith pay over to Agent an amount sufficient to enable Agent to cause such excess payment to be shared ratably with the other Lenders or, in the case of Excluded Sums payable to another Person, such Excluded Sums.

SECTION 10.7. Other Transactions. Agent and each Lender and their respective Affiliates and subsidiaries may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, any Affiliate of Borrower, any subsidiaries of Borrower or its Affiliates and any Person who may do business with or own interests in or securities of Borrower or any such Affiliate or subsidiary without any duty to account therefor to each other. In the event that Agent or a Lender shall enter into an Interest Rate Protection Agreement, Agent or such Lender, as the case may be, shall be free to exercise its rights and remedies pursuant to the terms of the applicable Interest Rate Protection Agreement as if Agent or Lender, as the case may be, was not Agent or a Lender hereunder.

SECTION 10.8. Obligations Absolute. Each Lender acknowledges and agrees that its obligations hereunder are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any breach by Agent or a Lender of their obligations under this Loan Agreement or any other Loan Document, any lack of validity or enforceability of the Note, this Loan Agreement or any other Loan Document, the occurrence and continuance of any Default or Event of Default or the failure to satisfy any term or condition of the Note, this Loan Agreement or any other Loan Document. Without limiting the generality of the immediately preceding sentence, each Lender agrees that any payment required to be made by it shall be made without any offset, abatement, withholding or reduction whatsoever and a breach by Agent or any Lender of any of their obligations pursuant to this Loan Agreement or any other Loan Document shall not limit or otherwise affect a Lender’s obligations pursuant to this Loan Agreement.

SECTION 10.9. Indemnification.

(a) Generally. Lenders hereby agree to indemnify Agent (to the extent Agent is not otherwise reimbursed hereunder or under the Loan Documents by Borrower), on demand, in proportion to their Pro Rata Shares, for and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising hereunder or out of any of the Loan Documents, any action taken or omitted by Agent hereunder or thereunder, the Premises or the Collateral, including any matter required to be indemnified by Borrower pursuant to Section 11.1 hereof; provided, however, that Lenders shall not be liable for (a) any of such claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from Agent’s willful misconduct or gross negligence, or (b) any of such claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which arise pursuant to any Lender Interest Rate Protection Agreement to which Agent or its Affiliate is party. A certificate of Agent as to the amount for which Lenders are required to reimburse Agent pursuant to this Section 10.9 shall be prima facie evidence as to such amount. Lenders’ obligations under this Section 10.9 shall survive the termination of this

Loan Agreement and the Loan Documents. Without limiting the foregoing, in the event Agent elects to make a protective advance, Lenders shall fund its Pro Rata Share thereof in accordance with Section 10.16 hereof. If Agent advances its own funds for any protective advance, each Lender shall upon Agent’s demand reimburse Agent for same in the amount of its Pro Rata Share thereof.

(b) Indemnification Regarding Certain Actions. Unless indemnified to Agent’s satisfaction against any claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees and disbursements of counsel), Agent may not be compelled to do any act under this Loan Agreement or any other Loan Document or to take any action toward the execution or enforcement of the powers hereby or thereby created or to prosecute or defend any suit with respect to this Loan Agreement or any other Loan Document. In no event, however, shall Agent be required to take any action that Agent determines would be in violation of any applicable regulatory requirements, or could incur for Agent criminal or onerous civil liability.

SECTION 10.10. Taxes. All taxes due and payable on any payments to be made to any Lender with respect to the Obligations or under the Loan Documents shall be such Lender’s sole responsibility. All payments payable by Agent to any Lender hereunder or otherwise with respect to the Obligations shall be made without deduction for any taxes, charges, levies or withholdings, except to the extent, if any, that such amounts are required to be withheld by Agent under applicable law or the terms of the Loan Documents or this Loan Agreement. If any Lender is organized or is existing under the laws of a jurisdiction outside the United States, such Lender shall provide to Agent upon the execution of this Loan Agreement, or execution of any Assignment and Acceptance pursuant to which it becomes a Lender hereunder, and from time to time thereafter, at least two (2) duplicate completed and signed copies of any form(s) that may be required by the United States Internal Revenue Service in order to certify such Lender’s exemption from United States withholding taxes with respect to payments to be made to such Lender with respect to the Obligations or under the Loan Documents or such other documents as are necessary to indicate that all such payments are exempt from or subject to such taxes at a rate reduced by an applicable tax treaty.

SECTION 10.11. Return of Payments. If Agent has received or applied any payment with respect to the Loan and has paid to any Lender any portion of such payment, and thereafter such payment or application is rescinded or must otherwise be returned or paid over by Agent, whether required pursuant to any bankruptcy or insolvency law, the Loan Documents, or otherwise, such Lender shall, at Agent’s request, promptly return its share of such payment or application to Agent. In addition, such Lender shall simultaneously remit its Pro Rata Share of any interest or other amounts required to be paid by Agent with respect to such payment or application. If any Lender fails to remit such payment to Agent prior to 10:00 a.m. (New York City time) on the second (2nd) Business Day following Agent’s request for such funds, the payment owed to Agent shall earn interest at the Federal Funds Rate for each day from the date of Agent’s request until its payment to Agent.

SECTION 10.12. No Partnership. This Loan Agreement, the Assignment and Acceptances and the other Loan Documents do not create a partnership or joint venture among Agent and/or Lenders.

SECTION 10.13. Resignation and Removal of Agent; Successor Agent.

(a) Resignation. Agent may resign, without the consent of Borrower or any Lender, from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) days’ prior written notice to Borrower and Lenders, unless applicable law requires a shorter notice period or that there be no notice period, in which instance such applicable law shall control. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to Section 10.13(c) or, if applicable, the appointment by Agent of a successor Agent pursuant to Section 10.13(d) hereof.

(b) Removal of Agent. In the event of the occurrence of any gross negligence or willful misconduct of Agent, if all Lenders (excluding the Lender that is then acting as Agent or is an Affiliate of Agent) (or, in the event there are more than three (3) Lenders who are not Affiliates of each other, the Requisite Lenders, but disregarding the Lenders that is then acting as Agent or is an Affiliate of Agent for purposes of determining the Requisite Lenders) agree, then Agent may be removed as the Agent; provided that no removal of Agent shall in any way affect the rights of Agent in its individual capacity as a Lender.

(c) Appointment of Successor Agent by Requisite Lenders. Upon any resignation or removal of Agent, the Requisite Lenders (including in the determination of the Requisite Lenders, the Pro Rata Share of the Lender that is also the resigning or removed Agent shall appoint a successor Agent (who shall also be a Lender).

(d) Appointment by Resigning Agent. If, upon the resignation of Agent, a successor Agent shall not have been appointed within the thirty (30) days or shorter period provided in Section 10.13(a) hereof, the resigning Agent shall then appoint a successor Agent (who also shall be a Lender), which successor shall serve as Agent until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.

(e) Rights of the Successor and Retiring Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, or, if applicable, the appointment of a successor Agent by Agent pursuant to Section 10.13(d) hereof, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent arising from and after the date of such acceptance and appointment, and the retiring Agent shall be discharged from the duties and obligations of Agent arising from and after such date. After the resignation or removal of Agent as provided herein, the provisions of this Loan Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Loan Agreement.

SECTION 10.14. Defaults by any Lender.

(a) Consequences of Default. If for any reason any Lender shall be in default of any of its monetary obligations or in default in any material respect of any of its non-monetary obligations pursuant to this Loan Agreement or any other Loan Document (a “Defaulting Lender”), then, in addition to the rights and remedies that may be available to Agent and any other Lender under this Loan Agreement, at law and in equity, such Defaulting Lender’s right to participate as a Lender in decisions under this Loan Agreement, including any rights to approve or direct any determination, action or inaction of Agent where the approval or direction of Lenders is required or permitted hereby, and such Defaulting Lender’s right to assign, transfer, sell all or any portion of its rights in and to the Loan or a participation therein pursuant to Article IX hereof, shall be suspended during the pendency of such failure or refusal.

(b) Remedies. If for any reason the Defaulting Lender fails to make timely payment of any amount required to be paid by such Defaulting Lender to or for the benefit of Agent or any other Lender hereunder, then, in addition to other rights and remedies which Agent or such other Lender may have hereunder or otherwise, Agent or any Lender shall be entitled, but not obligated (i) to advance funds on behalf of any Defaulting Lender, (ii) to collect interest from the Defaulting Lender at the Base Rate until the date on which the payment is made, (iii) to withhold or set off or in the case of a Lender, to cause Agent to withhold or setoff, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to the Defaulting Lender under this Loan Agreement, (iv) to bring an action or suit against the Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest and (v) to purchase the Defaulting Lender’s interest in the Loan in the manner set forth in this Section 10.14. Upon the Defaulting Lender’s failure to make payments as set forth herein and so long as such failure remains uncured (and it is agreed an advance of funds by any other Lender pursuant to clause (i) above shall not be considered a cure of the Defaulting Lender’s default), the Defaulting Lender shall not be entitled to receive its share of any payments made by Borrower or any other Person (or amounts owed by Borrower or any other Person) after such date pursuant to the Loan Documents. If Agent receives any payment with respect to the Obligations from Borrower or any other Person as to which a Defaulting Lender would otherwise have been entitled, then such Defaulting Lender’s share of such payment shall be credited toward the amount owed hereunder by such Defaulting Lender on a dollar for dollar basis.

(c) Purchase of Defaulting Lender’s Interest after Default. In the event of a default by a Lender as referred to in Section 10.14(a) hereof, each Lender which is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire such Defaulting Lender’s interest in the Loan. If more than one Lender exercises such right, each such Lender which is not a Defaulting Lender shall have the right to acquire (in accordance with such acquiring Lender’s Pro Rata Share or upon agreement of the Lenders that desire to so purchase the Defaulting Lender’s interest, any other proportion) the Defaulting Lender’s interest in the Loan. Such right to purchase shall be exercised by written notice from the applicable Lender(s) electing to exercise such right to the Defaulting Lender (an “Exercise Notice”), copies of which shall also be sent concurrently to each other Lender. The Exercise Notice shall specify (i) the purchase price for the interest of the Defaulting Lender, determined in accordance with Section 10.15 hereof and (ii) the date on which such purchase is to occur, which shall be any Business Day which is not less than fifteen (15) days after the date on which the Exercise Notice is given, provided that if such Defaulting Lender shall have cured its default in full (including with the payment of any interest and other amounts due in connection therewith) to the satisfaction of Agent within said fifteen (15) day period, then the Exercise Notice shall be of no further effect and the non-defaulting Lender(s) shall no longer have a right to purchase such Defaulting Lender’s interest. Upon any such purchase of a Defaulting Lender’s interest and as of the date of such purchase (the “Purchase Date”), the Defaulting Lender’s interest in the Loan, and its rights hereunder as a Lender arising from and after the Purchase Date (but not its rights and liabilities with respect thereto or under this Loan Agreement or the other Loan Documents for obligations, indemnities and other matters arising or matters occurring before the Purchase Date) shall terminate on the Purchase Date, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest. Without in any manner limiting the remedies of Agent or any other Lender, the obligation of a Defaulting Lender to sell and assign its interest in the Loan under this Section 10.14 shall be specifically enforceable by Agent and/or any other Lender by an action brought in any court of competent jurisdiction for such purpose, it being acknowledged and agreed that, in light of the disruption in the administration of the Loan and the other terms of the Loan Documents that a Defaulting Lender may cause, damages and other remedies at law are not adequate.

SECTION 10.15. Purchase Price; Payment for Defaulting Lender’s Pro Rata Share. The purchase price for the interest of a Defaulting Lender in the Loan (the “Purchase Price”) shall be equal to the sum of all of the Defaulting Lender’s advances under the Loan Documents outstanding as of the Purchase Date, less the costs and expenses incurred by Agent and any non-defaulting Lender directly as a result of the Defaulting Lender’s default hereunder, including interest accrued on such unpaid amounts (at the Base Rate), court costs and including reasonable attorneys’ fees and disbursements, and fees for accountants and other similar advisors (provided that such costs and expenses are paid by the Lenders acquiring the interest of such Defaulting Lender to Agent and the Lenders incurring same).

SECTION 10.16. Election of Interest Rate; Distribution of Funds to Lenders. Agent shall promptly notify each Lender upon its receipt of notice from Borrower pursuant to Section 2.3(b) hereof electing to convert to an Applicable Interest Rate. All sums received by Agent pursuant to the Loan Documents on account of principal, Interest or other sums payable to all Lenders in accordance with their Pro Rata Shares, after application, at Agent’s option, of such sums to any amounts due and payable to Agent from Borrower or Lenders under any Loan Document, which are received by 1:00 p.m. (New York City time) shall be paid to Lenders on the date of receipt; such sums received by Agent after 1:00 p.m. (New York City time) shall be paid to Lenders on or before the next succeeding Business Day. All sums received by Agent pursuant to the Loan Documents on account of other sums payable to any specific Lenders, including Additional Interest and Excluded Sums, after application, at Agent’s option, of such sums to any amounts due and payable to Agent from Borrower (in each case, prorated among the Lenders in accordance with their Pro Rata Shares) or such specific Lenders hereunder, which are received by 1:00 p.m. (New York City time) shall be paid to the applicable Lenders to which such amounts are due on the date received (if received on a Business Day) or the next succeeding Business Day (if the date of receipt is not a Business Day); such sums received by Agent after 1:00 p.m. (New York City time) shall be paid to the applicable Lenders to which such amounts are due on or before the next succeeding Business Day. Amounts received by Agent for the account of Lenders and not paid by Agent to the applicable Lenders when required by the immediately preceding sentence shall bear interest from such required date of payment until paid by Agent, at the Federal Funds Rate.

SECTION 10.17. Titles. Deutsche Bank Securities Inc. is hereby appointed Syndication Agent for the Loan. The designation of any Person as “Syndication Agent” shall not impose or confer on such Person any rights, obligations or duties.

ARTICLE XI

GENERAL CONDITIONS

SECTION 11.1. Indemnity.

(a) Borrower hereby indemnifies and agrees to defend, protect and hold harmless Agent and Lenders and their respective affiliates, participants, directors, officers, agents and employees (each, an “Indemnified Party”) from and against any and all losses, liabilities, obligations, charges, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’ fees and disbursements) of any kind or nature (except to the extent of any claim arising from the gross negligence or willful misconduct of such Indemnified Party and any claim arising among, by or between Agent and Lenders against each other or any of them), suffered or incurred by an Indemnified Party in connection with this Loan Agreement, any of the other Loan Documents, the consummation of the transactions contemplated herein or therein, the construction, use, operation or occupancy of the Premises or any Mortgaged Property, any Permitted Encumbrance, any Premises Document, any Lease, the Property Management Agreement, the License Agreement or any Interest Rate Protection Agreement, including the following:

(i)	any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Premises or any part thereof, or the adjoining sidewalks, curbs, vaults and vault space, if any, and streets and ways;

(ii)	any design, construction, operation, use, nonuse or condition of the Premises or any part thereof, or the adjoining sidewalks, curbs, vaults and vault space, if any, and streets and ways, including claims or penalties arising from violation of any Legal Requirement or Insurance Requirement, as well as any claim based on any patent or latent defect, whether or not discoverable by Agent or any Lender, any claim as to which the insurance is inadequate;

(iii)	any performance of or failure to perform any labor or services or furnishing of or failure to furnish any materials or other property in respect of the Premises or any part thereof;

(iv)	any negligence or tortious act or omission on the part of Borrower or any of its agents, contractors, servants, employees, Lessees, lessees, sublessees, licensees, guests or invitees;

(v)

any other relationship that has arisen or may arise between or among Agent and/or any Lenders on the one hand, and Borrower, Borrower Member, Guarantors, any third party with respect to the Premises or the Mortgaged Property or any of the foregoing, on the other hand, as a result of the execution and delivery of the Note, this Loan Agreement or the other Loan Documents, or any other action contemplated hereby, thereby or by any other document executed in connection with the Loan;

(vi)	any claim, action or other proceeding brought by or on behalf of any Person against Agent or any Lender as the holder of, or by reason of its interest in, any sum deposited or paid hereunder or in connection herewith, any insurance proceeds, any condemnation awards or other amounts applied to the Obligations;

(vii)	any investigation, defense or settlement of claims or in obtaining any prohibited transaction exemption under ERISA by reason of a breach of Section 7.16 hereof; and

(viii)	any circumstance resulting in the impairment of the Liens of the Mortgage and/or the other Security Documents, including as a result of non-compliance with any applicable lien law.

(b) If any action or proceeding shall be commenced or taken (including an action to foreclose the Mortgage, collect the Obligations or enforce Agent’s rights under this Loan Agreement, the Note or the other Loan Documents) by Agent or any other Person, in which action or proceeding Agent or any Lender is involved or is made a party by reason of the execution and/or delivery of the Note, this Loan Agreement, or any other Loan Documents or in which it becomes necessary to enforce, defend or uphold the lien on the Mortgaged Property pursuant to the Mortgage, this Loan Agreement or the other Loan Documents or the Agent’s and Lenders’ rights under the Note or any other Loan Documents, all sums paid by Agent or any Lender for the expense of any such action or litigation shall be paid by Borrower to Agent ten (10) Business Days after demand. In the event the Mortgaged Property, or any part thereof, shall be advertised for foreclosure sale and not sold, Borrower shall pay all costs in connection therewith, including reasonable attorneys’ fees and disbursements and advertising costs.

(c) Borrower hereby indemnifies and agrees to defend and hold harmless the Indemnified Parties from and against any and all liabilities, claims, charges, losses and expenses (including reasonable attorneys’ fees and disbursements) or damages of any kind or nature which may arise as a result of any claim by any broker, “finder” or advisor with which Borrower or any Affiliate of Borrower has dealt or is alleged to have dealt (other than any broker, “finder” or advisor claiming solely through Agent or any Lender).

(d) Borrower will hold Agent and each Lender harmless against any and all liability with respect to any mortgage/deed recording, transfer or intangible personal property tax or similar imposition now or hereafter in effect, to the extent that the same may be payable by Agent or any Lender with respect to this Loan Agreement, any Note or any other Loan Document.

(e) Within ten (10) Business Days of demand by any Indemnified Party, Borrower shall commence to defend, and shall thereafter diligently pursue defense of, any investigation, action or proceeding in connection with any claim or liability, or alleged claim or liability, that would, if determined adversely to such Indemnified Party, be covered by the indemnification provisions contained in this Section, such defense to be at the sole cost and expense of Borrower and by counsel selected by Borrower and reasonably approved by such Indemnified Party, which counsel may, without limiting the rights of an Indemnified Party pursuant to the next succeeding sentence, also represent Borrower in such investigation, action or proceeding. In the alternative, an Indemnified Party may elect to conduct its own defense through counsel of its own choosing and at the reasonable expense of Borrower.

(f) The provisions of this Section 11.1 shall survive the repayment of the Loan.

SECTION 11.2. No Waivers. No failure or delay on the part of Agent or Lenders in exercising any right, power or remedy hereunder or under or in connection with this Loan Agreement or the other Loan Documents or to insist upon the strict performance of any term of this Loan Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under or in connection with this Loan Agreement or any other Loan Document.

SECTION 11.3. Intentionally Omitted.

SECTION 11.4. Contractors. No contractor, supplier or any other Person dealing with Borrower shall be, nor shall any of them be deemed to be, third party beneficiaries of this Loan Agreement, but each shall be deemed to have agreed, (a) that the contractor, supplier or other Person in question shall look to Borrower as their sole source of recovery if not paid and (b) except as otherwise agreed to in writing between Agent and such Person in question, that they may not claim against Agent or Lenders under any circumstances.

SECTION 11.5. Agent and Lenders Sole Beneficiaries. All funds held in the Accounts (other than the Operating Account) and other Collateral held by Agent are held, subject to the provisions of this Loan Agreement and the other Loan Documents, solely and exclusively for the benefit of Agent and Lenders. No Person other than Agent and Lenders shall have standing to require satisfaction of any terms, provisions, covenants and other conditions in accordance with their terms or be entitled to require any particular application of such funds or Collateral. No Person other than Agent and Lenders shall be deemed to be beneficiary of the terms, provisions, covenants and other conditions of this Loan Agreement and the other Loan Documents, any or all of which may be freely waived, in whole or in part, by Agent at any time if Agent deems it advisable or desirable to do so.

SECTION 11.6. Entire Agreement. This Loan Agreement and the other Loan Documents embody the entire agreement and understanding between Borrower, Agent and/or Lenders with respect to the Loan and supersede and cancel all prior loan applications, expressions of interest, commitments, agreements and understandings, whether oral or written, relating to the subject matter hereof, except as specifically agreed in writing to the contrary.

SECTION 11.7. Assignment. Borrower may not assign, transfer or otherwise convey this Loan Agreement or any other Loan Document, in whole or in part, nor all or any portion of the Loan nor any interest therein.

SECTION 11.8. Further Assurances; Filing of Financing Statements. Borrower promptly shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, instruments, additional agreements, undertakings, conveyances, deeds of trust, mortgages, transfers, assignments, financing statements or other assurances, and take all such other action, as Agent may, from time to time, reasonably deem necessary or proper in connection with this Loan Agreement or any of the other Loan Documents, the obligations of Borrower hereunder or thereunder, or for better assuring and confirming unto Agent and Lenders the full benefits and rights granted or purported to be granted by this Loan Agreement or the other Loan Documents; provided, however, the same do not increase, in any material respect, Borrower’s or any Guarantors’ respective obligations or decrease, in any material respect, such parties’ respective rights under this Loan Agreement or the other Loan Documents. Borrower hereby agrees that, without notice to or the consent of Borrower, Agent may file with the appropriate public officials such financing statements or similar documents as are or may become necessary to perfect and continue the perfection of the security interest granted by any Security Document.

SECTION 11.9. Cumulative Remedies. The remedies in this Loan Agreement and the other Loan Documents herein are cumulative and not exclusive of any remedies available at law or equity or in any other agreement, document or instrument.

SECTION 11.10. Amendments, Consents, Waivers, Approvals, Etc. Except as set forth in Section 10.1 hereof (and subject to Section 10.5(b) hereof), no amendment, modification, termination, or waiver of any provision of this Loan Agreement or the other Loan Documents shall be effective unless in writing and signed by Borrower and Agent. With respect to any matter for which Agent’s consent or approval is required hereunder or under the other Loan Documents, no such consent or approval by Agent hereunder shall in any event be effective unless the same shall be in writing and signed by Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Borrower may rely upon such amendment, modification, termination, waiver, consent and approval signed by Agent as having been consented to by such Lenders whose consent may be required pursuant to Article X hereof or otherwise for such amendment, modification, termination, waiver, consent or approval, without any further inquiry. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. No failure or delay of Agent in exercising any power or right hereunder or to demand payment for any sums due pursuant to this Loan Agreement or any other Loan Document, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other further exercise thereof or the exercise of any other right or power.

SECTION 11.11. Notices. Except as may be otherwise expressly provided herein, all notices, certificates, demands, requests, approvals, consents, waivers and other communications provided for herein shall be in writing and (a) mailed (registered or certified mail, return receipt requested, and postage prepaid), (b) hand-delivered, with signed receipt, or

(c) sent by nationally-recognized overnight courier or (d) sent by facsimile with electronic confirmation (as long as such notice, certificate, demand, request, approval, covenant, waiver or communication is also sent by one for the means described in clause (a), (b) or (c) in this Section 11.11) as follows:

If to Borrower, to:

Great Wolf Lodge of the Carolinas, LLC

c/o Great Wolf Resorts, Inc.

525 Junction Road, Suite 6000 South

Madison, Wisconsin 53717

Attention: Chief Financial Officer

Telephone: (608) 662-4700

Facsimile: (608) 662-4701

with a copy to:

DeCampo, Diamond & Ash

747 Third Avenue

New York, New York 10017

Attention: Thomas M. Ash, Esq.

Telephone: (212) 758-1683

Facsimile: (212) 758-1728

If to Agent, to:

Crédit Agricole Corporate and Investment Bank

1301 Avenue of the Americas

New York, New York 10019

Attention: Lodging Group (David Bowers)

Telephone: (212) 261-7000

Facsimile: (917) 849-5495

with a copy to:

Crédit Agricole Corporate and Investment Bank

1301 Avenue of the Americas

New York, New York 10019

Attention: SFI Agency and Middle Office

(Arnaud Schaller)

Telephone: (212) 261-7863

Facsimile: (917) 847-5054

and to:

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Attention: Warren J. Bernstein, Esq.

Telephone: (212) 836-8073

Facsimile: (212) 836-8689

If to Crédit Agricole Corporate and Investment Bank, in its capacity as a Lender, to:

Crédit Agricole Corporate and Investment Bank

1301 Avenue of the Americas

New York, New York 10019

Attention: Lodging Group (David Bowers)

Telephone: (212) 261-7000

Facsimile: (917) 849-5495

with a copy to:

Crédit Agricole Corporate and Investment Bank

1301 Avenue of the Americas

New York, New York 10019

Attention: SFI Agency and Middle Office

(Arnaud Schaller)

Telephone: (212) 261-7863

Facsimile: (917) 847-5054

and to:

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Attention: Warren J. Bernstein, Esq.

Telephone: (212) 836-8073

Facsimile: (212) 836-8689

If to Deutsche Bank, to:

Deutsche Bank Trust Company Americas

NYC60-1008

60 Wall Street, 10th Floor

New York, New York 10005

Attention: Bryan Whalen, Loan Administration

Telephone: (212) 250-4075

Facsimile: (212) 797-4885

or to such other address with respect to any, as such party shall notify the other parties in writing. All such notices, certificates, demands, requests, approvals, waivers and other communications given pursuant to this Section 11.11 shall be effective when received (or delivery is refused) at the address specified as aforesaid. Notwithstanding the foregoing, notices from Agent to Lenders under the Loan Agreement and the other Loan Documents may, at Agent’s option, be given by posting to the Debtdomain website for the Loan (or a comparable “data room”).

SECTION 11.12. Limitation on Liability. All Obligations shall be recourse to Borrower. Notwithstanding anything to the contrary contained in this Loan Agreement, in the Note, the Mortgage or in the other Loan Documents, no recourse shall be had for the payment of the principal, Interest, Additional Interest or other amounts owed hereunder or under the Note or the other Loan Documents, or for any claim based on this Loan Agreement, the Note or any other Loan Document, against any member of Borrower or any of such member’s assets, or against any principal, partner, member, shareholder, officer, director, agent or employee of Borrower or any member of Borrower, it being expressly understood that the sole remedies of Agent and Lenders with respect to such amounts and claims shall be against Borrower and the assets of Borrower, including the Mortgaged Property and other Collateral (which may result in the decrease in the value of the ownership interest of the members of Borrower); provided, however, that:

(a) nothing contained in this Loan Agreement (including the provisions of this Section 11.12), the Note or the other Loan Documents shall constitute a waiver of any of Borrower’s obligations herein, under the Note or the other Loan Documents, or of any obligations of any Guarantor (whether or not it directly or indirectly holds an ownership in Borrower) under the Loan Documents to which it is a party;

(b) nothing contained in this Loan Agreement (including the provisions of this Section 11.12), the Note or the other Loan Documents shall constitute a limitation of liability of Borrower or any of its assets; and

(c) nothing contained in this Loan Agreement (including the provisions of this Section 11.12), the Note or the other Loan Documents shall constitute a limitation of liability of any Guarantor or any of its respective assets with respect to the Recourse Liability Agreement, the Environmental Indemnity or any other guaranty or indemnity agreement given by it in connection with the Loan, as applicable.

SECTION 11.13. Binding Effect. This Loan Agreement shall be binding upon and inure to the benefit of Agent and Lenders and their respective permitted successors and assigns and Borrower and its permitted successors and assigns.

SECTION 11.14. Severability of Provisions. Any provision of this Loan Agreement which is prohibited or unenforceable in the State of New York or in any other jurisdiction in the United States shall be, as to the State of New York or such other jurisdiction in the United States, ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

SECTION 11.15. Governing Law and Consent to Jurisdiction. This Loan Agreement shall be governed by, and construed in accordance with, the substantive laws of the

State of New York. Borrower, Agent and Lenders irrevocably (a) agree that any suit, action or other legal proceeding arising out of or relating to this Loan Agreement, the Note or the other Loan Documents may be brought in the Courts of the United States of America located in the Southern District of New York or in a state court of record in New York County, New York, (b) consent to the jurisdiction of each such court in any such suit, action or proceeding and (c) waive any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Borrower irrevocably consents to the service of any and all process in any such suit, action or proceeding by service of copies of such process to Borrower at its address provided in Section 11.11 hereof. Nothing in this Section 11.15, however, shall affect the right of Agent to serve legal process in any other manner permitted by law or affect the right of Agent to bring any suit, action or proceeding against Borrower or its property in the courts of any other jurisdictions.

SECTION 11.16. Waiver of Jury Trial. Borrower, Agent and Lenders each hereby expressly and unconditionally waives any and every right either party may have to a trial by jury, in any suit, action or proceeding brought under or with respect to this Loan Agreement, the Note or the other Loan Documents.

SECTION 11.17. No Joint Venture. Borrower is not and shall not be deemed to be a joint venturer, partner, tenant in common or joint tenant with, or an agent of, Agent or Lenders for any purpose. Neither Agent nor Lenders shall be deemed to be in privity of contract with any contractor or any other Person providing services with respect to the operation, management, marketing, use, repair, restoration, improvement or alteration of the Premises or any part thereof unless and until and except to the extent that Agent shall affirmatively act to establish any such privity pursuant to Article VIII hereof, or in the exercise of Agent’s and Lenders’ remedies pursuant to the Mortgage, the Assignment of Agreements or any other Loan Document.

SECTION 11.18. Determinations and Consents of Agent. Unless expressly provided to the contrary in any particular instance, any determination, election or judgment made or any consent or waiver given by Agent pursuant to this Loan Agreement or any other Loan Document shall be made or given, as the case may be, in Agent’s sole and absolute discretion, whether or not the applicable provision of this Loan Agreement or such other Loan Document expressly so provides. In making any such determination, election or judgment or in providing or deciding not to provide any such consent or waiver, Agent shall be entitled to rely, to the extent Agent so elects, in whole or in part on the advice of counsel (including counsel for Borrower or Guarantors), independent public accountants, engineers, architects and other experts selected by Agent.

SECTION 11.19. Reliance by Agent on Action on Behalf of Borrower. Agent shall be entitled to rely on any notice, communication or other action taken by any Person purporting to sign as the officer or other authorized agent, signatory, representative or agent of Borrower, Borrower Member or Guarantors purporting to be taken on behalf of such Person as being conclusive evidence of such Person’s right to take such action and, in doing so, bind such Person to the action taken.

SECTION 11.20. Headings, Etc. The headings and captions of various sections of this Loan Agreement have been inserted for convenience only and are not to be construed as defining, modifying, limiting or amplifying, in any way, the scope or intent of the provisions hereof.

SECTION 11.21. Incorporation by Reference. Borrower agrees that the Note and the other Loan Documents shall be made subject to all the terms, covenants, conditions, obligations, stipulations and agreements contained in this Loan Agreement to the same extent and effect as if fully set forth in and made a part of the Note and the other Loan Documents. In the event of a conflict between any of the Loan Documents and the provisions of this Loan Agreement, this Loan Agreement shall control.

SECTION 11.22. Counterparts. This Loan Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Loan Agreement to produce or account for more than one such counterpart.

SECTION 11.23. Attorneys’ Fees. Any provisions of this Loan Agreement or any other Loan Document that require payment to Agent or Lenders of legal fees or expenses incurred by any of them shall be construed as including any and all such reasonable fees and expenses incurred in connection with litigation, mediation, arbitration, other alternative dispute processes, administration proceedings and bankruptcy proceedings, and any appeals from any of the foregoing.

SECTION 11.24. Waiver of Consequential Damages Etc. Borrower hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against Agent or Lenders in any legal action or proceeding any special, exemplary, punitive or consequential damages.

SECTION 11.25. Employer Identification Number Etc. Borrower acknowledges that in order for Lenders to comply with the requirements under the Patriot Act, Borrower must provide to Agent certain information or supporting documentation (collectively “Documentation”) at the time of execution of this Loan Agreement. Lenders may be required by the Patriot Act to verify and record any Documentation provided by Borrower to validate Borrower’s identity. Documentation that may be requested from Borrower may include, but is not limited to, a Federal Employer Identification Number (FEIN), a Certificate of Good Standing to validate Borrower’s corporate, partnership or limited liability company existence, a Certificate of Incumbency to authenticate the management of Borrower, and other government issued certified documents to validate Borrower’s authorization to conduct business.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

BORROWER:

GREAT WOLF LODGE OF THE CAROLINAS, LLC, a Delaware limited liability company

By:	/s/ James Calder
Name: James Calder
Title: Treasurer

[signatures continue on following page]

AGENT:

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Thomas W. Boylan
Name: Thomas W. Boylan
Title: Director

By:	/s/ Ted Vandermel
Name: Ted Vandermel
Title: Director

LENDERS:

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ David Bowers
Name: David Bowers
Title: Managing Director

By:	/s/ Joseph A. Asciolla
Name: Joseph A. Asciolla
Title: Managing Director

[signatures continue on following page]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ James Rolison
Name: James Rolison
Title: Managing Director

By:	/s/ George R. Reynolds
Name: George R. Reynolds
Title: Director

Exhibit A

The Land

Lying and being in the City of Concord, Cabarrus County, North Carolina and being more particularly described as follows:

Being Tracts 1 (4.573 Acres) and 2 (29.238 Acres) as shown on a final plat entitled “GREAT WOLF LODGE OF THE CAROLINAS PROPERTY MAP 1”. The aforesaid plat is recorded in Plat Book 57, Pages 53-55 in the Cabarrus County Register of Deeds Office. Said Parcels containing 33.811 total acres more or less.

Being the same land conveyed to Great Wolf Lodge of the Carolinas, LLC, a North Carolina limited liability company by Deed recorded September 21, 2007 in Book 7806, Page 3 and by Deed recorded September 21, 2007 in Book 7806, Page 8 and by Deed recorded January 21, 2009 in Book 8549, Page 322, less and except that certain land dedicated to public use by the above referenced Plat Book 57, Pages 53-55.

Together with any rights, benefits and easements appurtenant to the Land pursuant to Access, Storm Water Drainage Easement and Construction Cost-Sharing and Maintenance Agreement recorded in Book 3320, Page 342.

Exhibit B

Form of Account Agreement

(With Notice)

ACCOUNT AGREEMENT

To:	(“Bank”)

Attn:

Date:

Re:	Depositor:

Principal:

Secured Party:	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a banking corporation organized under the laws of the Republic of France, as agent for Lenders

Deposit Account:

Title:

No.:

Type:

Gentlemen and Ladies:

1. Security Interest in Deposit Accounts. This is to confirm to Bank that Depositor and Principal named above have assigned and granted to Secured Party a security interest in the Deposit Account maintained by Principal with Bank and in all moneys and credits now or hereafter becoming due, owing or payable in connection with the Deposit Account, and any and all future deposits thereto and any and all proceeds thereof, including any interest earned thereon. Principal and Depositor hereby agree that the Deposit Account is subject to the sole dominion and control of Secured Party, subject to the terms hereof. Principal and Depositor hereby consent to Bank entering into this Agreement.

2. Bank Acknowledgment. This Deposit Account Agreement (“Agreement”) shall constitute written notice by Secured Party to Bank. Bank acknowledges and agrees that: (a) Bank has received Secured Party’s notice of security interest in the Deposit Account; (b) Bank maintains the Deposit Account solely in the name of Principal and Depositor at the banking office named above (“Banking Office”); (c) Bank is not required to obtain the consent from any other person or entity (“Person”) other than Principal and Depositor in order to enter into the Agreement; (d) as of the date hereof, Banking Office does not have knowledge of a security interest in the Deposit Account claimed by any Person other than Secured Party; and (e) prior to receipt of a Blocked Account Notice (defined below) by Bank, Principal and Depositor shall have the exclusive right to instruct Bank with respect to matters relating to the withdrawal, operation and administration of, and investment and application of, funds on deposit in the Deposit Account. Subject to the provisions of Paragraph 11 hereof, for so long as this Agreement remains effective, Bank’s rights of setoff/banker’s lien against the funds in the Deposit Account are subordinate to Secured Party’s security interests.

3. Secured Party’s Orders. Principal, Depositor, Bank and Secured Party hereby agree that (a) prior to the Effective Time (as defined below), Bank shall honor all Orders (as defined below) received from Principal and/or Depositor (but not those from Secured Party) concerning the Deposit Account and (b) on and after the Effective Time, Bank shall honor only such Orders received from Secured Party (but not those from Principal, Depositor or any other Person) concerning the Deposit Account.

For the purposes hereof, (i) the “Effective Time” shall be the opening of business on the Business Day (as defined below) next succeeding the Business Day on which a notice purporting to be signed by Secured Party in substantially the form attached as Schedule B hereto (a “Blocked Account Notice”) is actually received by Bank at the address and to the attention of the individuals set forth on Schedule A; provided, that, if any such notice is so received after 3:00 p.m. (local time) on any Business Day, the “Effective Time” shall be the opening of business on the second Business Day next succeeding the Business Day on which such receipt occurs and (ii) a “Business Day” is any day other than a Saturday, Sunday and Bank holidays on which national banks in New York, New York are not open for business.

4. Documentation. Secured Party agrees that before it attempts to give Bank any orders or instructions concerning the Deposit Account, including, but not limited to, withdrawal orders, receipts, or other Items (as defined below), orders for funds transfers, stop payment orders, instructions not to allow withdrawals, instructions to close the Deposit Account, or instructions to transfer title of the Deposit Account to another Person (collectively, “Orders”), Secured Party shall deliver to the Banking Office such documentation as Bank may from time to time reasonably request to evidence the authority of those partners, officers, employees or agents whom Secured Party authorizes to give Orders. Bank shall have no obligation to act on Secured Party’s Order until Secured Party delivers a Blocked Account Notice to the Banking Office.

5. Release of Security Interest; Termination of Agreement. Except as provided below, the provisions of this Agreement shall remain in full force and effect until

Bank receives at the Banking Office Secured Party’s written notice of release of its security interest in, or reassignment to Principal of, the Deposit Account (“Secured Party’s Release”). Notwithstanding the foregoing, either Secured Party or Bank may terminate this Agreement by giving twenty (20) days’ written notice to the other parties hereto during which 20 day period this Agreement shall remain in effect. Following such notice of termination, Bank shall follow Secured Party’s Orders for the payment of the net balance of collected funds in the Deposit Account.

6. Deposits by Secured Party. For so long as this Agreement remains in force, Bank may accept from either Principal, Depositor or Secured Party any checks, drafts, or other instruments for the payment of money (each an “Item” and collectively, “Items”) payable or endorsed to Principal, to Depositor, to Secured Party, or to cash or bearer, whether endorsed by written or stamped endorsement, and with or without designation or signature of the person making such endorsement, or endorsed in the form “Credited to the Account of the Within Named Payee - Absence of Endorsement Guaranteed,” or words of similar meaning, or unendorsed. Secured Party, Principal and Depositor agree that as between Bank, on the one hand, and Secured Party, Principal and Depositor, on the other hand, each such Item shall be deemed to bear the special endorsement by Principal to Secured Party, and by Secured Party to Bank for deposit, of each such Item.

7. Bank’s Authority. Bank shall be fully protected in: (a) before receipt at the Banking Office of a Blocked Account Notice and from and after withdrawal by Secured Party of such Blocked Account Notice, acting upon any Orders concerning the Deposit Account which it reasonably believes to have been given by Principal or Depositor; (b) after receipt at the Banking Office of a Blocked Account Notice, acting upon any Orders which it reasonably believes to have been given by Secured Party under this Agreement without making any inquiry as to Secured Party’s right or authority to give such Orders or as to the application by Secured Party of any payment made pursuant thereto; (c) disclosing to Secured Party such information concerning the Deposit Account including, copies of periodic statements, daily balances, information regarding withdrawals and deposits and correspondence between Bank and Principal and/or Depositor concerning the Deposit Account, as Secured Party may from time to time request; it being understood that Bank shall provide such information to Secured Party promptly after such request, whether or not such request is made prior to, on or after the Effective Time; and (d) until given Orders to the contrary by Secured Party, continuing to pay interest earned on the Deposit Account in accordance with Depositor’s or Principal’s instructions. Anything in this Agreement to the contrary notwithstanding, Bank’s only obligation after receipt of a Blocked Account Notice is to follow Secured Party’s Orders with respect to the Deposit Account. After receipt of a Blocked Account Notice, Bank, upon at least twenty (20) days’ written notice to Secured Party, may decline to accept deposits to the Deposit Account.

8. Deposit Account Agreements. For so long as this Agreement remains in effect, Secured Party’s transactions involving the Deposit Account shall be subject, except to the extent inconsistent herewith, to the provisions of such deposit account agreements (including, account analysis agreements, night depository agreements, and funds transfer agreements), disclosures, and fee schedules as are in effect from time to time for accounts like the Deposit Account.

9. Bank Reliance on Notices. Bank may request such confirmation as is necessary or desirable to verify the genuineness, validity or accuracy of any Orders, Blocked Account Notice, Secured Party’s Release or any other notice or instructions received from Principal, Depositor or Secured Party hereunder and shall not be liable to any Person for any damages alleged to have resulted from any delay occasioned by seeking such confirmation. Notwithstanding the foregoing, Bank may, without inquiry or investigation, rely on any Orders, Blocked Account Notice, withdrawal of Blocked Account Notice, Secured Party’s Release or any other notice or instructions which Bank believes to have been given by Principal, Depositor or Secured Party hereunder.

10. Bank’s Disclaimers; Scope; Title to Deposit Account. Secured Party, Principal and Depositor acknowledge and agree that: (a) Bank makes no representations or warranties, express or implied, concerning the validity, effectiveness, perfection or priority of Secured Party’s security interest in the Deposit Account; (b) except as otherwise required by law or by the terms of this Agreement, Bank has no obligation to notify Secured Party of any past, present or future lien, demand, claim, claim of security interest, adverse claim, notice, notice to withhold or other claim for taxes, court or administrative order, summons, warrant, subpoena, search warrant, execution, attachment, writ, seizure order or other form of legal process or notice, whether filed, published, sent to or received by Bank, and whether affecting or purporting to affect the Deposit Account; (c) this Agreement applies only to the Deposit Account designated above, but not to any other deposit account which Principal or Depositor may now or hereafter maintain with Bank; and (d) unless, after delivering a Blocked Account Notice to the Banking Office, Secured Party instructs Bank to transfer title to the Deposit Account to itself, Bank shall continue to maintain the Deposit Account in the name of Principal and Depositor.

11. Rights Reserved by Bank. Nothing herein constitutes a waiver of, and Bank expressly reserves all of, its present and future rights (whether described as rights of set off, banker’s lien, chargeback or otherwise, and whether available to Bank at law, in equity, under any other agreement between Bank and Principal and/or Depositor concerning the Deposit Account or otherwise) with respect to (a) Items deposited to the Deposit Account and returned unpaid, whether for insufficient funds or for any other reason, and without regard to the timeliness of return of any such Item, and (b) overdrafts on the Deposit Account, including but not limited to “daylight overdrafts,” and (c) Bank’s usual and customary charges for services rendered in connection with the Deposit Account. Secured Party acknowledges and agrees that its security interest in the Deposit Account is subordinate to the rights reserved by Bank in this Paragraph 11.

12. Indemnification of Bank by Principal. In order to induce Bank to agree to the terms of this Agreement, Principal agrees to defend, indemnify and hold Bank, its directors, officers, employees, attorneys, successors and assigns, harmless from and against any and all loss, liability, cost, damage and expense, including, reasonable legal fees and expenses, arising out of: (a) acts, errors or omissions of Principal, Depositor or Secured Party or the agent of any of them; or (b) Bank’s otherwise acting in accordance with the provisions hereof, excepting only liability occasioned solely by Bank’s gross negligence or willful misconduct.

13. Notices; Written Orders to Banking Office. Any notice given by any party under this Agreement shall be effective only if (a) given in writing and (b) personally delivered, sent by United States mail, postage prepaid or by a nationally recognized overnight courier, or sent by telecopier, electronic mail, or other authenticated message, charges prepaid and addressed to the respective addresses set forth in Schedule A attached hereto. Except as otherwise expressly provided herein, any such notice shall be effective upon receipt. Either Secured Party, Principal, Depositor or Bank may change the place to which notices, requests, and other communications are to be sent by giving written notice of such change to the others. Notwithstanding the foregoing, Bank shall have no obligation to act upon any Orders, Blocked Account Notice, Secured Party’s Release, or other notices or instructions hereunder until received in writing at the Banking Office.

14. Successors and Assigns; No Third Party Rights; Entire Agreement; Amendments; Governing Law; Counterparts; Captions; Non-Waiver; Bankruptcy/Legal Process; Rights Cumulative; Corporate/Partnership Authority. The provisions of this Agreement shall be binding upon and inure to the benefit of Bank, Secured Party, Principal and Depositor and their respective permitted successors and assigns and to no other Person, firm or entity. This Agreement constitutes the entire agreement between Bank, on the one hand, and Secured Party, Principal and Depositor, on the other hand, concerning the subject matter hereof. Except to the extent inconsistent herewith, all other agreements between Bank and Principal and Depositor concerning the Deposit Account shall remain in full force and effect. This Agreement may not be amended or its provisions waived except by a writing signed by Bank. This Agreement shall be construed and interpreted in accordance with New York law. This Agreement may be executed in counterparts, each of which shall be an original, and all of which shall constitute but one and the same instrument. The captions of paragraphs of this Agreement are for reference only and are not to be construed in any way as a part hereof. Bank’s failure or delay in exercising any of its rights, powers or privileges under this Agreement shall not be considered a waiver thereof; nor shall any single or partial exercise of any right, power or privilege by Bank preclude other or further exercise thereof. In the event that Principal becomes subject to voluntary or involuntary proceedings under the United States Bankruptcy Code, or if Bank is served with legal process which Bank in good faith believes affects the Deposit Account, Bank shall have the right to place a hold on funds deposited to the Deposit Account until such time as Bank receives an appropriate court order or other assurances satisfactory to Bank establishing that the funds may be disbursed according to the provisions and instructions contained in this Agreement. All Bank’s rights and remedies, whether available under this Agreement or otherwise, are cumulative, and in addition to other rights or remedies available to Bank. Each person signing on behalf of a party hereto warrants that such party has performed all corporate or partnership actions necessary to make this Agreement a binding obligation, enforceable in accordance with its terms.

15. NY UCC Provisions. The Account is and shall be treated as a “deposit account” within the meaning of §9-102(29) of the Uniform Commercial Code in effect in the State of New York (the “NY UCC”) and Bank shall be the bank (having its jurisdiction in the State of New York for purposes of Article 9 of the NY UCC) with which the Account is maintained. This Agreement is intended to constitute an “authenticated record” as such term is used in §9-104 of the UCC.

The foregoing is hereby acknowledged and agreed to:

Secured Party:

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as agent for Lenders

By:
Name:
Title:

By:
Name:
Title:

Principal:

By:
Name:
Title:

Depositor:

By:
Name:
Title:

Bank:

By:
Name:
Title:

Schedule A (Account Agreement)

Secured Party:

Crédit Agricole Corporate and Investment Bank, as Agent for Lenders

1301 Avenue of the Americas

New York, New York 10019

Attention: Lodging Group

with a copy to:

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Attention: Warren J. Bernstein, Esq.

Principal:

Attention:

with a copy to:

Attention:

Depositor:

Attention:

with a copy to:

Attention:

Bank:

Attention:

Schedule B (Account Agreement)

[Agent’s name and address]

BLOCKED ACCOUNT NOTICE

                    ,

[Bank]

Attention:

Re:	Deposit Account Agreement dated as of [ ] [ ], 20 (the “Agreement”) among , as agent for Lenders, [Borrower] and [Bank]

Ladies and Gentlemen:

This constitutes the Blocked Account Notice from Secured Party as referred to in Section 3 in the Agreement.

, as agent
for Lenders

By:
Name:
Title:

By:
Name:
Title:

Exhibit C

Applicable Lending Offices

Crédit Agricole:	Crédit Agricole Corporate and Investment Bank, 1301 Avenue of the Americas, New York, New York 10019

Deutsche Bank:	Deutsche Bank Trust Company Americas
c/o DB Services New Jersey, Inc.,
Attn: New York Loan Administration
5022 Gate Parkway, Suite 200
Jacksonville, Florida 32256

C - 1

Exhibit D

Form of Credit Card Servicer Agreement

PAYMENT DIRECTION LETTER

                 , 20

Re:	Payment Direction Letter for the Great Wolf Lodge, Concord, North Carolina (the “Property”)

Dear             :

GREAT WOLF LODGE OF THE CAROLINAS, LLC located at             ,         ,             (the “Owner”) is the owner of the Property. Owner has entered into financing arrangements with Crédit Agricole Corporate and Investment Bank, a banking corporation organized under the laws of the Republic of France, its successors and assigns, as agent for various lenders (“Lender”) pursuant to which Lender and other lenders for which it acts as agent have provided financing (the “Loan”) secured by, among other things, a mortgage on the Property and an assignment, pledge, transfer and security interest in favor of Lender in all of Owner’s right, title and interest in all revenues and receipts from the Property, including without limitation all credit card receivables payable to Owner, and has agreed that all such revenues and receipts will be paid directly to a bank selected by Owner and approved by Lender. Therefore, from and after             , 20    , please remit all credit card receipts cleared by             (“Servicer”) and all other payments due to the Owner and/or its Property manager and/or affiliates of Owner (“Affiliates”) under the [Services Agreement] dated             , 20     (collectively, “Agreement”) that Owner and/or its Property manager and/or Affiliates have with Servicer with respect only to the Property and not any other “Merchant Location” covered by the Agreement by transfer of such amounts by the ACH system or wire transfer to the account (the “Collection Account”) designated below:

Name:

ABA Number:

Account Number:

These payment instructions cannot be withdrawn or modified until Servicer receives at least 30 days prior written notice by the Lender or its designee. Until Servicer receives at least 30 days prior written instructions from the Lender or its designee, Servicer shall continue to send all payments due under the Agreement to the Collection Account. In the event Servicer at any time receives any other instructions from Lender with respect to the disposition of amounts payable by or through Servicer to Owner and/or its Property manager and/or Affiliates pursuant to the Agreement or otherwise with respect only to the Property and not any other “Merchant Location” covered by the Agreement, Servicer is hereby irrevocably authorized and directed to follow such instructions, without inquiry as to Lender’s right or authority to give such instructions. Such notification will only be valid if made in writing and sent via overnight delivery to Servicer at the following address:

Servicer acknowledges receipt of this notice of the interests of Lender, but such interests shall be subject and subordinate to the rights of Servicer to set off against amounts payable by Servicer to Owner, including fees, customer credits, chargebacks, penalties, fines, expenses or other amounts due to Servicer from the Owner under the Agreement with respect only to the Property and not any other “Merchant Location” covered by the Agreement (“Account Charges”). Servicer will be entitled to recoup from Owner and Affiliates and Owner and Affiliates will remit to Servicer amounts equal to any Account Charges actually paid to Owner in accordance with the Agreement after Servicer has attempted initially to set off Account Charges against amounts otherwise payable to Owner or any affiliate of Owner under the Agreement. Owner and Affiliates agree to maintain sufficient balances in the “Settlement Account” under the Agreement at all times during the term of the Agreement so that Servicer may exercise its rights under the Agreement by effecting debits to such Settlement Account. Owner and Affiliates acknowledge that Servicer retains all of its rights under the Agreement. The provisions contained herein cannot be changed, modified, or terminated, except by written agreement signed by Servicer Owner, Affiliates and Lender.

Owner and Affiliates shall indemnify and hold Servicer harmless from any and all liabilities, claims, demands, actions or judgments, including, but not limited to, attorneys’ fees, arising out of or resulting from any action taken by Servicer or any of its directors, officers, agents or employees in accordance with this letter agreement and the Agreement and the acts or omissions of the Owner and Affiliates, their employees, officers or agents in connection with this letter agreement or the Agreement.

Lender, Owner and Affiliates hereby confirm and agree as follows: (1) the Agreement is in full force and effect, and (2) this letter does not prohibit or limit any rights Servicer possesses under the Agreement, including but not limited to Servicer’s right to debit, offset or chargeback any amount owing to Servicer under the Agreement or any replacement or renewal thereof, against funds to be sent to the Collection Account.

This letter may be signed in separate counterparts, which together shall constitute a single instrument. Please acknowledge your receipt of, and agreement to, the foregoing by signing in the space provided below.

Sincerely,

GREAT WOLF LODGE OF THE CAROLINAS, LLC, a Delaware limited liability company

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Agent

By:

Name:

Title:

By:

Name:

Title:

By:

Affiliates:

By:

Name:

Title:

By:

Name:

Title:

By:

Name:

Title:

Exhibit E-1

Engineering Report

Property Condition Report dated June 16, 2011 by IVI Assessment Services, Inc. prepared for Crédit Agricole Corporate and Investment Bank.

E - 1

Exhibit E-2

Environmental Report

Phase I Environmental Site Assessment dated June 16, 2011 by IVI Assessment Services, Inc. prepared for Crédit Agricole Corporate and Investment Bank.

E - 2

Exhibit F

Form of FF&E Disbursement Request

GREAT WOLF LODGE OF THE CAROLINAS, LLC,

a Delaware limited liability company

c/o

                         , 20

Crédit Agricole Corporate and Investment Bank,

as agent for Lenders

1301 Avenue of the Americas

New York, New York 10019

Re: Loan in the maximum amount of $56,000,000 to GREAT WOLF LODGE OF THE CAROLINAS, LLC

Ladies and Gentlemen:

In reference to the above subject matter, enclosed you will find the documentation listed below to support the requested disbursement under Section 2.16 of that certain Loan Agreement dated as of             , 20    , you, as agent for Lenders (in such capacity as agent, “Agent”), the Lenders and the undersigned, as borrower (“Borrower”). All capitalized terms used but not defined herein shall have the meanings given in the Loan Agreement.

Borrower hereby requests that Agent make a disbursement from the FF&E Reserve Account in the amount of $                     (the “Requested Amount”) in accordance with the attached wiring instructions attached hereto as Exhibit A. Enclosed are true and correct copies of invoices and/or receipts which evidence the Requested Amount.

In order to induce Agent to make the requested disbursement, Borrower hereby represents and warrants to Agent and Lenders as follows:

1. No Event of Default has occurred and is continuing as of the date hereof;

2. Borrower shall use or cause to be used the Requested Amount for the following purposes:

FF&E/Capital Expenditure	Amount:	Purpose:

3. The FF&E Expenditure and/or Capital Expenditures set forth in Paragraph 3 hereof are identified in the Approved FF&E/Capital Budget for the current calendar year, are for emergency purposes or are for other purposes permitted pursuant to the Loan Agreement. If for emergency purposes or other purposes permitted pursuant to the Loan Agreement, an explanation thereof and the proposed Capital Expenditure and/or FF&E Expenditure is attached hereto.

Should you require any further documentation or have any questions, please contact                                         .

Very truly yours,

GREAT WOLF LODGE OF THE CAROLINAS, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT A

WIRING INSTRUCTIONS

Exhibit G

Special Purpose Entity Definition

“Special Purpose Entity” means a corporation, limited partnership or limited liability company that at all times since its formation and at all times thereafter

(i) was and will be organized solely for the purpose of owning the Premises;

(ii) has not engaged and will not engage in any business unrelated to the ownership of the Premises;

(iii) has not had and will not have any assets other than those related to the Premises;

(iv) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger or asset sale (except as expressly permitted by this Loan Agreement);

(v) has not, and without the unanimous consent of all of its partners, directors or members, as applicable, will not, with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (A) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of such entity’s properties, (C) make any assignment for the benefit of such entity’s creditors or (D) take any action that might cause such entity to become insolvent;

(vi) intentionally omitted;

(vii) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(viii) has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, except to the extent that (y) it is treated as a disregarded entity for tax purposes and is not required to file tax returns under applicable law or (z) it is allowed by applicable law to file consolidated tax returns, in which case it may include its taxable income, loss, deductions, gains or other items as part of a consolidated tax return, provided that such consolidated tax return will make clear that the assets of Borrower are not available to satisfy the liabilities of any other Person or that the assets of such other Person are not available to satisfy the liabilities of Borrower;

(ix) has maintained and will maintain its books, records, resolutions and agreements as official records;

(x) has not commingled and will not commingle its funds or assets with those of any other Person;

(xi) has held and will hold its assets in its own name;

(xii) has conducted and will conduct its business in its name,

(xiii) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person;

(xiv) has paid and will pay its own liabilities, including the salaries of its own employees, out of its own funds and assets;

(xv) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(xvi) has maintained and will maintain an arm’s-length relationship with its Affiliates;

(xvii) has and will have no indebtedness other than as permitted pursuant to the Loan Agreement;

(xviii) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except for the Loan;

(xix) has not and will not acquire obligations or securities of its partners, members or shareholders;

(xx) has allocated and will allocate fairly and reasonably shared expenses, including shared office space, and uses separate stationery, invoices and checks;

(xxi) except in connection with the Loan, has not pledged and will not pledge its assets for the benefit of any other Person;

(xxii) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;

(xxiii) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxiv) has not made and will not make loans to any Person;

(xxv) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;

(xxvi) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(xxvii) has and will have no obligation to indemnify its partners, officers, directors or members, as the case may be, or has such an obligation that is fully subordinated to the Obligations and will not constitute a claim against it if cash flow in excess of the amount required to pay the Obligations is insufficient to pay the Obligations; and

(xxviii) will consider the interests of its creditors in connection with all corporate, partnership or limited liability actions, as applicable.

Exhibit H

Agent Wiring Instructions:

Federal Reserve, New York in favor of Crédit Agricole, N.Y.

ABA:

Attn:    Client Bank Services- Syndications Group

A/C#

Ref:      Great Wolf Lodge of the Carolinas, LLC

H - 1

Exhibit I -1

2011 Operating Budget

[See attached]

I - 1

Exhibit I - 2

2011 FF&E/Capital Budget

[See attached]

I - 2

Schedule 2.7(a)

Interest Rate Protection Agreement Consent

[Letterhead of Issuer]

[Date]

                                  (the “Issuer”) hereby acknowledges that it has been advised that the interest of GREAT WOLF LODGE OF THE CAROLINAS, LLC, a Delaware limited liability company, having an office at 525 Junction Road, Suite 6000 South, Madison, Wisconsin 53717 (the “Purchaser”) in and to the [describe Interest Rate Protection Agreement] (the “Agreement”) has been pledged and collaterally assigned to CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a banking corporation organized under the laws of the Republic of France, having an office at 1301 Avenue of the Americas, New York, New York 10019, as agent for itself and other lenders (in such capacity, “Agent”) as security for a loan made by such lenders to Purchaser and its affiliates. Issuer hereby consents without any restrictions to such pledge and collateral assignment.

All payments, if any, due under the Agreement shall be paid directly to Agent and all rights of the Purchaser shall be exercisable by Agent.

Regards,

[ISSUER]

By:
Name:
Title:

Schedule 2.7(a) - 1

Schedule 5.5

Schedule of Disclosed Litigation

None.

Schedule 5.5 - 1

Schedule 5.11

Accounts

Cash Sweep Account:

Bank: Crédit Agricole Corporate and Investment Bank

Location: New York, New York

Account Number:

Ref: Great Wolf Lodge of the Carolinas, LLC - Cash Sweep Account

Collection Account:

Bank: Wells Fargo Bank, N.A.

Account Number:

FF&E Reserve Account:

Bank: Crédit Agricole Corporate and Investment Bank

Location: New York, New York

Account Number:

Ref: Great Wolf Lodge of the Carolinas, LLC - FF&E Account

Operating Account:

Bank: Wells Fargo Bank, N.A.

Account Numbers:

Schedule 5.11 - 1

Schedule 7.11

Insurance Policies

A. REQUIRED INSURANCE. Each insurance coverage described below shall provide terms as indicated, with a minimum limit of protection as specified in the “Schedule of Required Limits of Insurance” attached hereto as Schedule 7.11 Addendum A.

1. “All Risk” Property Insurance.

“All Risk” property insurance on an “All Risk” form with terms at least as broad as (Insurance Services Organization) “ISO” Special Form CP10 30 10 00 or its equivalent, which includes the following terms:

a)	In an amount which is not less than one hundred percent (100%) of the Replacement Cost (as defined in Schedule 7.11 Addendum A attached hereto) of all real property, including improvements and betterments, and all business personal property. The Replacement Cost shall be re-determined from time to time (but not more frequently than once in any twenty-four (24) calendar months) at the request of Agent by an appraiser or contractor designated and paid by Borrower and approved by Agent, or by an engineer or appraiser in the regular employ of the insurer. No omission on the part of Agent to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;

b)	Ordinance or Law insurance (“Building Laws” insurance) consisting of coverage for:

(i) contingent coverage for the operation of building laws insuring the value of the undamaged portion of the premises, (ii) demolition, and (iii) increased cost of construction;

c)	Debris removal insurance;

d)	Extra expense and business income insurance covering all income earned by Borrower or otherwise arising from the Premises, including rental income, extended period of indemnity endorsement and ordinance or law - increased period of restoration endorsement;

e)	With coinsurance waived, or the policy shall contain an agreed amount endorsement applicable to both property damage and business income (including rental value and extra expense) acceptable to Agent;

f)	Hail, windstorm or hurricane insurance included for the total insurable value of the property;

g)

Boiler and machinery/equipment breakdown insurance, arranged either on a combined basis with the “All Risk” property insurance required above, provided there is no boiler exclusion, or this requirement can be satisfied through the purchase of a separate boiler and machinery/equipment breakdown insurance policy with terms at least as broad as ISO Form EB 00 20 09 07 or its equivalent. Coverage shall apply to all mechanical and electrical equipment, or any other objects typically insured under a boiler and machinery/equipment breakdown insurance policy, against direct physical damage, time element and extra expense. If a separate boiler and machinery/equipment breakdown insurance policy is placed with a

Schedule 7.11 - 1

different insurer than the “All Risk” property insurance required above, then both the boiler and machinery/equipment breakdown insurance and the property insurance policies shall contain a “Joint Loss Agreement” endorsement; and

h)	During any period of construction, repair or restoration and only if the property and liability coverage forms do not otherwise apply: (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance provided for in Sections 4, 7 and 9 hereof; and (B) builder’s risk insurance on an “All Risk” policy form with terms at least as broad as ISO Special Form CP10 30 10 00 or its equivalent, in an amount which is not less than 100% of the replacement cost of the completed value of the Improvements and includes coverage for 100% of the total insurable costs of construction, with replacement cost determined at time of actual repair or replacement (1) on a non-reporting basis, (2) against all risks insured against pursuant to Sections 1, 2 and 3 (if applicable) and 12 hereof; and (3) shall include permission to occupy the project. Such builder’s risk insurance shall provide coverage for all real property, including improvements and betterments, and all business personal property owned by Borrower and its contractors during the course of construction and intended for permanent installation in the Premises, including improvements and betterments, and providing at least the minimum terms, coverage extensions and conditions required in items (b) through (g) above.

2. Flood Insurance.

The “All Risk” property insurance, business income insurance and builder’s risk insurance required in Sections 1(a), 1(d) and 1(h) above shall include flood insurance if the Premises is located in a “special flood hazard area” (as defined below), or is designated as “flood prone” under the regulations for the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973.

A special flood hazard area is defined as being an area within the 100-year flood plain according to the most current flood insurance rate map issued by the Federal Emergency Management Agency (FEMA).

If the Premises is not located in a “special flood hazard area” or designated as “flood prone”, Agent may require such insurance in its reasonable discretion.

Such coverage shall be required whether or not such coverage, including the limit for same described in the “Schedule of Required Limits of Insurance” attached hereto as Schedule 7.11 Addendum A, is in excess of that available under the Federal Flood Insurance program.

3. Earthquake Insurance.

Earthquake insurance if the Premises is located in any area of increased seismic activity as specified in the “Schedule of Required Limits of Insurance” attached hereto as Schedule 7.11 Addendum A. Agent may obtain, or at Agent’s request, Borrower shall obtain and deliver to Agent, seismic surveys of the Premises conducted by a qualified engineering firm, at the Borrower’s expense, satisfactory to Agent. If the Premises is not located in any area of increased seismic activity as specified in the “Schedule of Required Limits of Insurance” attached hereto as Schedule 7.11 Addendum A, Agent may require such insurance in its reasonable discretion.

Schedule 7.11 - 2

4. Commercial General Liability (“CGL”) Insurance.

CGL Insurance which protects the interests of Borrower, its employees, agents and/or any and all subsidiaries and affiliates, and including Agent, its employees, agents, subsidiaries and affiliates. An ISO-based occurrence form CGL policy (CG 00 01 or its equivalent) shall be used. Said CGL insurance shall contain clauses or endorsements to the effect that such policies shall be primary rather than contributing, secondary or excess of the coverage which Borrower may carry for other properties or risks.

5. Garagekeeper’s Legal Liability Insurance.

If the Premises includes, or Borrower otherwise leases or uses, any parking garage structure or attended or secured automobile parking lot, garagekeeper’s legal liability insurance providing comprehensive coverage on a per accident basis.

6. Liquor Liability Insurance.

Liquor law legal liability insurance in the event of the sale, merchandising, transfer, exchange, serving, and furnishing or giving away of alcoholic beverages, upon or from the Premises for all usual business functions of Borrower.

7. Vehicle Liability Insurance.

Vehicle liability insurance covering owned, leased, hired, and non-owned vehicles used by Borrower, and its employees, agents, subsidiaries and affiliates, in the course of employment for Borrower.

8. Workers’ Compensation and Employer’s Liability Insurance.

Workers’ compensation insurance and employer’s liability insurance.

9. Umbrella/Excess Liability Insurance.

An umbrella or excess liability insurance policy which protects the interests of Borrower, its employees, agents, subsidiaries and affiliates, and including Agent, its employees, agents, subsidiaries and affiliates as their interests appear. This coverage shall provide no less than following-form coverage in excess of the underlying CGL, vehicle liability, liquor legal liability, and employers liability coverages required above.

10. Intentionally omitted.

11. Crime or Fidelity.

A fidelity or crime bond which insures against losses resulting from dishonest or fraudulent acts committed by employees and agents providing services for Borrower.

12. Terrorism Insurance.

The property, commercial general liability, workers’ compensation and umbrella insurance required above shall provide coverage for losses resulting from certified acts of terrorism as defined by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”), or

Schedule 7.11 - 3

its future translations and extensions, any subsequent statutes, amendments or modifications thereof or regulations promulgated thereunder, and, to the extent required by Agent, from non-certified acts of terrorism.

13. Waiver of Subrogation.

All policies shall contain a waiver of subrogation against Agent and its successors and/or assigns unless otherwise approved by Agent.

14. Elective Insurance Coverages.

Upon sixty (60) days’ notice, Agent may, acting reasonably, require higher limits of insurance or additional insurance coverage against other hazards for which insurance is obtainable and which at the time are commonly insured against in the case of similar properties at which similar activities are conducted within the geographic area of the Premises.

15. Hospitality Insurance.

Hospitality insurance to cover spa operations at the Premises.

16. Other Insurance.

Such other insurance usual to a hotel operation and in such amounts or as Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Premises located in or around the region in which the Premises is located.

B. BLANKET INSURANCE COVERAGE. The property insurance coverage required hereunder may be provided by a “blanket” insurance policy affording protection to multiple locations owned, operated by or affiliated with Borrower, provided, however that:

a)	any such “blanket” policy makes available to the Premises on a “per–occurrence” basis no less than the limit of protection, terms and conditions required in this agreement as though the insurance were provided on a stand-alone basis; and

b)	Agent shall have determined based on a review of the policy as well as a schedule of locations and values that the amount of such coverage is sufficient in light of the other risks and properties insured under the blanket policy.

C. DEDUCTIBLES AND SELF-INSURED RETENTIONS. Each of the insurance coverages required herein shall be arranged with deductibles and self-insured retentions subject to the reasonable approval of Agent. Notwithstanding the foregoing, the deductible for Windstorm shall not exceed 5% of the total insurance value of the property.

D. HOW THE AGENT SHOULD BE IDENTIFIED ON INSURANCE POLICIES. At a minimum, the primary property policy(ies) shall identify the Agent as set forth in clauses (a), (b) and (c) of this Section D. The excess property policy(ies) shall identify the Agent separately as in clauses (a), (b) and (c) of this Section D or on a “following form” basis.

Schedule 7.11 - 4

a)	The property insurance (including the property insurance for Premises undergoing construction or renovations described in paragraph (A)(1)(h) above) shall identify Agent under a non-contributing New York standard mortgagee clause or its equivalent satisfactory to Agent as “First Mortgagee” and “First Lender Loss Payee” with protection afforded to Agent as provided by ISO Form CP 12 18 06 95 (Loss Payable Provisions) or its equivalent and shall be otherwise reasonably satisfactory to Agent in form and content.

b)	Except as provided in clause (c) of this Section D below, the business income insurance coverages (including rental income and extra expense) shall identify the provide Agent with Lender’s Loss Payable/Loss Payee protection as “First Mortgagee” and “First Lender Loss Payee” with protection afforded to Agent as provided by ISO Form CP 12 18 06 95 (Loss Payable Provisions) or its equivalent.

c)	The Mortgagee and Lender’s Loss Payable clauses in the property policy shall specifically identify Crédit Agricole Corporate and Investment Bank as Agent’s interest in the real property, personal property, business personal property, business income, rental value and extra expense.

d)	Except as provided in clause (c) of this Section D above, the boiler and machinery/equipment breakdown insurance shall identify the Agent as “First Mortgagee” and “First Lender Loss Payee” with protection afforded to Agent as provided by ISO Form EB 00 20 09 07 (Equipment Breakdown Protection Coverage Form) or its equivalent, including application to the business income and extra expense insurance, and shall be otherwise reasonably satisfactory to Agent in form and content.

e)	The CGL and umbrella/excess liability insurance policies shall identify the Agent as an “Additional Insured-Mortgagee” with protection afforded to Agent as provided by ISO Form CG 20 18 11 85 (Additional Insured – Mortgagee, Assignee or Receiver) or its equivalent.

f)	The commercial fidelity or crime bond shall identify Agent as “Loss Payee” with protection afforded to Agent as provided by ISO Form CR 20 15 03 00 (Joint Loss Payable) or its equivalent.

g)	Agent shall be referred to verbatim as follows:

“Crédit Agricole Corporate and Investment Bank as Agent, its successors and/or assigns ATIMA

Attn: Caryl Bogardus DePalma

1301 Avenue of the Americas

New York, NY 10019”

E. INSURER RATINGS. Each insurance carrier providing insurance required hereunder shall be financially sound and authorized to do business in the jurisdiction in which the Premises is located and have, notwithstanding its parent’s or any reinsurer’s rating, a current

Schedule 7.11 - 5

financial strength rating of “A” or better with Standard & Poor’s or a financial strength/size rating of ‘A/X’ or better as maintained by A.M. Best, or shall be otherwise reasonably acceptable to Agent. Notification of compliance with the aforementioned ratings shall be provided annually upon coverage renewal. However, Borrower shall notify Agent if at any time the carrier ratings fall below those required herein. All insurance provided for hereunder shall be obtained under valid and enforceable policies. Each policy shall provide that no change of title, tenant occupancy or use, physical damage, additional improvements or other factors shall affect the coverage afforded under such policy.

F. NOTICES, CHANGES AND RENEWALS.

a)	All policies shall state that the insurance carrier shall give Agent a minimum of thirty (30) days’ prior notice in the event of cancellation or termination and a minimum of thirty (30) days’ prior notice of non-renewal or material modification. Borrower shall give Agent at least thirty (30) days’ prior written notice of any non-renewal, cancellation, termination or material modification of any policies after the effective date should any insurance carrier not be required to provide said written notice as noted herein upon renewal of said policies.

b)	Borrower shall immediately report to Agent any increase in any deductible or limitation of coverage.

c)	Borrower shall promptly review all insurance policies, be acquainted with the contents of each insurance policy and be aware of the provisions in each requiring notice to insurers.

d)	Prior to Closing, and thereafter, no later than ten (10) Business Days prior to the expiration of any insurance policy required hereunder, Borrower shall deliver or cause to be delivered to Agent an ACORD Form 28, version 10/30 (for evidence of commercial property insurance) and ACORD Form 75 Binder (for all other insurance coverages required hereunder), or other evidence of the effectiveness of the renewal policies reasonably satisfactory to Agent, accompanied by evidence satisfactory to Agent of payment of the premiums due thereunder. Upon receipt of the required Mortgagee, Lender’s Loss Payee, Joint Loss Payee and Additional Insured-Mortgagee endorsements required herein, Borrower shall promptly deliver or cause to be delivered to Agent a copy of same. In addition, Borrower shall, together with the foregoing, deliver or cause to be delivered to Agent a summary schedule of the renewed insurance policies along with a schedule of total insurable value(s) and business income worksheet(s). Any evidence of insurance provided shall confer upon Agent the rights and privileges of Borrower as required hereunder.

e)	All original or true and attested copies of policies, binders or certificates shall identify Borrower as a Named Insured, and shall include the complete and accurate property address and shall bear the signature of the issuing insurance agent. Agent shall not be deemed by reason of the custody of any policies to have knowledge of the contents thereof.

Schedule 7.11 - 6

f)	Upon Agent’s request, Borrower shall deliver to Agent original or true and attested copies of all insurance policies required herein.

g)	If at any time Agent is not in receipt of written evidence satisfactory to Agent that all insurance policies required or requested pursuant hereto are in full force and effect, or if Borrower fails to maintain the insurance required hereunder after notice to Borrower, Agent shall have the right, but shall not be obligated, to take such action as Agent deems necessary to protect its interest in the Premises, including the obtaining of such insurance coverage as the Agent in its reasonable discretion deems appropriate. All premiums incurred by Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Agent upon demand and, until paid, shall be secured by the Deed of Trust and the other Loan Documents and shall bear interest at the Default Rate.

h)	In the event of a foreclosure of the Loan Documents (or any of them), or other transfer of title to the Premises in extinguishment in whole or in part of the Loan, all right, title and interest of Borrower in and to the policies then in force and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Agent or other transferee in the event of such other transfer of title.

Schedule 7.11 - 7

Schedule 7.11 Addendum A

Type of Insurance	Required Limit

1a - Property	All Risk or Special Form, 100% of Replacement Cost. For purposes of this Loan Agreement, “Replacement Cost” shall mean the actual cost to repair or replace the lost or damaged Improvements and Personal Property (as defined in the Mortgage) which shall be damaged or destroyed by reason of an insured loss, with property of a like kind and quality without a deduction for construction codes and ordinances, depreciation and normal wear and tear, and shall be in an amount satisfactory to Agent.

1b - Ordinance or Law	(i) Contingent coverage for undamaged portion of the premises: 100% of the Replacement Cost included within the limit of insurance applicable to coverage for the building or such other amount in Agent’s reasonable discretion, (ii) demolition and (iii) increased cost of construction; provided limit shall be 100% of the projected cost or otherwise reasonably satisfactory to Agent.

1c - Debris Removal	a) No less than $5,000,000 per occurrence.

1d - Business Income and Extra Expense (also applies to flood, earthquake, and other perils as applicable if under a separate policy)

Unless otherwise satisfactory to Agent,

a)      Minimum of 24 months’ projected business income including rental income and extra expense.

b)      Actual loss sustained on rental income and extra expense,

c)      Extended period of indemnity covering 12 months of additional projected business income from the date that the applicable property is repaired or replaced and operations are resumed.

If coverage is subject to a stated schedule of values, the business income value, including rental value and extra expense, on file with the underwriter(s) shall equal the required amounts during the restoration and extended indemnity periods as set forth herein.

d)      Ordinance or law - increased period of restoration endorsement

1e - Coinsurance	Must be waived (i.e., none); or policy must contain an agreed amount endorsement acceptable to Agent.

1f - Hail, Windstorm	If coverage for hail and windstorm is included within the “All Risk” Property policy, then the limit of protection shall be equal to the total insurable value of the property and be on terms consistent with those specified in Section 1a-e as applicable.

1g - Boiler and Machinery/Equipment Breakdown

a)      If the boiler and machinery/equipment breakdown coverage is included within the “All Risk” Property policy, then the limit of protection shall be equal to that specified in Section 1a above (including business income, rental income and extra expense).

b)      If coverage is provided by a separate boiler and machinery/equipment breakdown policy, and the Premises contains any steam objects, then the limit of protection shall be equal to that specified in Section 1a above (including business income, rental income and extra expense).

Schedule 7.11 - 1

Type of Insurance	Required Limit

c)      If coverage is provided by a separate boiler and machinery/equipment breakdown policy, and the Premises does not contain any steam objects, then the limit of protection shall be a minimum of $1,000,000 for property damage and business income (including rental income and extra expense), or otherwise as reasonably determined by the Agent.

2. Flood

a)      If coverage for flood is included within the “All Risk” Property policy, then the limit of protection shall be equal to that specified in Section 1a above or such other amount in Agent’s reasonable discretion.

b)      If coverage is provided by a separate insurance policy, the limit of protection shall be subject to the review and reasonable approval of the Agent.

3. Earthquake

a)      Areas of increased risk for earthquake include all of California, the New Madrid and Pacific Northwest Seismic Zones, and cities recognized by USGS as known earthquake regions.

b)      If coverage for earthquake is included within the “All Risk” Property policy, then the limit of protection shall be equal to that specified in Section 1a above or such other amount in Agent’s reasonable discretion.

c)      If coverage for earthquake is not included within the “All Risk” Property policy, and the Premises is located in a seismically active region, the limit of protection purchased shall be subject to the review and approval of the Agent.

4. Commercial General Liability

a)      General policy aggregate: $2,000,000

b)      Bodily injury/property damage per occurrence: $1,000,000

c)      Personal/advertising injury: $1,000,000 any one person or organization

d)      Products/completed ops aggregate: $2,000,000

If the policy covers multiple locations, a per-location aggregate limit is required and shall be endorsed onto the policy.

5. Garagekeeper’s Legal Liability	Not Applicable.

6. Host Liquor Liability	Subject to the same limits required in Section 4, Commercial General Liability

7. Vehicle Liability	$1,000,000 each accident, combined single limit for bodily injury and property damage

8. Worker’s Compensation and Employers Liability

a)      Worker’s compensation for not less than then statutory limits, and

b)      Employers liability insurance with minimum limits of at least $1,000,000 (i) each accident, bodily injury by accident; (ii) each employee, bodily injury by disease; (iii) policy limit, bodily injury by disease, or the higher minimum limits required by Borrower’s umbrella liability insurer.

9. Umbrella/Excess Liability	On a following-form basis, in an amount no less than $75,000,000 per occurrence and in the aggregate with a per location aggregate endorsement on the primary $25,000,000.

Schedule 7.11 - 2

Type of Insurance	Required Limit

10. Intentionally omitted

11. Crime or Fidelity	$3,000,000 per claim and aggregate

12. Terrorism	Full limits of insurance as specified in the property, commercial general liability, workers’ compensation and umbrella liability insurance required above for certified acts of terrorism as defined by TRIPRA or its future translations and extensions, any subsequent statute, amendments or modifications thereof or regulations promulgated thereunder for, and, to the extent required by Agent, for non-certified acts of terrorism.

13. Hospitality Insurance	$1,000,000 per occurrence and in the aggregate.

Schedule 7.11 - 3

Schedule 9.5

Assignment and Acceptance

This ASSIGNMENT AND ACCEPTANCE (this “Assignment”) made as of                     , 20     by and between [                                        ] (“Assignor”), as a Lender (as defined in the Loan Agreement (as defined below)), and                                          (together with its successors and assigns, “Assignee”). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Loan Agreement (as hereinafter defined).

WHEREAS, GREAT WOLF LODGE OF THE CAROLINAS, LLC, a Delaware limited liability company (“Borrower”), CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as agent for Lenders (in such capacity as agent, “Agent”) and the Lenders that are a party thereto, are parties to that certain Loan Agreement dated as of                     , 2011 (as the same may have been or may hereafter be amended, restated, extended or otherwise modified from time to time pursuant to the terms thereof, the “Loan Agreement”), pursuant to which Lenders have agreed to make, and Agent has agreed to administer, a loan to Borrower in the maximum principal amount of $56,000,000 (the “Loan”);

WHEREAS, Assignor is one of the “Lenders” under the Loan Agreement; and

WHEREAS, Assignor wishes to sell and assign to Assignee all of Assignor’s right, title and interest in and the portion of the Loan in an amount equal to [$            ], which constitutes         percent (        %) of Assignor’s interest in the entire Loan, together with all of Assignor’s right, title, and interest in the other Loan Documents in respect of such portion (the “Assigned Interest”).

NOW, THEREFORE, in consideration of ($[            ]) with respect to the Loan paid by Assignee to Assignor, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.	As of the date hereof, Assignor hereby sells, assigns, transfers and grants to Assignee, without recourse except as to the express representations and warranties made by Assignor herein, and Assignee hereby purchases and assumes, the Assigned Interest.

2.

Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other Loan Documents, or any other instrument or document furnished pursuant thereto, or any collateral security granted in connection therewith, if any, other than that, to Assignor’s knowledge, there is no adverse claim upon the Assigned Interest and that, to Assignor’s knowledge, the Assigned Interest is free and clear of any adverse claim; and (b) makes no representation or warranty and assumes no responsibility with respect to the

Schedule 9.5 - 1

financial condition of Borrower, any Guarantor, any of their respective Affiliates or any other obligor for the performance or the observance by Borrower, any Guarantor, any of their respective Affiliates or any other obligor of any of their respective obligations under the Loan Agreement, any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto.

3.	Assignee (a) represents and warrants to Agent and Lenders that it is an Eligible Assignee under the Loan Agreement and it is legally authorized to enter into this Assignment; (b) confirms that it has received copies of the Loan Agreement, together with copies of the financial statements delivered pursuant thereto, the other Loan Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (c) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in granting or withholding any consent or approval under the Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) confirms that Agent shall act as agent for Assignee and the other Lenders and shall take such action as agent on its behalf and to exercise such powers and discretion under the Loan Agreement, the other Loan Documents or other instruments or documents furnished pursuant hereto or thereto as are delegated to Agent by the terms thereof; and (e) agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender.

4.	Assignor represents and warrants that (a) to Assignor’s knowledge, the current outstanding principal amount of the Loan is Dollars ($ ), (b) Assignor has not previously assigned, pledged, transferred or hypothecated all or any portion of the Assigned Interest and (c) it is legally authorized to enter into this Assignment.

5.	From and after the date hereof, (a) Assignee shall be a party to the Loan Agreement and, to the extent of the Assigned Interest in the Loan, shall have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) Assignor shall relinquish its rights as a Lender and be released from its obligations as a Lender under the Loan Documents and to the Loan with respect to the Assigned Interest (but not otherwise).

6.	The address of Assignee to which notices under the Loan Documents shall be sent is:

Schedule 9.5 - 2

Attn:

Telephone:
Facsimile:

with copies similarly delivered to:

Attn:

Telephone:
Facsimile:

7.	This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

8.	This Assignment may be executed in any number of counterparts, with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together and constitute one agreement.

Schedule 9.5 - 3

IN WITNESS WHEREOF, the parties have duly executed this Assignment as of the day and the year first above written.

ASSIGNOR:

[ ]

By:
Name:
Title:

By:
Name:
Title:

Commitment (following this Assignment [and the other assignments by Assignor being executed contemporaneously herewith]): $

ASSIGNEE:

By:
Name:
Title:

Commitment: $

Schedule 9.5 - 4

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as agent for Lenders signs below for the sole purpose of consenting to

this Assignment. Such consent is not, and shall

not be construed to be, a consent or waiver to any

other assignment or any other provision of any

Loan Document. Agent shall retain all of its respective

rights under the Loan Documents.

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as agent for Lenders

By:
Name:
Title:

By:
Name:
Title:

Schedule 9.5 - 5